$140,000,000


                                  PAMIDA, INC.

                   11 3/4% Senior Subordinated Notes Due 2003

                                 ---------------

     THE 11 3/4% SENIOR SUBORDINATED NOTES DUE 2003 (THE "NOTES") OFFERED HEREBY WERE ISSUED BY PAMIDA, INC., A DELAWARE CORPORATION ("PAMIDA" OR THE "COMPANY"), IN MARCH 1993 PURSUANT TO A REGISTERED PUBLIC OFFERING (THE "ORIGINAL OFFERING") OF $140,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE NOTES. INTEREST ON THE NOTES IS PAYABLE SEMI-ANNUALLY ON MARCH 15 AND SEPTEMBER 15 OF EACH YEAR, COMMENCING SEPTEMBER 15, 1993, AT THE RATE OF 11 3/4% PER ANNUM. THE NOTES ARE REDEEMABLE, IN WHOLE OR IN PART, AT THE OPTION OF THE COMPANY, ON OR AFTER MARCH 15, 1998, AT THE REDEMPTION PRICES SET FORTH HEREIN PLUS ACCRUED INTEREST.

     IN THE EVENT OF A CHANGE OF CONTROL (AS DEFINED), THE COMPANY IS OBLIGATED TO MAKE AN OFFER TO PURCHASE ALL OUTSTANDING NOTES AT A REDEMPTION PRICE OF 101% OF THE PRINCIPAL AMOUNT THEREOF PLUS ACCRUED INTEREST. SEE "DESCRIPTION OF NOTES--CHANGE OF CONTROL." IN ADDITION, THE COMPANY IS OBLIGATED IN CERTAIN INSTANCES TO MAKE OFFERS TO PURCHASE NOTES AT A REDEMPTION PRICE OF 100% OF THE PRINCIPAL AMOUNT THEREOF PLUS ACCRUED INTEREST WITH THE NET CASH PROCEEDS OF CERTAIN SALES OR OTHER DISPOSITIONS OF ASSETS.

     THE NOTES ARE GENERAL UNSECURED OBLIGATIONS OF THE COMPANY, ARE SUBORDINATED IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS OF THE COMPANY (WHICH IS LIMITED TO INDEBTEDNESS UNDER THE COMPANY'S CREDIT AGREEMENT, AS DEFINED) AND RANK pari passu WITH OR SENIOR IN RIGHT OF PAYMENT TO ALL OTHER EXISTING AND FUTURE INDEBTEDNESS OF THE COMPANY. THE COMPANY HAS NOT ISSUED, AND HAS NO PRESENT PLANS OR ARRANGEMENTS TO ISSUE, ANY INDEBTEDNESS WITH RESPECT TO WHICH THE NOTES ARE OR WOULD BE SENIOR IN RIGHT OF PAYMENT. AS OF FEBRUARY 2, 1997, APPROXIMATELY $57.1 MILLION OF SENIOR INDEBTEDNESS (EXCLUDING LETTERS OF CREDIT) WAS OUTSTANDING.

     THE NOTES ARE UNCONDITIONALLY GUARANTEED (THE "GUARANTEE") ON A SENIOR SUBORDINATED BASIS BY THE COMPANY'S PARENT, PAMIDA HOLDINGS CORPORATION ("HOLDINGS"). THE GUARANTEE IS SUBORDINATED TO THE GUARANTEE BY HOLDINGS OF THE COMPANY'S OBLIGATIONS UNDER THE CREDIT AGREEMENT BUT SENIOR TO THE SUBORDINATED INDEBTEDNESS OF HOLDINGS. THE GUARANTEE IS SECURED BY A PLEDGE OF ALL OF THE COMMON STOCK OF THE COMPANY, WHICH IS THE ONLY SIGNIFICANT ASSET OF HOLDINGS. SUCH STOCK IS ALSO PLEDGED TO SECURE THE GUARANTEE BY HOLDINGS OF THE COMPANY'S OBLIGATIONS UNDER THE CREDIT AGREEMENT. THE PLEDGE SECURING THE GUARANTEE BY HOLDINGS OF THE COMPANY'S OBLIGATIONS UNDER THE CREDIT AGREEMENT RANKS PRIOR TO THE PLEDGE SECURING THE GUARANTEE. HOLDINGS HAS NO MATERIAL OPERATIONS OF ITS OWN AND CURRENTLY HAS NO SOURCE OF CASH OTHER THAN DIVIDENDS AND CERTAIN OTHER PAYMENTS FROM THE COMPANY; ACCORDINGLY, IF HOLDINGS WERE CALLED UPON TO HONOR THE GUARANTEE, IT IS UNLIKELY THAT IT WOULD HAVE FUNDS AVAILABLE FOR SUCH PURPOSE.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE NOTES.

                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


     This prospectus is to be used by Citicorp Securities, Inc. ("CSI") in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. CSI or its affiliates may act as principal or agent in such transactions.


                                ---------------

                            CITICORP SECURITIES, INC.

                                 ---------------

                   The date of this Prospectus is May 16, 1997


     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR CITICORP SECURITIES, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SENIOR SUBORDINATED NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SENIOR SUBORDINATED NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ---------------

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Available Information....................................................    1
Incorporation of Certain Documents by Reference..........................    2
Risk Factors.............................................................    4
The Company and Holdings.................................................   10
Ratio of Earnings to Fixed Charges.......................................   12
Use of Proceeds..........................................................   12
Description of Notes.....................................................   12
Description of Certain Indebtedness......................................   47
Plan of Distribution.....................................................   50
Legal Matters............................................................   51
Experts..................................................................   51
Prospectus Appendix......................................................   52

                             AVAILABLE INFORMATION

     Holdings and Pamida are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports (and, in the case of Holdings, proxy and information statements) and other information filed by Holdings or Pamida with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, and at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements (in the case of Holdings), and other information regarding Holdings and Pamida; the address of such Web site is http://www.sec.gov. Reports, proxy statements and other information relating to Holdings also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which exchange the Common Stock of Holdings is listed.

     The Company and Holdings have filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Notes offered hereby and the Guarantee. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is hereby made to the Registration Statement, which may be obtained from the Public Reference Section of the Commission at the address set forth above. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Indenture relating to the Notes requires the Company to file periodic reports and other information pursuant to the informational requirements of the Exchange Act referred to above, regardless of the number of persons holding Notes.

     The Company will furnish holders of the Notes with annual financial statements that have been examined and reported upon, with an opinion expressed by, an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish such other reports as it may determine to be appropriate or as may be required by law. Both the Company and Holdings maintain their principal executive offices at 8800 "F" Street, Omaha, Nebraska 68127 (telephone (402) 339-2400).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company and by Holdings pursuant to the Exchange Act are incorporated herein by reference:

1. The Annual Report of the Company on Form 10-K for the fiscal year ended February 2, 1997.

2. The Annual Report of Holdings on Form 10-K for the fiscal year ended February 2, 1997.

     Each of the above-referenced documents is included in the appendix (the "Prospectus Appendix") which forms a part of this prospectus and is being delivered to each recipient of this prospectus.

     All other reports filed by the Company or Holdings pursuant to the Exchange Act since the filing of their respective Form 10-K Annual Report for the fiscal year ended February 2, 1997, also are incorporated herein by this reference. The Company and Holdings will provide without charge to each person, including any beneficial owner of the Notes, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of such reports; such request should be directed to the Company or Holdings at their address or telephone number appearing in the preceding section of this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 ---------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  RISK FACTORS

     Prospective purchasers of the Notes should carefully consider the risk factors set forth below, as well as all other information contained in this Prospectus, in evaluating an investment in the Notes.

HIGH LEVERAGE; LIQUIDITY

     Pamida is highly  leveraged.  At February 2,  1997, Pamida had consolidated
indebtedness   of   approximately   $233.3 million   as  compared  to  a  common
stockholder's deficit of approximately ($59.2) million.

     Pamida will require substantial cash flow to meet its interest and principal repayment obligations under the Notes, the Credit Agreement (as defined) and its other debt obligations. See "Description of Notes" and "Description of Certain Indebtedness." For the fiscal year ended February 2, 1997, Pamida had a ratio of earnings to fixed charges of 1.12, and Holdings had an excess of fixed charges over earnings of $1,350,000. See "Ratio of Earnings to Fixed Charges."

     In the past, Pamida has relied upon funds from operations and borrowings under its bank credit facilities to fund its business activities and meet its debt service obligations. The ability of Pamida to make principal and interest payments on the Notes and its other debt obligations will be dependent largely upon the results of Pamida's future business operations. Pamida's business operations are subject to and affected by economic conditions and other factors, many of which are beyond its control. The highly leveraged position of Pamida and the restrictive covenants contained in the Indenture and in the instruments governing its other debt obligations could limit Pamida's ability to withstand competitive pressures or adverse economic conditions.

RANKING

     The Notes are general unsecured obligations of the Company and subordinated in right of payment to all Senior Indebtedness of the Company (which is limited to indebtedness under the Credit Agreement, as defined). As of February 2, 1997, approximately $57.1 million of Senior Indebtedness (excluding letters of credit) was outstanding.

     The Company's indebtedness under the Credit Agreement is secured by all of the Company's current assets (including inventory) and by liens on certain real estate interests and other property of the Company, and the Company may grant securityinterests in or liens on its other assets and property to further secure its obligations under the Credit Agreement.

     The Guarantee of the Notes by Holdings is subordinated in right of payment to the guarantee by Holdings of the obligations of the Company under the Credit Agreement. See "Description of Notes -- Guarantee and Pledge Agreement." The Guarantee of the Notes is secured by a pledge of all of the common stock of the Company; however, the guarantee by Holdings of the obligations of the Company under the Credit Agreement is secured by a first and prior security interest in the common stock of the Company which ranks ahead of any security interest in such stock securing the Guarantee of the Notes.

     In the event of bankruptcy, liquidation or reorganization of the Company or Holdings, as the case may be, the assets of the Company or Holdings, as the case may be, will be available to pay obligations on the Notes and the Guarantee, respectively, only after all Senior Indebtedness of the Company or Holdings, as the case may be, has been paid in full; and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes or Guarantee then outstanding.

OPERATING AND FINANCIAL RESTRICTIONS

     The Credit Agreement contains provisions imposing substantial operating and financial restrictions on the Company. Certain provisions of the Credit Agreement require the maintenance of specified amounts of Consolidated Tangible Net Worth and Consolidated Working Capital and the achievement of specified minimum amounts of Consolidated Adjusted Cash Flow, as such terms are defined in the Credit Agreement. The Credit Agreement currently requires the Company to have Consolidated Tangible Net Worth of $70,000,000 through May 3, 1998, $75,000,000 from May 4, 1998, through May 2, 1999, and $80,000,000 thereafter.
The definition of Consolidated Tangible Net Worth in the Credit Agreement includes, as an addition to the specified net book value of the assets of the Company and its subsidiaries, indebtedness of the Company and its subsidiaries (including but not limited to the Notes) which is subordinated in right of payment to the payment in full of all obligations under the Credit Agreement on terms and conditions acceptable to the agent for the lenders under the Credit Agreement. The Credit Agreement currently requires the Company to have Consolidated Working Capital of $22,500,000 through May 3, 1998, $27,500,000 from May 4, 1998, through May 2, 1999, and $32,500,000 thereafter.
The Credit Agreement currently requires the Company to have Consolidated Adjusted Cash Flow of not less than negative $10,500,000 for each fiscal quarter ending on or about April 30, negative $9,500,000 for each two fiscal quarters, cumulatively, ending on or about July 31, negative $6,500,000 for each three fiscal quarters, cumulatively, ending on or about October 31, and $3,500,000 for each four fiscal quarters, cumulatively, ending on or about January 31. The Credit Agreement gives the agent for the lenders the right to establish the general criteria for inventory advance rates and to determine, in its discretion, the amounts to be loaned to the Company from time to time. In addition, the Credit Agreement requires the Company to maintain a cash collateral account into which the proceeds of sales of the Company's inventory will be deposited daily and applied to service the Credit Agreement on a daily basis. Other restrictions in the Credit Agreement and those provided under the Indenture affect, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments in subsidiaries. The Credit Agreement limits the Company to not more than $12,000,000 of capital expenditures (other than capitalized lease payments) in any fiscal year, with a carryover to future fiscal years of any portion of such maximum amount which is not expended in a particular fiscal year. The ability of the Company to satisfy the foregoing requirements and comply with the foregoing restrictions will depend upon prevailing economic conditions and other factors, including factors beyond the control of the Company, such as interest rates. A failure by the Company to comply with any of these or other requirements or restrictions could lead to a default under the terms of the Credit Agreement or the Indenture and give the lenders under the Credit Agreement or the holders of the Notes the right to declare all of the funds borrowed pursuant thereto to be immediately due and payable together with accrued and unpaid interest. The insecurity (without further definition) of the lenders or their agent with respect to the obligations of the Company under the Credit Agreement or with respect to the collateral for such obligations also may constitute an event of default under the Credit Agreement and result in an acceleration of the Company's obligations under the Credit Agreement. Any such default on the Company's indebtedness would be likely to have a material adverse effect on the Company and on the market value and marketability of securities issued by the Company, including the Notes. At February 2, 1997, the Company was in compliance with all applicable covenants then contained in the Credit Agreement and the Indenture. The Credit Agreement was amended on March 17 and May 8, 1997, and now contains the Consolidated Tangible Net Worth, Consolidated Working Capital, and Consolidated Adjusted Cash Flow requirements described in this paragraph for periods after that date. See "Description of Certain Indebtedness -- Credit Agreement."

LIMITED ASSETS AND LIQUIDITY OF HOLDINGS

     Holdings has guaranteed the payment of amounts due under the Notes. Holdings has no material operations of its own, and its only significant asset is the common stock of the Company which has been pledged on a first priority basis to secure the obligations of the Company under the Credit Agreement. Holdings currently has no source of cash other than dividends and certain other payments from the Company. Accordingly, if Holdings were called upon to honor the Guarantee, it is unlikely that it would have funds available for such purpose. If permitted by applicable corporate law, the Company presently intends to make periodic dividend payments to Holdings to enable Holdings to pay cash dividends on its preferred stock. Certain outstanding promissory notes of Holdings (the "Holdings Notes") do not presently require or permit the payment of interest on such notes in cash. However, subject to certain restrictions in the Indenture as well as in the instruments governing the Company's other debt obligations, at some future time the Company also may pay dividends to Holdings to enable Holdings to pay interest in cash on the Holdings Notes. See
"Description  of  Notes  --  Certain  Covenants"  and  "Description  of  Certain
Indebtedness -- Holdings Promissory Notes." To the extent that Holdings is unable to obtain cash sufficient to meet its cash dividend requirements with respect to its preferred stock and any cash interest requirements with respect to the Holdings Notes, Holdings may be in noncompliance or default under the instruments reflecting such obligations. An event of noncompliance with respect to the payment of cash dividends on the preferred stock of Holdings may result in an increase in the applicable dividend rate on such preferred stock, and an event of default with respect to the payment of cash interest on the Holdings Notes may result in an increase in the applicable interest rate on and an acceleration of the maturity of the Holdings Notes. Holdings did not declare or pay the February 29, 1996, and subsequent quarterly dividends on its preferred stock because it had no funds with which to do so and, in any event, would have been prevented by applicable corporate law from making such declaration or payment; and the Company also is currently prevented by applicable corporate law from paying a dividend to Holdings. As a result of such nonpayment by Holdings, the cumulative dividend rate on the preferred stock of Holdings automatically has increased by one-half of one percent on each quarterly dividend payment date beginning February 29, 1996, and will increase by an additional one-half of one percent (up to a maximum aggregate increase of 5%) on each subsequent quarterly dividend payment date on which the Holdings preferred stock dividends are not paid currently on a cumulative basis.

COMPETITION

     Pamida operates in a highly competitive environment, competing with supermarkets, drug and specialty stores, mail-order and catalog merchants and, in some communities, department stores and other general merchandise retailers. Competitors consist both of independent stores and of regional and national chains, some of which have substantially greater resources than Pamida. The type and degree of competition and the number of competitors which Pamida's stores face vary significantly by market. Of Pamida's 148 stores operating at February 2, 1997, 29 stores encountered direct local competition from other major general merchandise retailers such as Wal-Mart, Kmart, Alco, ShopKo and Target. When such competitors enter a community where Pamida operates, there typically is an immediate adverse impact on the sales and profitability of the Pamida store in that community, and such adverse impact may continue indefinitely. In such cases, sales decline as some customers of the Company's store shift some or all of their purchases to the competitor's store; and profitability declines because of the reduced sales volume in the Company's store, lower gross margins resulting from the need for competitive price adjustments, and the Company's inability to reduce its store operating expenses in direct proportion to the decline in store sales. Because of the adverse impact of new competition in a community in which a Pamida store is located, in recent years the Company's business strategy has been to focus its store expansion program on communities with less likelihood of the entry of a new major competitor. However, there can be no assurance that in the future major competitors will not open additional stores in the Company's markets. See "The Company and Holdings."

EXPANSION PROGRAM

     Pamida currently plans to continue its program of new store openings during the next several years. Because Pamida intends to continue leasing most of its stores, any delays or other difficulties in the negotiation of satisfactory store leases or the inability on the part of prospective landlords to obtain financing for new store buildings may delay or interfere with such new store openings. In addition, there is no assurance that the sites which Pamida identifies for new store locations actually will be available to the Company; and various zoning, site acquisition, environmental, traffic, construction and other contingencies also may delay or prevent the opening of a new store in a particular location. There can be no assurance that any new stores which Pamida may open will be profitable. Certain of the restrictive covenants in the Credit Agreement or in the Indenture relating to the Notes, such as those which restrict the ability of the Company to incur indebtedness, encumber its property or makecapital expenditures or which impose certain restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may prevent the Company from pursuing its store expansion program at the rate that the Company desires.

RELATIONSHIP WITH SUPPLIERS

     Like most retailers, the Company depends upon the regular extension of credit from its suppliers to finance the acquisition of a portion of its inventory. Prior to the sale of the Notes and the implementation of the Credit Agreement in March 1993, because of the Company's highly leveraged financial position and conditions in the retail industry generally, Pamida experienced some reductions in or eliminations of the credit lines then made available to it by certain of its suppliers. However, since mid-1993 the Company generally has been able to obtain needed lines of credit from its suppliers. The Company believes, therefore, that the credit lines presently provided by its suppliers, together with its working capital credit facilities, will be adequate to finance its inventory purchases for the foreseeable future; but, because of the Company's financial position and because of conditions in the retail industry generally, there can be no assurance that this will continue to be the case.

ABSENCE OF PUBLIC MARKET

     There currently is no established trading market for the Notes. Pamida has been advised by CSI that CSI presently intends to make a market in the Notes. However, CSI is not obligated to do so, and any market-making activities with respect to the Notes may be discontinued at any time without notice. There can be no assurance that an active market for the Notes will exist at any particular time. If the Notes are traded, they may be traded at a discount from their face amount or the price paid for such Notes, depending upon prevailing interest rates, the market for similar securities and other factors. Pamida does not intend to list the Notes for trading on any securities exchange or on any automated dealer quotation system. No assurance can be given that a holder of Notes will be able to sell the Notes in the future or that such sale will be at a price equal to or higher than the price paid for such Notes. The level of activity in any market for the Notes will depend upon the number of holders of Notes, the continuing interest of securities dealers in making a market in the Notes and other factors. The absence of an active market for the Notes would adversely affect the liquidity of the Notes.

                            THE COMPANY AND HOLDINGS

     On January 19, 1996, the Company announced its intentionto close 40 stores located in unprofitable or highly competitive markets. Store closing sales began on January 29, 1996, and the Company completed all of such store closings during the second quarter of the fiscal year ended February 2, 1997.

     At February 2, 1997, Pamida operated 148 general merchandise retail stores located in 148 small towns (having an average population of approximately 5,500) in 15 Midwestern, North Central and Rocky Mountain states. Pamida's strategic objective is to be the dominant general merchandise retailer in the communities it serves. Excluding the Closed Stores, the Company believes that it holds the leading market position in 80% of the communities in which its stores are located.

     Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major general merchandise retailer and which the Company considers to be either too small to support more than one major general merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. At February 2, 1997, 119 of the Company's 148 stores faced no direct local competition from other major general merchandise retailers.

     The Company's stores average approximately 29,000 square feet of sales area and range in size from approximately 6,000 to 51,000 square feet of sales area. At February 2, 1997, Pamida's stores had an aggregate sales area of approximately 4,348,000 square feet.

     The Company was incorporated in Delaware in 1980. In January 1981 the Company, which then was owned by an employee stock ownership plan (the "ESOP"), acquired substantially all of the assets and assumed substantially all of the liabilities of a Nebraska corporation which previously had carried on the general merchandise retail business of Pamida described above. The Company's predecessor had been engaged in such business since 1963, and its stock was publicly owned and listed on the New York Stock Exchange at the time of the 1981 sale to the Company.

     In July 1986 Holdings acquired the stock of the Company from the ESOP, and the Company became a wholly owned subsidiary of Holdings. The only significant asset of Holdings is the common stock of the Company, and Holdings conducts no operations separate from those of the Company. An initial public offering of shares of Common Stock of Holdings occurred in September 1990, and the Common Stock of Holdings has been listed on the American Stock Exchange and publicly traded since then.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and Holdings:


                                     FISCAL YEARS ENDED
                   --------------------------------------------------------------------
                   January 31,   January 30,   January 29,   January 28,    February 2,
                      1993         1994          1995           1996          1997
                   -----------   -----------   -----------   ------------   -----------
PAMIDA, INC.:

Ratio of earnings         1.29          1.05          1.34             --          1.12
to fixed charges

Excess of fixed             --            --            --   $ 98,939,000            --
  charges over
  earnings

PAMIDA HOLDINGS
CORPORATION AND
SUBSIDIARY:

Ratio of earnings         1.15            --          1.18             --            --
to fixed charges

Excess of fixed             --   $ 2,114,000            --   $103,393,000   $ 1,350,000
  charges over
  earnings

                                 USE OF PROCEEDS

     This prospectus is being used by Citicorp Securities, Inc. in connection with offers and sales of the Notes in market-making transactions in the secondary trading market. Sales of Notes being offered by this market-making prospectus will not result in any proceeds to the Company or to Holdings.

                              DESCRIPTION OF NOTES

     The Notes were issued under an indenture dated as of March 15, 1993 (the "Indenture") among the Company, Holdings as guarantor and State Street Bank and Trust Company as trustee (the "Trustee"). A copy of the form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the

Indenture does not purport to be a complete statement of such provisions and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. While this summary does not discuss all of the provisions of the Indenture, the Company believes that the summary does contain information with respect to those provisions of the Indenture which a prospective purchaser of Notes might reasonably consider to be material to an investment decision with respect to the Notes. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

     The Notes were issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Notes may be presented for transfer at the office of an affiliate of the Trustee in the City of New York maintained for such purposes at 61 Broadway, New York, New York. Interest may be paid by wire transfer or check mailed to the person entitled thereto as shown on the register for the Notes. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The Notes are general unsecured obligations of the Company, limited to $140,000,000 aggregate principal amount, and will mature on March 15, 2003. Interest on the Notes accrues at the rate of 11 3/4% per annum and is payable semi-annually on each March 15 and September 15, commencing September 15, 1993, to the holders of record of Notes at the close of business on March 1 and September 1 immediately preceding such interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest accrues at the rate of 11 3/4% per annum.

REDEMPTION

     OPTIONAL REDEMPTION. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after March 15, 1998 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period beginning on March 15 of the years indicated below:


          Year                                        Percentage
          ----                                        ----------
          1998 . . . . . . . . . . . . . . . . . . .   105.875%
          1999 . . . . . . . . . . . . . . . . . . .   103.917%
          2000 . . . . . . . . . . . . . . . . . . .   101.958%
          2001 and thereafter. . . . . . . . . . . .   100.000%

     SELECTION AND NOTICE. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided, however, that no Note of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

     In the event of a Change of Control (the date of such occurrence, the "Change of Control Date"), the Company shall notify the holders of Notes in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date.

     Notice of a Change of Control Offer shall be mailed by the Company to the holders of Notes not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the business day next preceding the Change of Control Payment Date.

     The Company must comply with any tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which may then be applicable, including but not limited to Rule 14e-1, in connection with any Change of Control Offer required to be made by the Company as a result of a Change of Control.

GUARANTEE AND PLEDGE AGREEMENT

     The Notes are unconditionally guaranteed on a senior subordinated basis by Holdings. The obligations of Holdings under its Guarantee of the Notes is subordinated in right of payment to all existing and future Senior Indebtedness of Holdings (which is limited to the obligations of Holdings in respect of the Credit Agreement). See "Subordination" below.

     The obligations of Holdings under its Guarantee of the Notes is secured by a pledge of all the Common Stock of the Company. Such stock is also pledged to secure the obligations of Holdings under its guarantee of the Credit Agreement. The security interest securing the guarantee by Holdings of the Credit Agreement ranks prior to that securing Holdings' Guarantee of the Notes.

     The Indenture provides that Holdings may permit other Indebtedness to be secured by a Lien on the shares of Common Stock of the Company so long as such Lien ranks pari passu with or is subordinate in right of payment to the Lien securing the obligations of Holdings pursuant to its Guarantee of the Notes. Amendments to the Pledge Agreement necessary to permit the incurrence of such additional Indebtedness secured by the pledged stock and to add additional secured parties thereto may be made without the consent of the Trustee, provided that the Indebtedness owing to such secured party and the Liens securing such Indebtedness are permitted under the Indenture.

     Upon repayment of all Indebtedness under the Credit Agreement and any other Indebtedness then secured by the collateral under the Pledge Agreement, the Pledge Agreement may be terminated and the collateral thereunder released upon demand by Holdings. No such release of collateral under the Pledge Agreement will constitute a default under the Indenture. Subsequent to any such termination of the Pledge Agreement and release of collateral thereunder, Holdings shall not create, incur or suffer to exist any lien of any kind upon the Common Stock of the Company unless the Notes are equally and ratably secured by such lien.

SUBORDINATION

     The indebtedness of the Company evidenced by the Notes is subordinated in right of payment to all Senior Indebtedness of the Company. Only obligations of the Company under the Credit Agreement can constitute Senior Indebtedness with respect to the Notes. As of February 2, 1997, approximately $57.1 million of Senior Indebtedness (excluding letters of credit) was outstanding. The maximum principal amount of Senior Indebtedness is limited to the amount of Indebtedness permitted to be incurred under the Credit Agreement pursuant to clause (b) of "Limitation on Additional Indebtedness" discussed under "Certain Covenants" below.

     The Indenture provides that no payment or distribution of cash, property or securities of the Company (or of Holdings pursuant to the Guarantee) will be made on account of principal of, premium, if any, or interest on the Notes, or to defease or acquire any of the Notes, or on account of the redemption provisions of the Notes (a) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all Senior Indebtedness shall first be paid in full in cash or cash equivalents, or provisions for such payments have been duly made in a manner satisfactory to the holders of such

Senior Indebtedness or (b) upon the default in the payment of any principal of, premium, if any, or interest on or other amounts payable on or in connection with any obligations in respect of any Senior Indebtedness when such amounts become due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been cured or waived or has ceased to exist.

     Upon the happening of an event of default (or if an event of default would result upon any payment with respect to the Notes) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated (if the event of default relates to a default other than a default in the payment of principal of, premium, if any, or interest on or other amounts due in connection with such Senior Indebtedness) and upon receipt by the Trustee and the Company of written notice from the Senior Representative of such Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or the benefit of this sentence has been waived, no payment or distribution will be made by or on behalf of the Company on account of or with respect to the Notes; provided, that nothing in the above-described provision will prevent the making of any payment for a period of more than 179 days after the date written notice of the event of default is received by the Trustee or the Company (the "Payment Blockage Period"). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 365 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt of the notice initiating such Payment Blockage Period, and there must be a 180-consecutive-day period in any 365-consecutive-day period during which no Payment Blockage Period is in effect. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Senior
Indebtedness initiating such Payment Blockage Period may be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Senior Representative for or the holders of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of assets or securities of the Company (or of Holdings pursuant to the Guarantee) of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company or Holdings, as the case may be, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due with respect to all obligations in respect of Senior Indebtedness shall first be paid in full in cash or Cash Equivalents before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company (or by Holdings pursuant to the Guarantee) of the principal of, premium, if any, or interest on the Notes, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by or on behalf of the Company (or by Holdings pursuant to the Guarantee) of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets or securities of the Company (or of Holdings pursuant to the Guarantee) of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company (or by Holdings pursuant to the Guarantee) or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness. Nothing in the Indenture or in the Notes, however, affects the unconditional absolute obligations of the Company (or of Holdings pursuant to the Guarantee) to pay the principal of and interest on the Notes as and when they become due and payable in accordance with their terms.

     The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination" section will not be construed as preventing the occurrence of an Event of Default described in clause (i) or
(ii) of the first paragraph under "Events of Default" below.

     By reason of the subordination provisions described above, in certain events funds which would otherwise be payable to holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company and Holdings may be unable to fully meet their obligations with respect to the Notes and the Guarantee, respectively.

CERTAIN COVENANTS

     Set forth below are certain covenants which are contained in the Indenture. While the covenants which are discussed below do not include all of the covenants contained in the Indenture, the Company believes that the covenants which are discussed include those covenants which a prospective purchaser of Notes might reasonably consider to be material to an investment decision with respect to the Notes.

     LIMITATION ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or issue, directly or indirectly, or guarantee or in any manner become, directly or indirectly, liable for or with respect to the payment of any Indebtedness (including Acquired Indebtedness) except for:

          (a) Indebtedness under the Notes and the Indenture;

          (b) Indebtedness (including letters of credit) outstanding from time to time pursuant to the Credit Agreement in an amount not to exceed the aggregate of 90% of the net book value of the accounts receivable and 60% of the net book value of the inventory (on a FIFO basis) of the Company and its Subsidiaries, in each case calculated on a consolidated basis in accordance with GAAP;

          (c)  Indebtedness   not   otherwise   referred  to  in  this  covenant
               outstanding on the Issue Date (including standby letters of credit existing on the Issue Date);

          (d) Indebtedness if, immediately after giving pro forma effect to the incurrence thereof, the Fixed Charge Coverage Ratio of the Company would be greater than or equal to 2.25:1 on or prior to March 15, 1995 and 2.50:1 thereafter;

          (e) Indebtedness in respect of Interest Rate Protection Obligations incurred in the ordinary course of business;

          (f) Indebtedness or Disqualified Stock of a Wholly-Owned Subsidiary issued to and held by the Company or a Wholly-Owned Subsidiary or Indebtedness of the Company to a Wholly-Owned Subsidiary in respect of intercompany advances or transactions;

          (g) Indebtedness in connection with or arising out of Capitalized Lease Obligations or Purchase Money Indebtedness incurred after the Issue Date with respect to the acquisition or construction of assets by the Company after the Issue Date in the ordinary course of the Company's business;

          (h) contingent liabilities for (i) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business and (ii) guarantees by the Company of obligations or liabilities of its Subsidiaries permitted under the Indenture;

          (i) other Indebtedness that does not exceed $10,000,000 in the aggregate at any one time outstanding; and

          (j) any deferrals, renewals, extensions, replacements, refinancings or refundings of, amendments, modifications or supplements to, Indebtedness incurred under clauses (c) and (d) above, whether involving the same or any other lender or creditor or group of lenders or creditors; provided, that any such deferrals, renewals, extensions, replacements, refinancings, refundings, amendments, modifications or supplements (i) shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being deferred, renewed, extended, replaced, refinanced, refunded, amended, modified or supplemented, (ii) shall not exceed the principal amount (plus accrued interest and prepayment premium, if any) of the Indebtedness being deferred, renewed, extended, replaced, refinanced, refunded, amended, modified or supplemented; and

               (iii) shall be subordinated to the Notes at least to the extent and in the manner, if at all, that the Indebtedness being deferred, renewed, extended, replaced, refinanced, refunded, amended, modified or supplemented is subordinated to the Notes.

     LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. The Indenture provides that the Company shall not make and shall not permit any of its Subsidiaries to make any capital contributions, advances or loans to (including any guarantees of loans to), or investments in or purchases of Capital Stock in, any Person
(collectively, "Investments"), except: (i) Investments by the Company in any Wholly-Owned Subsidiary and Investments or loans in or to the Company or a Wholly-Owned Subsidiary by any Subsidiary (provided, that such Investments in any Wholly-Owned Subsidiary shall not exceed, individually or in the aggregate, 10% of the total assets of the Company and its Subsidiaries determined on a consolidated basis at the time such Investment is made); (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business; (iii) advances to employees in the ordinary course of business not to exceed an aggregate of $250,000 outstanding at any one time; (iv) Investments under or pursuant to Interest Rate Protection Obligations; (v) Investments in promissory notes in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding representing portions of the purchase prices of property sold or transferred by the Company or its Subsidiaries in connection with sale and lease-back transactions permitted by the Indenture or other asset sales permitted by the Indenture; (vi) Cash Equivalents; (vii) other Investments not to exceed $2,000,000 outstanding at any one time; and (viii) Investments permitted to be made under the "Limitation on Restricted Payments" covenant described below.

     LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (b) at the time of and after giving effect to such Restricted Payment, the Company could incur at least $1 of Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant; and

          (c) immediately after giving effect to such Restricted Payments, the aggregate of all Restricted Payments declared or made after January 31, 1993 through and including the date of such Restricted Payment (the "Base Period") does not exceed the sum of (i) 50% of the Company's Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the Base Period, and (ii) 100% of the aggregate Net Proceeds and the Fair Market Value of marketable securities and property received by the Company from the issue or sale, after January 31, 1993, of Capital Stock(other than Disqualified Stock) of the Company or of any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted, exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture;
(ii) the retirement of any shares of Capital Stock or subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Stock);
(iii) the redemption or retirement of subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Proceeds of the substantially concurrent incurrence of subordinated Indebtedness of the Company (other than any such subordinated Indebtedness owing to a Subsidiary of the Company) that is contractually subordinated in right of payment to the Notes and that is permitted to be incurred in accordance with the covenant described under "Limitation on Additional Indebtedness" above; (iv) Restricted Payments to Holdings after the third anniversary of the Issue Date in an amount necessary to meet the cash requirements of Holdings to pay scheduled interest and principal payments on the Promissory Notes at the time such interest and principal becomes due and payable; provided that the Fixed Charge Coverage Ratio of the Company and Holdings on a consolidated basis is greater than 2.0:1 at the time of and after giving pro forma effect to such Restricted Payment (as if such Restricted Payment were interest paid by the Company); (v) Restricted Payments to Holdings in an amount not to exceed $316,000 per year to meet the cash requirements of Holdings to pay scheduled dividend payments on the Holdings Preferred Stock at the time such dividend payments become due and payable; (vi) advances or dividends by the Company to Holdings to enable Holdings to payadministrative and operating expenses in an amount not to exceed $100,000 in any one fiscal year; and (vii) payments by the Company and its Subsidiaries in respect of their obligations pursuant to any tax-sharing agreement among the Company, any Subsidiary of the Company and Holdings; provided that such payments by the Company and its Subsidiaries do not exceed the amounts which would be payable by the Company and its Subsidiaries assuming the Company and its Subsidiaries paid the taxes subject to such tax-sharing agreement on a stand-alone basis. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, a Restricted Payment pursuant to clauses (iv), (v) and (vi) above shall not be permitted.

     In  determining  the  amount  of  Restricted  Payments   permissible  under
subparagraph  (c) above,  the amounts  expended  pursuant to clauses (i),  (ii),
(iv), (v) and (vi) above shall be included as Restricted Payments.

     LIMITATION ON LIENS. The Indenture provides that the Company shall not, and shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired by it, except for:

          (a)  Liens existing as of the Issue Date;

          (b)  Permitted Liens;

          (c) Liens on the assets or property of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary's becoming a Subsidiary of the Company; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the property or assets of the Subsidiary so acquired);

          (d) Liens securing obligations of the Company and its Subsidiaries in respect of the Credit Agreement;

          (e) any Lien securing Capitalized Lease Obligations and Purchase Money Indebtedness, provided that such Capitalized Lease Obligations and Purchase Money Indebtedness are incurred in compliance with the "Limitations on Additional Indebtedness" covenant and provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets subject to such Capitalized Lease Obligations and Purchase Money Indebtedness;

          (f) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and which are made on customary and usual terms applicable to similar properties;

          (g) Liens securing Indebtedness which is incurred to refinance or replace Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced or replaced under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced or replaced, except to the extent permitted under (d) above;

          (h) Liens securing reimbursement obligations under letters of credit but only in or upon the goods, the purchase of which was financed by such letters of credit; and

          (i) other Liens securing obligations which may be discharged by the payment in the aggregate at any one time of not more than $15,000,000.

     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause or create any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by the Company or a Subsidiary of the Company, (b) make any loans or advances to, or pay any Indebtedness owed to, the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of (i) the Notes or the Indenture, (ii) any restrictions existing under or contemplated by agreements in effect on the Issue Date, including, without limitation, restrictions under the Credit Agreement, (iii) any restrictions, with respect to a Subsidiary of the Company that is not a Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Subsidiary of the Company (but not created in contemplation of such Person becoming a Subsidiary) and (iv) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i), (ii) or (iii) above, provided that the terms and conditions of any such restrictions are not materially less favorable in the aggregate to the holders of the Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness being refinanced or replaced.

     LIMITATION ON SALE-LEASEBACK TRANSACTIONS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction unless either (i) after giving effect to such Sale-Leaseback Transaction, the aggregate sale prices with respect to the property subject to all Sale-Leaseback Transactions consummated by the Company and its Subsidiaries after the Issue Date will not exceed $10,000,000 or (ii) the Indebtedness in the form of Capitalized Lease Obligations resulting from such Sale-Leaseback Transaction is then permitted to be incurred pursuant to clause (i) of the covenant described under "Limitations on Additional Indebtedness" above. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into Sale-Leaseback Transactions if (i) after giving pro forma effect to any such Sale-Leaseback Transaction, the Company shall be in compliance with paragraph (d) of the covenant described under "Limitation on Additional Indebtedness" above, (ii) the sale price in such Sale-Leaseback Transaction is at least equal to the Fair Market Value of such property, and (iii) the Company or such Subsidiary shall apply the Net Cash Proceeds of the sale as provided under "Disposition of Proceeds of Asset Sales" below, to the extent required by such provision.

     DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless (a) such Asset Sale is for Fair Market Value, (b) the net proceeds therefrom consist of at least 85% cash or Cash Equivalents and (c) the Company shall commit to apply or to cause its Subsidiaries to apply the Net Cash Proceeds of such Asset Sale within 270 days of receipt thereof, and shall apply such Net Cash Proceeds within 360 days of receipt thereof, as follows:

          (i) first, to satisfy all mandatory repayment obligations under the Credit Agreement;

          (ii) second, out of any Net Cash Proceeds remaining after application of Net Cash Proceeds pursuant to the preceding paragraph (i) (the "Available Amount"), the Company shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Available Amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, that the Company will not be required to apply pursuant to this paragraph (ii) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are committed in writing to be applied to acquire or construct property or assets in lines of business related to the Company's and its Subsidiaries' businesses within 270 days after the consummation of such Asset Sale and are so applied within 360 days after the consummation of such Asset Sale, and, provided further, that the Company may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales consummated in any consecutive four fiscal quarters (at which time the entire unutilized Available Amount from the immediately preceding four fiscal quarters, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph). The Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent the Asset Sale Offer is not fully subscribed to by the holders of the Notes, the Company may retain any unutilized portion of the Net Cash Proceeds.

     Whenever Net Cash Proceeds in excess of $5,000,000 resulting from one or more Asset Sales consummated in any consecutive four fiscal quarters are received by the Company and not applied to acquire or construct property or assets in lines of business related to the Company's and its Subsidiaries' businesses, as provided in the preceding paragraph, and such Net Cash Proceeds may, through the passage of time or otherwise, be required to be applied to the purchase of Notes pursuant to this covenant, the Company shall invest such Net Cash Proceeds in Cash Equivalents. The Company or its relevant Subsidiary, as applicable, shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

     OWNERSHIP OF STOCK OF WHOLLY-OWNED SUBSIDIARIES. The Indenture provides that the Company shall at all times maintain, or cause each Material Subsidiary to maintain, ownership of 100% of each class of voting securities and all other equity securities of each Material Subsidiary existing on the Issue Date, except for any Material Subsidiary that shall be disposed of in its entirety or consolidated or merged with or into the Company or another Subsidiary, in each case in accordance with the provisions described below under "Consolidation, Merger, Conveyance, Transfer or Lease" and above under "Disposition of Proceeds of Asset Sales."

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company shall not, and the Company shall not permit, cause, or suffer any Subsidiary of the Company to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any Affiliate of the Company or any of its Subsidiaries or any holder of 5% or more of any class of Capital Stock of the Company (each an "Affiliate Transaction"), except in good faith and on terms that are, in the aggregate, no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other market value in excess of $500,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has, in good faith, determined that such transaction complies with the foregoing provisions. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to customary directors' fees, consulting fees, indemnification and similar arrangements and employee salaries and bonuses and to transactions between the Company and any of its Wholly-Owned Subsidiaries or among Wholly-Owned Subsidiaries of the Company.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Company shall not consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons in a single transaction or through a series of transactions, unless after giving effect thereto: (a) the Company shall be the continuing Person, or the resulting, surviving or transferee Person (the "surviving entity") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; (c) immediately before and immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions, have a Consolidated Net Worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions, the Company or the surviving entity could incur $1 of Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant above; (f) Holdings by supplemental indenture shall have confirmed that its Guarantee and its obligations under the Pledge Agreement shall apply to such surviving entity's obligations under the Indenture and the Notes; (g) all of the Capital Stock of the Company or such surviving entity shall be pledged to the same extent as provided in the Indenture and Pledge Agreement; (h) the Company or the surviving entity shall have delivered to the Trustee an Officer's Certificate stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to such transaction or series of transactions have been satisfied; and (i) neither the Company nor any Subsidiary would thereupon become obligated with respect to any Indebtedness, nor any of its property become subject to any Lien, unless the Company or such Subsidiary could incur such Indebtedness or create such Lien under the Indenture. If the Company is permitted by the Indenture to consummate a transaction described in this paragraph, the Indenture does not provide any protection from a decline in credit quality as a result of such transaction.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture:

          (i) default in the payment of any interest on the Notes when it becomes due and payable or of the principal of or premium, if any, on the Notes pursuant to an offer to purchase required under the Indenture, and the continuance of any such default for a period of 30 days; or

          (ii) default in the payment of the principal of or premium, if any, on the Notes when due and payable (other than by reason of a default in payment upon an offer to purchase); or

          (iii) the Guarantee ceases to be in full force and effect; or

          (iv) default in the performance, or breach, of any covenant in the Indenture, the Guarantee (other than defaults specified in clause
               (i) or (ii) above) or the Pledge

               Agreement, and the continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

          (v) failure by the Company, any of its Material Subsidiaries or Holdings to perform any term, covenant, condition or provision of one or more classes or issues of other Indebtedness in an aggregate principal amount of $5,000,000 or more, which failure results in an acceleration of the maturity thereof; or

          (vi) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in an aggregate amount, not adequately covered by insurance shall be entered against the Company, any of its Material Subsidiaries or Holdings or any of their respective properties and shall not be discharged, and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (vii)certain events of bankruptcy or insolvency with respect to the Guarantor, the Company or any Material Subsidiary shall have occurred; or

          (viii) the Pledge Agreement shall cease to be in full force and effect (other than pursuant to the terms thereof) or shall cease to give the Trustee in any material respect the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, the security interest in and Lien on all of the Collateral (as defined in the Pledge Agreement), to the extent provided for in the Indenture or in the Pledge Agreement) in favor of the Trustee for the benefit of the Holders subject to no other Liens (except as permitted by the Pledge Agreement).

     If an Event of Default (other than an Event of Default  specified in clause
(vii) above with respect to the Company) occurs and is continuing, then the holders of at least 25% in principal amount of the outstanding Notes may, by written notice to the Company and the Trustee, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding Notes shall declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable immediately. Upon any such declaration such principal, premium, if any, and accrued interest shall become due and payable immediately. If an Event of Default specified in (vii) occurs with respect to the Company and is continuing, then the principal of, premium, if any, and accrued interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding Notes may, by written notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than non-payment of principal of and accrued interest on the Notes that has become due solely as a result of such acceleration and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or a provision which cannot be modified or amended without the consent of all holders.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee does not commence and diligently pursue the remedy addressed in such request within 20 days after receipt of such notice and offer and the Trustee has not within such 20-day period received directions inconsistent with such written request from holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or accrued interest on such Note on or after the due date expressed in such Note.

     During the existence of an Event of Default known to a Trust Officer of the Trustee, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered the Trustee reasonable indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

DEFEASANCE

     The Company may at any time terminate all of its obligations with respect to the Notes ("legal defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain agencies in respect of the Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes issued under the Indenture ("covenant defeasance"). In order to exercise either legal defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the holders of the Notes, money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of an opinion as to certain tax matters; provided that the subordination provisions of the Indenture permit payments with respect to the Notes and that such deposit will not result in a default under the Credit Agreement or other Indebtedness of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to certain surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to the redemption provisions of the Indenture and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption and
(ii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; provided that the subordination provisions of the Indenture permit payments with respect to the Notes and that such deposit will not result in a default under the Credit Agreement. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

     From time to time the Company, when authorized by a Board Resolution, and the Trustee may, without the consent of the holders of the Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount outstanding, extend the fixed maturity or alter the redemption provisions of the Notes, (ii) change the currency in which any Notes or any premium or accrued interest thereon is payable, (iii) reduce the percentage in principal amount outstanding of Notes necessary for consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Notes or the Pledge Agreement, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) upon the occurrence of a Change of Control or an Asset Sale, alter the Company's obligation to purchase Notes in accordance with the Indenture or waive any default in the performance thereof, (viii) release Holdings from its obligations under the Guarantee, the Indenture or the Pledge Agreement, or (ix) affect the ranking of the Notes; provided, however, that any amendment which adversely affects the
holders   of  Senior   Indebtedness   must  have  the   consent  of  the  Senior
Representative.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with an Asset Acquisition of such Person, including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such Person's becoming a Subsidiary of the Company or such acquisition.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others or otherwise) or purchase or acquisition of Capital Stock by the Company or any of its Subsidiaries to or in any other Person, in either case as a result of which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (including by means of sale-leaseback) or other disposition to any Person other than the Company or a Subsidiary of the Company, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or asset of the Company or any Subsidiary of the Company, in each case other than inventory in the ordinary course of business and obsolete equipment and other than isolated transactions which do not exceed $500,000 individually. For the purposes of this definition, the term "Asset Sale" shall not include (i) sales of Cash Equivalents which are reinvested in Cash Equivalents within 30 days of such sale, (ii) sales of receivables not a part of a sale of the business from which they arose or any disposition of properties and assets of the Company or any Subsidiary that is governed under and complies with the "Consolidation, Merger, Conveyance, Transfer or Lease" covenant described above or (iii) exchanges of properties and assets of the Company or any Subsidiary for similar properties and assets of any Person other than the Company or a Subsidiary of the Company.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP; and, for the purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits, according to its most recent published annual report of condition, of not less than $250,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency.

     "Change of Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of Holdings to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than an Affiliate of Holdings, (ii) the merger or consolidation of Holdings with or into another corporation with the effect that the then existing shareholders of

Holdings hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation in such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors of Holdings, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election as a member of the Board of Directors was previously so approved, (iv) a Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Holdings representing 30% or more of the combined voting power of the then outstanding securities of Holdings ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors or (v) Holdings fails to own a majority of the combined voting power of the outstanding voting stock of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if one or more of the above events occur or circumstances exist and, after giving effect thereto, the Notes are rated BBB- or better by Standard & Poor's Corporation or Baa3 or better by Moody's Investors Service, Inc.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of the following items of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (i) all United States Federal, state and foreign income taxes paid or accrued (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) all interest expense paid or accrued in accordance with GAAP (net of any interest income and including amortization of original issue discount and the interest portion of deferred payment obligations); (iii) depreciation; (iv) amortization, including, without limitation, amortization of capitalized debt issuance costs; (v) increases (or minus any decreases) in the LIFO reserve; and
(vi) any other non-cash
charges to the extent deducted from Consolidated Net Income (including non-cash expenses recognized in accordance with Financial Accounting Standards Bulletin Number 106).

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "Other Person") in which the Person in question or any of its Subsidiaries has a joint interest with a third party (which interest does not allow the net income of such Other Person to be consolidated into the net income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question that is subject to any contractual restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded and (d) extraordinary gains and losses shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person at any date of determination, the consolidated stockholders' equity represented by the shares of such Person's Capital Stock (other than Disqualified Stock) outstanding at such date, as determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" means the Loan and Security Agreement dated as of March 30, 1993, by and among Congress Financial Corporation (Southwest) and BA Business Credit Inc. as Lenders, Congress Financial Corporation (Southwest) as
agent for the Lenders, and the Company and Seaway Importing Company as the Borrowers providing for working capital and other financing, as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any deferral, refinancing, renewal, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the maturity date of the Notes.

     "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

     "Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (i) Consolidated Cash Flow of such Person for the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Fixed Charge Coverage Ratio (the "Transaction Date") to (ii) all cash and non-cash interest expense (including capitalized interest) of such Person and its Subsidiaries determined in accordance with GAAP (net of any interest income of such Person and its Subsidiaries and exclusive of deferred financing fees of such Person and its Subsidiaries) and the aggregate amount of cash dividends or other distributions declared or paid on Capital Stock (other than Common Stock) of such Person and its Subsidiaries, in each case for such four full fiscal quarter period. For purposes of this definition, if the Transaction Date occurs prior to the date on which the Company's consolidated financial statements for the four full fiscal quarters subsequent to the Issue Date are first available, then "Consolidated Cash Flow" and the items referred to in the preceding clause
(ii) shall be calculated, in the case of the Company, after giving effect on a pro forma basis as if the Notes outstanding on the Transaction Date were issued on the first day of such four-full-fiscal-quarter period. In addition to and without limitation of the foregoing two sentences, for purposes of this definition, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Subsidiaries at any time during the period (the "Reference Period") (A) commencing on the first day of the four-full-fiscal-quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period; provided, that if such Person or any of its Subsidiaries directly or indirectly guarantees
Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Sales, as if such Asset Sale or Asset Acquisition and/ or retirement occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "Fixed Charge Coverage Ratio,"
(1) subject to clause (3) below, interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;
(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate based upon a factor of a prime or similar rate shall be deemed to have been in effect; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "GAAP" means generally accepted accounting principles in effect on the Issue Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

     "Guarantee" means the guarantee of the Notes by Holdings.

     "Holdings Preferred Stock" means the 16 1/4% Senior Cumulative Preferred Stock, $1.00 par value, and 14 1/4% Junior Cumulative Preferred Stock, $1.00 par value, of Holdings.

     "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument, letter of credit or draft accepted (including a purchase money obligation) representing extensions of credit whether or not representing obligations for borrowed money or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or services (other than property or services purchased on ordinary trade terms therefor) which purchase price is payable over a period in excess of six months or is evidenced by a note, invoice or similar written instrument with a maturity in excess of six months; (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions, replacements, refinancings and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Junior Subordinated Promissory Notes" means the 14.25% Junior Subordinated Promissory Notes Due 2001 of Holdings.

     "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, hypothecation, assignment for security or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

     "Material Subsidiary" means a Subsidiary of the Company which would constitute a "significant subsidiary" of the Company within the meaning of Regulation S-X of the Securities and Exchange Commission. For purposes of the Indenture, Pamida Transportation Company and Seaway Importing Company shall be deemed to be Material Subsidiaries of the Company.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations with respect to Indebtedness are financed or sold with recourse to the Company or any of its Subsidiaries) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (ii) provisions for all taxes payable as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the assets subject to such Asset Sale (including retirements of Indebtedness under the Credit Agreement) to the extent required pursuant to the terms of such Indebtedness; and (iv) appropriate amounts to be provided by the Company or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means (a) in the case of any sale of Capital Stock (other than Disqualified Stock) by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the Fair Market Value thereof, as determined in good faith by the Board of Directors of the Company, at the time of receipt), (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind of the Company for or into shares of Capital Stock of the Company which is not Disqualified Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares, and less all expenses incurred by the Company in connection therewith) and (c) in the case of the issuance of any Indebtedness by the Company, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred therewith.

     "Permitted Liens" means, with respect to any Person, any lien arising by reason of (a) any attachment, judgment, decree or order of any court, so long as such lien is being contested in good faith and is either adequately bonded or execution thereon has been stayed pending appeal or review and any appropriate legal proceedings which may have been duly initiated for the review of such attachment, judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance; (d) security for the performance of tenders, bids, leases and contracts (other than contracts for the payment of money); (e) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business; (f) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (g) any interest or title of a lessor under any lease; (h) security for surety or appeal bonds; and (i) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Pledge Agreement" means the Holdings Pledge Agreement providing, among other things, that the obligations of Holdings in respect of the Guarantee shall be secured under the Pledge Agreement.

     "Promissory  Notes"  means  the  Senior   Subordinated   Promissory  Notes,
Subordinated Promissory Notes and Junior Subordinated Promissory Notes.

     "Public Offering" means the first offer and sale to the public by Holdings or the Company of shares of any class of the Capital Stock (other than Disqualified Stock) of Holdings or the Company pursuant to a registration statement declared effective by the Securities and Exchange Commission after the Issue Date.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Subsidiary (i) issued to finance or refinance (including any extensions or renewals) the purchase or construction of any assets of the Company or any Subsidiary or

(ii) secured by a Lien on any assets of the Company or any Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case (a) to the extent the purchase or construction costs for such assets are or should be included in "additions to property, plant and equipment" in accordance with GAAP, (b) if the purchase or construction of such assets is not part of the acquisition of a Person or business unit and (c) so long as the aggregate principal amount of such Indebtedness does not exceed the lesser of cost or Fair Market Value of the assets so purchased or constructed.

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness which is subordinated in right of payment to the Notes (other than Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and (iv) the making of any Investment in any Person other than pursuant to clauses (i) through (vii) of the "Limitation on Investments, Loans and Advances" covenant described above.

     "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

     "Senior Indebtedness" means, at any date, all obligations of the Company under the Credit Agreement, including obligations to pay principal, premium, if any, and interest (including, in the case of the following sentence only, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding). Notwithstanding the foregoing, the maximum principal amount of Senior Indebtedness permitted to be incurred is the amount of Indebtedness permitted to be incurred under the Credit Agreement pursuant to clause (b) of "Limitation on Additional Indebtedness" above, and any Indebtedness under the Credit Agreement in excess of such amount shall not be Senior Indebtedness. Senior Indebtedness shall not include Indebtedness which is subordinated or junior in right of payment to any other Indebtedness of the Company.

     "Senior Representative" means any agent, trustee or other representative of the holders of any Senior Indebtedness, and if there is no such agent, trustee or other representative with respect to any such Senior Indebtedness, "Senior Representative" shall mean, collectively, the holders of at least a majority in dollar amount of such Senior Indebtedness.

     "Senior Subordinated Promissory Notes" means the 13.5% Senior Subordinated Promissory Notes Due 2001 of Holdings.

     "Subordinated Promissory Notes" means the 14% Subordinated Promissory Notes Due 2001 of Holdings.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person.

     "Wholly-Owned Subsidiary" means any Subsidiary of the Company, 100% of the Capital Stock of which (other than shares of

Capital Stock representing any director's qualifying shares or investments by foreign nationals mandated by applicable law) is owned by the Company, by a Wholly-Owned Subsidiary of the Company or by the Company and a Wholly-Owned Subsidiary of the Company.


                       DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain terms of the Credit Agreement and of certain promissory notes of Holdings. For more complete information regarding the Credit Agreement and the promissory notes of Holdings, reference is made to the Credit Agreement and the agreements and instruments governing such
promissory  notes,   copies  of  which  have  been  filed  as  exhibits  to  the
Registration Statement and which are incorporated by reference herein. The descriptions contained herein of such agreements and instruments do not purport to be complete and are qualified in their entirety by the provisions thereof; however, the Company believes that the matters discussed or referred to in such descriptions are those matters which a prospective purchaser of Notes might reasonably consider to be material to an investment decision with respect to the Notes.

CREDIT AGREEMENT

     On March 30, 1993, Pamida entered into a Loan and Security Agreement with Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc. (then known as BA Business Credit Inc.) under which new revolving credit facilities (including letter of credit facilities) in an aggregate amount of up to $60,000,000 were established (the "Credit Agreement"). Such credit facilities replaced certain previously existing bank credit facilities. On January 23, 1995, such amount was increased to $80,000,000 by an amendment of the Credit Agreement; on January 28, 1996, at the Company's request, such amount was decreased to $70,000,000 by an amendment of the Credit Agreement; and on March 17, 1997, such amount was increased to $95,000,000 by an amendment of the Credit Agreement.

     The Credit Agreement presently has a term extending to March 31, 2000, and loans thereunder bear interest at a rate which is tied either to the applicable prime rate or to the applicable London Interbank Offered Rate, generally at the Company's discretion. The amounts which the Company is permitted to borrow under the Credit Agreement are determined by a formula based upon the amount of the Company's eligible inventory from time to time and are subject to the discretion of the agent for the lenders.

     Obligations of the Company under the Credit Agreement are secured by security interests in all of the current assets (including inventory) of the Company and by liens on certain real estate interests and other property of the Company, and the Company may grant security interests in or liens on its other assets and property to further secure its obligations under the Credit Agreement. Holdings and two subsidiaries of the Company (Pamida Transportation Company and Seaway Importing Company) have guaranteed payment and performance of the Company's obligations under the Credit Agreement and have pledged some or all of their respective assets (including the stock of the Company owned by Holdings) to secure such guarantees.

     See "Investment Considerations -- Operating and Financial Restrictions" and "Description of Notes -- Guarantee and Pledge Agreement" for other important information concerning the Credit Agreement.

HOLDINGS PROMISSORY NOTES

     At February 2, 1997, Holdings had outstanding approximately $4.9 million principal amount of 13.5% Senior Promissory Notes, approximately $13.5 million principal amount of 14% Subordinated Promissory Notes and approximately $10.1 million principal amount of 14.25% Junior Subordinated Promissory Notes (collectively, the "Holdings Notes"). The Senior Promissory Notes originally were to mature on August 31, 2001, the Subordinated Promissory Notes originally were to mature on September 30, 2001 and the Junior Subordinated Promissory Notes originally were to mature on December 31, 2001; as discussed below, the maturity of the Holdings Notes has been extended for two years. Except as described in the following paragraph, interest on the Holdings Notes is payable quarterly in cash at the rates indicated above, but such rates are subject to increase as provided in the Holdings Notes in the event a default (as defined in the Holdings Notes) occurs.

     On December 18,  1992,  the  Holdings  Notes were amended to provide that, effective as of December 1, 1992, and continuing thereafter until certain then existing bank credit facilities had terminated and all obligations thereunder were paid in full, Holdings was to pay interest on the Holdings Notes in kind (rather than in cash) by increasing the principal amount of each note on the applicable quarterly interest payment date by the amount of accrued interest then being paid in kind. Thereafter, for a specified period, Holdings may, at its option, continue to pay interest on the Holdings Notes in kind; following such period, Holdings may pay interest on the Holdings Notes in kind only with the consent of the holder or holders of more than 50% of the aggregate principal balances of the respective note issues then outstanding. Interest paid in kind accrues at a rate which, in each case, is two percentage points higher than the applicable cash interest rate. The effect of the Credit Agreement is to require Holdings to continue in-kind interest payments on the Holdings Notes. Accordingly, the interest rates currently applicable to the Senior Promissory Notes, the Junior Promissory Notes, and the Junior Subordinated Promissory Notes are, respectively, 15.5%, 16%, and 16.25%. The Indenture restricts the Company's ability to pay dividends to Holdings for the purpose of enabling Holdings to pay cash interest on the Holdings Notes. Pursuant to an agreement between Holdings and the holder of a majority of the principal amount of the Holdings Notes, effective March 30, 1993, the Holdings Notes were subordinated to the Guarantee and the maturity of the Holdings Notes was extended by two years.

     The  Senior  Promissory  Notes of  Holdings  are  subordinated  in right of payment, to the extent set forth in such notes, to the prior payment of or provision for all amounts then due under Holdings' guarantees of Pamida's obligations under the Credit Agreement and under the Notes and all renewals, extensions, deferrals, restructurings, amendments, replacements and modifications thereof. The Subordinated Promissory Notes of Holdings are subordinated in right of payment, to the extent set forth in such notes, to the prior payment of the amounts referred to in the preceding sentence and also to the prior payment of the principal of and interest on the Senior Promissory Notes of Holdings. The Junior Subordinated Promissory Notes of Holdings are subordinated in right of payment, to the extent set forth in such notes, to the prior payment of the amounts referred to in the first sentence of this paragraph and also to the prior payment of the principal of and interest on the Senior Promissory Notes and the Subordinated Promissory Notes of Holdings.

     The following holder of Holdings Notes has a material relationship with the Company and/or Holdings:

                                                     Approximate principal
                    Affiliation with the             amount of Holdings Notes
                    COMPANY AND/OR HOLDINGS          AS OF MARCH 1, 1997
399 Venture         399 Venture Partners, Inc.       $3,769,605 of Senior
Partners, Inc.      is an affiliate of Citicorp      Promissory Notes,
                    Securities, Inc., underwriter    $10,220,446 of
                    of the Original Offering of      Subordinated Promissory
                    The Notes offered by this        Notes and $10,546,315 of
                    prospectus.  M. Saleem           Junior Subordinated
                    Muqaddam is a director of        Promissory Notes
                    Holdings and a Vice President
                    of 399 Venture Partners, Inc.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by Citicorp Securities, Inc. ("CSI") in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. CSI may act as principal or agent in such transactions. CSI has no obligation to make a market in the Notes and may discontinue market-making activities at any time without notice at its sole discretion. The Notes are not listed on any stock exchange nor are they quoted on any automated quotation system.

     CSI acted as underwriter of the Original Offering of the Notes and received underwriter discounts and commissions totalling $4.2 million.

     399 Venture Partners, Inc., an affiliate of CSI, owns common stock of Holdings which represents approximately 18.13% of the aggregate common equity of Holdings.

     M. Saleem Muqaddam, a director of Holdings, is a Vice President of Citicorp Venture Capital, Ltd. and 399 Venture Partners, Inc., which are affiliates of CSI.

                                  LEGAL MATTERS

     Certain legal matters regarding the Notes have been passed upon for Pamida and Holdings by Abrahams, Kaslow & Cassman, Omaha, Nebraska.

                                     EXPERTS

     The financial statements and schedule of Pamida and Holdings as of February 2, 1997, and January 29, 1995, and for the years then ended included in the following Prospectus Appendix have been audited by Deloitte & Touche LLP, independent auditors, to the extent stated in its reports which are included in the following Prospectus Appendix and have been so incorporated in reliance upon the reports of such firm given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedule of Pamida and Holdings as of January 28, 1996, and for the year then ended included in the following Prospectus Appendix have been audited by Coopers & Lybrand L.L.P., independent auditors, to the extent stated in its reports which are included in the following Prospectus Appendix and have been so incorporated in reliance upon the reports of such firm given upon the authority of such firm as experts in accounting and auditing.

                                 ---------------

                               PROSPECTUS APPENDIX

                        TO PROSPECTUS DATED May 16, 1997

                                 ---------------

                                  $140,000,000

                                  PAMIDA, INC.

                            11 3/4% SENIOR SUBORDINATED
                                 NOTES DUE 2003


     This Prospectus Appendix contains the following documents which are required to be delivered with each copy of the Prospectus:

* The Annual Report of the Company on Form 10-K for the fiscal year ended February 2, 1997.

* The Annual Report of Holdings on Form 10-K for the fiscal year ended February 2, 1997.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 10-K


                     Annual Report Pursuant to Section 13 or
                  15(d) of the Securities Exchange Act of 1934


                   For the fiscal year ended February 2, 1997
                         Commission File Number 33-57990



                                  PAMIDA, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                    47-0626426
   (State or other jurisdiction of            (IRS Employer Identification
    incorporation or organization)                      Number)

       8800 "F" Street, Omaha, Nebraska                  68127
   (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: (402) 339-2400

     Securities Registered Pursuant to Section 12(b) of the Act:

                                      NONE

     Securities Registered Pursuant to Section 12(g) of the Act:

                                      NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES X NO

      Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date:

                                                        Outstanding at
               Class of Stock                           April 15, 1997
               --------------                           --------------
                Common Stock                             1,000 shares







                                     PART I
ITEM 1. BUSINESS.

      FORWARD-LOOKING STATEMENTS.

      This 10-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this 10-K contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.

      GENERAL.

      Pamida, Inc. (the "Company" or "Pamida") was incorporated in Delaware in 1980. In January 1981 the Company, which then was owned by an employee stock ownership plan (the "ESOP"), acquired substantially all of the assets and assumed substantially all of the liabilities of a Nebraska corporation which previously had carried on the mass merchandise retail business of the Company described below. The Company's predecessor had been engaged in such business since 1963, and its stock was publicly owned and listed on the New York Stock Exchange at the time of the 1981 sale to the Company.

      In July 1986 Pamida Holdings Corporation ("Holdings") acquired the stock of the Company from the ESOP, and the Company became a wholly owned subsidiary of Holdings. The only significant asset of Holdings is the common stock of the Company, and Holdings conducts no operations separate from those of the Company. An initial public offering of shares of Common Stock of Holdings occurred in September 1990, and the Common Stock of Holdings has been listed on the American Stock Exchange and publicly traded since then.

      On January 19, 1996, the Company announced its intention to close 40 stores located in unprofitable or highly competitive markets. Store closing sales began on January 29, 1996, and the Company completed all of such store closings during the second quarter of the fiscal year ended February 2, 1997. References in this Form 10-K to the "40 Closed Stores" mean such 40 stores.

      STORES.

      At February 2, 1997, Pamida operated 148 mass merchandise retail stores located in 148 small towns (having an average population of approximately 5,500) in 15 Midwestern, North Central and Rocky Mountain states. Pamida's strategic objective is to be the dominant mass merchandise retailer in the communities it serves. The Company believes that it holds the leading market position in over 80% of the communities in which its stores are located.

      Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major mass merchandise retailer and which the Company considers to be either too small to support more than one major mass merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. At February 2, 1997, 119 of the Company's 148 stores faced no direct local competition from other major mass merchandise retailers.

      The Company's stores average approximately 29,000 square feet of sales area and range in size from approximately 6,000 to 51,000 square feet of sales area. At February 2, 1997, Pamida's stores had an aggregate sales area of approximately 4,348,000 square feet.

      The following table indicates the states in which Pamida's stores were located as of February 2, 1997:

STATE                                                                    TOTAL
-----                                                                    -----
Minnesota.................................................................  29
Iowa......................................................................  26
Nebraska..................................................................  15
Wisconsin.................................................................  14
Michigan.................................................................   12
Ohio.....................................................................   10
Wyoming...................................................................   9
North Dakota..............................................................   7
South Dakota..............................................................   7
Montana...................................................................   7
Indiana...................................................................   4
Kansas....................................................................   3
Kentucky .................................................................   2
Illinois..................................................................   2
Missouri .................................................................   1
                                                                           ---
                                                                           148
                                                                           ===

      The following tables show the number of the Company's store openings, relocations and closings and the aggregate year-end store sales area by fiscal year since fiscal 1993:


                                                           Fiscal Year Ended
                                               1997   1996   1995   1994   1993
                                               ----   ----   ----   ----   ----
Beginning of year ...........................   144    184    173    178    178
Stores opened in new markets ................     6      7     17      8      9
Stores relocated in existing markets ........     2      3      -      -      -
Stores closed ...............................    (4)   (10)    (6)   (13)    (9)
                                               ----   ----   ----   ----   ----
End of year .................................   148    184    184    173    178
  Less 40 Closed Stores .....................          (40)
                                                       ---
                                                       144
                                                       ===

                                                         Fiscal Year Ended
                                               1997   1996   1995   1994   1993
                                               ----   ----   ----   ----   ----
Square feet of store sales area
  at year-end (in millions) ...............    4.35   5.22   5.09   4.68   4.75
Less 40 Closed Stores .....................          (1.09)
                                                      ----
                                                      4.13
                                                      ====

      Pamida regularly evaluates all of its stores and from time to time closes stores which no longer meet its standards for sales, profitability, selling area or other applicable criteria.

      STORE EXPANSION PROGRAM.

      Pamida's store expansion program is subject to the Company's ability to negotiate satisfactory leases, to the ability of prospective landlords to obtain financing for new store buildings and to various zoning, site acquisition, environmental, traffic, construction and other contingencies. Three new stores, two of which are replacement stores, are expected to commence operations this year.

      Pamida has identified numerous communities which are potential sites for the Company's prototype stores and in which Pamida believes it can achieve a leading market position, although there is no assurance that Pamida will open stores in such communities or on any particular time schedule.

      In October 1996 the Company agreed to lease a new 200,000 square foot distribution facility to be located in Lebanon, Indiana. Construction of this new facility is underway, and the facility is expected to be completed and operational during the second quarter of the current year.

      Pamida believes that its existing distribution facilities (including the new Lebanon, Indiana facility), senior and middle management staff and corporate infrastructure are sufficient to accommodate the Company's anticipated growth.

      The Company typically invests approximately $1,450,000 to $1,750,000 in a new prototype store. Such expenditures consist primarily of approximately $1,000,000 to $1,200,000 for the initial store inventory, a portion of which is financed by vendor trade credit, and approximately $450,000 to $550,000 for store fixtures and equipment. Because of the redeployment of store fixtures and equipment from the 40 Closed Stores to new stores, the Company expects store fixture and equipment expense to be limited to approximately $250,000 per new store for fiscal 1998. In most cases, building and land costs of approximately $1,450,000 to $1,750,000 per store are financed by unaffiliated developers who lease the real estate to Pamida. To expedite the construction process, Pamida occasionally may construct stores on sites which it acquires, with the expectation that it subsequently will enter into sale-leaseback transactions with respect to such stores with unaffiliated investors.

      SALES AND MERCHANDISING.

     Pamida's merchandising policy is to provide customers with one-stop family shopping convenience and to feature nationally advertised brand-name products as well as some private-label merchandise at attractive prices. Pamida operates its stores on a self-service, primarily cash-and-carry basis and runs weekly advertised promotions throughout the year. All of Pamida's stores accept bank credit cards, which accounted for 14.2% of total store sales during the fiscal year ended February 2, 1997.

      Pamida's typical customers are price-conscious families across the income spectrum. To effectively serve such customers, the Company's stores are open seven days a week for an average of at least 75 hours per week.

      Pamida's two basic merchandise divisions are softlines and hardlines. The softlines division includes men's, women's, children's and infants' clothing, footwear, accessories and jewelry. The hardlines division includes categories such as health and beauty aids, automotive accessories, housewares, cleaning supplies, hardware, paint, sporting goods, toys, stationery, small appliances and electronic items, videos, compact discs and tapes, lawn and garden supplies, linens and other domestics, cameras and accessories, pet supplies and some food and candy items.

     The Company currently owns and operates pharmacies in 41 of its larger stores, and eight of Pamida's other stores contain prescription pharmacies leased to and operated by independent pharmacists. The pharmacies have proved to be effective in building customer loyalty and attracting customers who are likely to purchase other items in addition to prescription drugs. Pamida intends, whenever feasible in light of regulatory and personnel considerations and where space permits, to include a pharmacy in each of its new prototype stores and to add pharmacies to existing stores.

      During the fiscal year ended February 2, 1997, the hardlines division accounted for approximately 72% of Pamida's total sales, while the apparel division and the pharmacies accounted for 23% and 5%, respectively, of Pamida's total sales.

      Among the methods that the Company employs to build customer loyalty and satisfaction are weekly advertised specials, competitive pricing, clean and orderly stores, friendly well-trained personnel, a liberal return policy and a wide variety of special customer services (such as wheelchairs for the elderly and handicapped, restroom facilities and water fountains, seating benches, speedy check-out lanes and expedited check cashing and raincheck and layaway processing) offered under various customer-oriented themes such as "We Care" and "We're Listening". Pamida places special emphasis on maintaining a strong in-stock position in all merchandise categories, particularly with respect to sale items.

      Pamida's business, like that of most other mass merchandise retailers, is seasonal. First quarter sales (February through April) are lower than sales during the other three fiscal quarters, while fourth quarter sales (November through January) in recent years have increased to approximately 30% of the full year's sales and normally involve a greater proportion of higher margin merchandise.

      ADVERTISING AND PROMOTION.

      The Company's extensive advertising primarily utilizes colorful weekly circulars developed by a centralized advertising department at Pamida's headquarters. Such circulars advertise brand-name and other merchandise at significant price reductions and are inserted into local newspapers or mailed directly to customers. Pamida also uses local shoppers publications and coupon books. During fiscal 1997, Pamida spent approximately $11,618,000 (net of promotional allowances provided by vendors) on advertising, which represented approximately 1.8% of fiscal 1997 sales.

      PURCHASING AND DISTRIBUTION.

      Pamida maintains a centralized buying, merchandising and store planning staff at its executive offices. The merchandising department includes two general merchandise managers, five hardlines divisional merchandise managers and three apparel divisional merchandise managers. Each of the divisional merchandise managers supervises from five to seven buyers. Members of the Company's experienced buying staff regularly attend major trade shows, visit both domestic and overseas markets and meet with vendor representatives at the Company's headquarters.

      The merchandise in the Company's stores is purchased from over 3,000 primary manufacturers and suppliers and numerous other vendors. Centralized purchasing enables Pamida to more effectively control inventory shrinkage and to take advantage of promotional programs and volume discounts offered by certain vendors. The Company continuously seeks to optimize merchandise costs, including promotional allowances offered by its suppliers. Pamida also has centralized the management of returned merchandise, which enables the Company to most effectively secure vendor credits and refunds with respect to such merchandise.

      The Company's point-of-sale data capture equipment located in its stores provides current information to Pamida's buyers to assist them in managing inventories, effecting prompt reorders of popular items, eliminating slow-selling merchandise and reducing markdowns.

      Seaway Importing Company, a wholly owned subsidiary of Pamida, Inc., imports a wide variety of merchandise, including sporting goods, pet supplies, toys, electronic items, apparel, hair care items, painting supplies, automotive items and hardware, for sale in Pamida's stores.

      During fiscal 1997, approximately 76% of Pamida's merchandise was supplied to the stores through Pamida's own distribution centers, while the remaining merchandise was supplied directly to the stores by manufacturers or distributors.

      COMPETITION.

     The mass merchandise retail business is highly competitive. The Company's stores generally compete with supermarkets, drug and specialty stores, mail order and catalog merchants and, in some communities, department stores and other mass merchandise retailers. Competitors consist both of independent stores and of regional and national chains, some of which have substantially greater resources than the Company. The type and degree of competition and the number of competitors which Pamida's stores face vary significantly by market.

     Pamida believes that the principal areas of competition in the mass merchandise retail industry are store location, price, merchandise variety and quality and customer service, although numerous other factors also affect the competitive position of any particular store. Among the methods that the Company employs to build customer loyalty and satisfaction are weekly advertised specials, competitive pricing, clean and orderly stores, friendly well-trained personnel, a liberal return policy and a wide variety of special customer services offered under themes such as "We Care" and "We're Listening".

     Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major mass merchandise retailer and which may be either too small to support more than one major mass merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. The Company believes that, in terms of sales, it is the leading mass merchandise retailer in over 80% of the communities in which its stores are located.

     At February 2, 1997, 119 of Pamida's 148 stores were located in communities in which there was no direct local competition from other major mass merchandise retailers. As of that date, Kmart, Alco, Wal-Mart, Target and ShopKo had stores in 16, 11, 6, 2 and 1 communities, respectively, where Pamida stores are located; however, because some of these communities have more than one of such competitors, only 29 Pamida stores face direct local competition from such retail chains. In recent years the Company's business strategy has been to focus its store expansion program on communities with less likelihood of the entry of a new major competitor, but there can be no assurance that in the future major competitors will not open additional stores in the Company's markets.

      Merchandise prices generally are established on a zone basis at Pamida's executive offices, although store managers are given discretion to adjust prices of key items to meet local competition and to match a competitor's advertised prices. Zone pricing allows the Company to establish prices at different levels in different trade territories, based primarily on competitive conditions within such territories, rather than having a uniform pricing structure throughout the entire chain. Pamida conducts a continuous program of competitor price comparisons that enables the Company to make merchandise price adjustments, when necessary, to assure that the Company maintains a competitive position.

      EMPLOYEES.

     As of February 2, 1997, Pamida had approximately 5,700 employees, of whom approximately 2,800 were full-time and 2,900 were part-time. The number of employees varies on a seasonal basis. None of Pamida's employees are represented by a labor union, and the Company believes that its relations with its employees are good.

      At February 2, 1997, the average length of service of the Company's management staff was as follows:

                                                        Average
                                                         Years
                                             Number     of Service
                                             ------     ----------
Top Management                                  2          15.3
Senior Vice Presidents and Vice Presidents     16           5.7
District Managers                              12          20.3
Pharmacy District  Supervisors                  3           4.9
Store Managers                                148          10.7
Pharmacy Managers                              41           3.1

      Pamida's human resources department is responsible for company-wide salary and wage administration, as well as all benefit-plan administration. The human resources department works closely with store operations in the development and administration of Pamida's store-level employee training programs. In addition, Pamida has an ongoing program for the development of management personnel to fill positions in all facets of the Company's operations and makes a concerted effort to identify and train potential successors for all of its key middle and senior managers.

ITEM 2.  PROPERTIES.

      At February 2, 1997, the Company owned 20 of its 148 store buildings, while its remaining 128 stores operated in leased premises. A substantial majority of the Company's leases have renewal options, with approximately 49% of the leases having unexpired current terms of five years or more. The following table provides information relating to the remaining lease terms for the Company's leased stores at February 2, 1997:

             Lease Expiring                   Number of Leased Stores
           During the Period(1)                       2/02/97

            1/97 to 12/98                                 5
            1/99 to 12/00                                 5
            1/01 to 12/02                                10
            1/03 to 12/04                                 8
              After 12/04                               100
                                                        ---
              Total                                     128
                                                        ===

---------------
(1) Includes renewal options.

      Pamida's management believes that the physical condition of the Company's stores generally is very good. All of the Company's stores are continuously updated to conform to Pamida's operating and merchandising standards.

      The Company's general offices and one of its two distribution centers are located in a 215,000 square foot building in Omaha, Nebraska, owned by the Company. This facility contains approximately 135,000 square feet of warehouse space and approximately 80,000 square feet of office space.

      Pamida's   primary   distribution   center  is  a  336,000   square   foot
"flow-through" facility situated on a 22-acre tract of land in Omaha approximately one mile from the distribution center described above. This facility, which is owned by the Company, serves primarily as a redistribution center for bulk shipments and promotional merchandise on which cost savings can be realized through quantity purchasing. Pamida also owns an additional 10-acre tract of land adjacent to such distribution center which would permit that facility to be further expanded by almost 60%.

      In October 1996, the Company agreed to lease a new 200,000 square foot distribution facility to be located in Lebanon, Indiana. Construction of this new facility currently is underway, and the facility is expected to be operational during the second quarter of the current year. This distribution facility will replace the 100,000 square foot warehouse facility previously operated by the Company in the Milwaukee, Wisconsin area, which was closed and the lease terminated in December 1996 due to eminent domain action by the City of Glendale, Wisconsin. Under the Wisconsin administrative code, Pamida has up to two years to file a claim for "Actual and Reasonable Moving Expenses" in connection with the Company's relocation to Lebanon, Indiana. The Lebanon facility also will be used as a redistribution center for bulk shipments and promotional merchandise.

      Pamida also has a warehouse facility in Omaha which contains approximately 41,000 square feet of space and is located immediately adjacent to the Company's general offices. This warehouse, which is owned by Pamida, is used for the processing of merchandise to be returned to vendors and by the advertising department in connection with its printing operations.

      In addition to its retail stores, distribution centers and warehouse facility, Pamida's tangible assets include inventories, warehouse and store fixtures and equipment, merchandise handling equipment, office and data processing equipment, motor vehicles and an airplane.

ITEM 3.  LEGAL PROCEEDINGS.

      The Company is a party to a number of lawsuits incidental to its business, the outcome of which, both individually and in the aggregate, is not expected to have a material adverse effect on the Company's operations or financial condition.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         None.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

      The Company is a wholly owned subsidiary of Holdings. There is no market for the Company's common equity. Because the Company pays dividends on its common stock only to its parent corporation, no information is provided concerning past dividend payments or anticipated future dividend payments.

ITEM 6.  SELECTED FINANCIAL DATA.

                          PAMIDA, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                        (In thousands, except other data)

                                                            Fiscal Years Ended
                                      -------------------------------------------------------------------

                                      February 2,   January 28,   January 29,   January 30,   January 31,
                                        1997(1)         1996          1995          1994          1993
INCOME STATEMENT DATA:
   Sales                              $   633,189   $   736,315   $   711,019   $   656,910   $   622,941
   Gross profit                           154,090       177,688       177,367       158,906       154,695
   Selling, general and
     administrative expenses              125,086       151,063       143,551       133,887       124,195
   Operating income                        29,004        26,625        33,816        25,019        30,500
   Interest expense                        25,308        25,616        23,904        23,515        22,608
   Long-lived asset write-off                  --        78,551            --            --            --
   Store closing costs                         --        21,397            --            --            --
                                      -----------   -----------   -----------   -----------   -----------
   Income (loss) before
     provision for income taxes
     and extraordinary item                 3,696       (98,939)        9,912         1,504         7,892
   Income tax (benefit)
     provision                                 --        (6,412)        4,782         1,562         3,992
                                      -----------   -----------   -----------   -----------   -----------
   Income (loss) before
     extraordinary item                     3,696       (92,527)        5,130           (58)        3,900
   Extraordinary item                          --            --            --        (4,943)           --
                                      -----------   -----------   -----------   -----------   -----------

   Net  income (loss)                 $     3,696   $   (92,527)  $     5,130   $    (5,001)  $     3,900
                                      ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA:
   Working capital                    $    28,645   $    33,874   $    46,684   $    41,145   $    17,047
   Total assets                           269,152       258,470       354,309       314,816       309,790
   Long-term debt                         140,364       140,411       141,745       141,938       116,632
   Obligations under capital
     leases                                33,999        36,559        43,050        35,618        37,164
   Common stockholder's
     (deficit) equity                     (57,530)      (61,226)       31,301        26,171        31,172

OTHER DATA:
   Team members                             5,700         7,200         7,200         6,100         5,900
   Number of stores                           148           184           184           173           178
   Retail square feet
     (in millions)                           4.35          5.22          5.09          4.68          4.75

(1) Represents a 53-week year.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS.

                           PAMIDA , INC. AND SUBSIDIARIES
                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                           (Dollar amounts in thousands)


RESULTS OF OPERATIONS

Year Ended February 2, 1997 Compared to Year Ended January 28, 1996

      SALES - As discussed in Note K to the financial statements, the Company closed forty stores at the end of fiscal 1996 in unprofitable or highly competitive markets which did not fit the Company's niche market strategy. Consequently, the Company experienced a planned decrease in total sales for fiscal 1997 of $103,126 or 14.0% compared to fiscal 1996 due primarily to the reduced number of stores. During fiscal 1997 the Company opened eight new prototype stores, of which six are located in new markets and two were relocations; the Company also closed two stores, resulting in a net increase in selling area during the fiscal year of approximately 216,000 square feet (not including changes relating to the forty stores closed as of fiscal year end
1996) to a total of 4,348,000 square feet. As of February 2, 1997, the Company's store base included 35 of the Company's most recent store prototype, which represented 28.7% of the Company's total selling square feet.

      Comparable store sales during the 53-week fiscal 1997 period decreased by $8,893 or 1.5% from the 52-week fiscal 1996 period. Comparable store sales on a 53-week to 53-week basis decreased by 2.6%. Sales were affected primarily by slowed warehouse distributions to stores as a result of the implementation of a new warehouse inventory management system initiated in the first quarter of fiscal 1997. The slowed distributions caused a deterioration of merchandise in-stock positions in most of the Company's stores, resulting in lost sales. While implementation of the warehouse system was largely completed by August 1996, and in-stock positions at the stores improved thereafter, sales remained below management expectations due to reduced customer traffic continuing in the third and fourth quarters. Comparable sales also were affected during much of the year by low-margin clearance sales in fiscal 1996 which were not necessary at the same level in fiscal 1997. However, beginning late in the holiday shopping season and continuing through fiscal year end, sales improved as the Company demonstrated to customers its improved in-stock position in all product categories.

      The Company experienced substantial comparable store sales increases in fiscal 1997 in several merchandise categories, the most dramatic of which were in the pharmacy prescription, junior apparel, grocery and ready-to-wear areas. Comparable store sales gains also were generated in the hosiery, team sports, camera, stationery, health aids and bath categories. The Company experienced comparable store sales decreases in several categories. The largest dollar decreases on a comparable store basis were in the electronics, automotive, misses bottoms, men's shoes, electrical and appliance areas. Management believes that subtle adjustments made to the Company's softlines strategy at the end of fiscal 1996 to meet customer demand for a deeper selection of basic apparel had a positive impact on sales and margins in softlines during fiscal 1997.

      GROSS PROFIT - Gross profit dollars were affected by the reduced number of stores in operation during fiscal 1997 as compared to fiscal 1996. The Company's merchandise gross profit as a percentage of sales improved to 27.8% in fiscal 1997 from 26.8% in fiscal 1996. However, this improvement was diluted by additional costs related to the implementation of the new warehouse inventory management system discussed above. Warehouse costs increased to $13,457 from $11,066 last year and increased as a percent of sales to 2.1% from 1.5% last year. Delivery costs decreased to $7,637 in fiscal 1997 from $8,845 last year and amounted to 1.2% of sales in both years. Accordingly, gross profit decreased by $23,598, or 13.3%, to $154,090 in fiscal 1997 from $177,688 in fiscal 1996 but, as a percentage of sales, increased to 24.3% in fiscal 1997 from 24.1% in fiscal 1996.

      SELLING, GENERAL AND ADMINISTRATIVE expense decreased $25,977, or 17.2%, to $125,086 in fiscal 1997 from $151,063 in fiscal 1996. As a percentage of sales, selling, general and administrative expense decreased to 19.8% from 20.5% last year. This reduction was largely attributable to reductions in store level expenses. Store payroll, controllable and occupancy expenses accounted for 64.2% of the total decrease in selling, general and administrative expense and decreased by 14.5%, 17.5% and 13.9%, respectively. Selling, general and administrative expense also was positively impacted by a 28.9% reduction in advertising costs which accounted for 18.2% of the gross decrease in selling, general and administrative expense. All of these areas of expense were impacted by the elimination of costs related to the forty stores which were closed as of the end of fiscal 1996. Selling, general and administrative expense also was impacted by an 11.0% decrease in corporate general and administrative costs which accounted for 11.3% of the gross decreases in selling, general and administrative expense. The major components of this decrease were decreases in the net costs of insurance, professional fees, management bonuses and related fringe benefits.

      Selling, general and administrative expense also was positively impacted by the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of these items in the fourth quarter of fiscal 1996. The decreases in selling, general and administrative expense were offset by a $1,246 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996, primarily from the sale of idle transportation company assets.

      The Company is continuing to focus on controlling selling, general and administrative expenses. Store operating expenses as a percent of sales are anticipated to remain relatively constant in fiscal 1998. Certain expense categories are anticipated to increase somewhat as a percent of sales due to more normal clearance activity and expected increases in interest expense, information systems costs, store payroll expenses (due to federally mandated minimum wage increases) and incentive compensation. The Company expects to begin to realize operating efficiencies from systems enhancements in the warehouse and distribution areas in fiscal 1998 and in the merchandising areas beginning in the second half of fiscal 1999. Further expense leveraging is expected in future years through internal growth as well as the addition of new stores.

      INTEREST expense increased marginally by $308 or 1.2% for fiscal 1997 compared to fiscal 1996. The increase in interest expense for fiscal 1997 was attributable primarily to higher usage of the revolving line of credit. This increase was largely offset by decreased interest related to lower average outstanding capitalized lease obligations in fiscal 1997 compared to fiscal 1996.

      INCOME TAX PROVISION - The Company has deferred tax assets related to certain tax loss carryforwards which resulted from prior year store closing charges. The Company has also recorded a valuation allowance related to these assets. No provision for income taxes was recorded during fiscal 1997 as this expense served to reduce the valuation allowance. No income expense is expected to be recorded until the Company utilizes all of the tax loss carryforwards. The effective tax rate in fiscal 1996 was 6.5% and was impacted by the non-deductible amortization and write-off of goodwill and the reserves recorded to offset the deferred tax assets.

YEAR ENDED JANUARY 28, 1996 COMPARED TO YEAR ENDED JANUARY 29, 1995

      WRITE-OFF OF LONG-LIVED ASSETS AND STORE CLOSING CHARGE.

      During fiscal 1996, weak trends in the retail industry combined with increasing competition lowered the operating results of the Company. While operating results in the first three quarters of the year were behind plan, management focused on strategies to achieve its plan during the important fourth quarter season.

      During the fourth quarter, management reviewed its expectations for near- and long-term performance of the Company, revised its earnings projections and reassessed the recoverability of the Company's long-lived assets.

      As explained in Note J to the financial statements, in the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS 121). This financial accounting standard requires the Company to perform an analysis of the recoverability of the net book value of long-lived assets. The Company analyzed cash flows on an individual store basis to assess recoverability of store level long-lived assets including allocated goodwill. As a result of this analysis, impairment totaling $27,228 on a pre-tax basis was indicated at certain stores.

      The Company also analyzed the value of its remaining goodwill and favorable leasehold interests not impaired under the store-level SFAS 121 analysis using its historical method under Accounting Principles Board Opinion No. 17 (APB 17) and determined that such remaining amounts also were impaired. The APB 17 analysis projected a fifteen-year forecast period and produced $5,186 of aggregate undiscounted adjusted net income for the Company's parent, Pamida Holdings Corporation ("Holdings"), including projected adjusted net losses for fiscal 1997 of $4,522, which included interest expense of $26,242 paid in cash and interest payable `in kind' (PIK) of $4,453, and for fiscal 1998 of $2,863, which included cash interest expense of $26,581 and PIK interest of $5,121. For fiscal 1999, Holdings projected adjusted net income of approximately $967, which included cash interest expense of approximately $26,581 and PIK interest of $5,889. Due to the uncertainty of projections beyond 1999, this level of adjusted net income was assumed to continue for each of the remaining fiscal years in the projection period. Accordingly, a non-cash pre-tax charge totaling $51,323 was recorded as indicated in Note J to the financial statements.

      Also, management's fourth quarter review of individual stores' operations and cash flows resulted in the identification of forty unprofitable or competitive market stores which did not fit the Company's niche market strategy. Consequently, a pre-tax charge totaling $21,397 was recorded at January 28, 1996 to cover the costs necessary to close these stores as indicated in Note K to the financial statements.

      SALES for fiscal 1996 increased $25,300 or 3.6% compared to fiscal 1995. Comparable store sales decreased $4,160 or 0.7%. Excluding the forty stores closed as of the end of fiscal 1996, comparable store sales increased by 0.1%. During fiscal 1996 the Company opened ten new prototype stores of which seven were located in new markets and three were relocations. The Company also closed ten stores (excluding the 40 stores identified to be closed as discussed above), resulting in a net increase in selling area of approximately 126,000 square feet. The openings and closings of stores over the last two fiscal years has resulted in a net increase in sales of $33,662.

      The modest overall sales increases were affected by weak consumer demand which was generally experienced throughout the retail industry. Management believes that the Company's geographical niche market positioning combined with its ability to distribute quality merchandise on a more timely basis tempered these generally weak retail trends. The Company experienced substantial sales increases in several merchandise categories, the most dramatic of which were in the housewares, prescriptions, junior apparel and bath and floor areas. Substantial sales gains also were generated in paper, cleaning and seasonal categories. The Company experienced sales declines in several softlines categories, primarily women's apparel.

      The initial operating results of the seven new prototype stores and three relocated prototype stores opened during fiscal 1996 exceeded the Company's original sales projections and reflected the success of the Company's niche market positioning and merchandising strategies. At fiscal year end 1996, twenty-seven new format stores were in operation, representing 14.7% of all stores and 18.3% of total Company selling square feet.

      GROSS PROFIT increased $321 or 0.2% in fiscal 1996 compared to fiscal 1995 and, as a percentage of sales, decreased from 24.9% in fiscal 1995 to 24.1% in fiscal 1996. The decline in gross profit percent in fiscal 1996 compared to fiscal 1995 was attributable primarily to the increased markdown activity which was necessary to counter sluggish customer demand during most of the year and to meet customers' pricing expectations during this difficult period for theretail industry. Markdown expense increased by 23.8% over such expense in fiscal 1995. During fiscal 1996, the Company experienced margin dollar increases due to higher sales in several merchandise categories, most notably stationery, prescriptions, bath and floor and seasonal. While the Company experienced margin dollar decreases in several softlines categories, they were concentrated primarily in the women's apparel and fashion areas.

      SELLING, GENERAL AND ADMINISTRATIVE expense increased $7,512 or 5.2% from fiscal 1995. As a percentage of sales, selling, general and administrative expense increased from 20.2% in fiscal 1995 to 20.5% in fiscal 1996. Approximately 40% of the total gross increase in selling, general and administrative expense was attributable to increases in corporate general administrative costs. Payroll and fringe benefits costs increased by approximately 13% due to the effect of a full year's salary for the merchandising, real estate and other corporate personnel added in fiscal 1995 as well as the costs related to information systems personnel added during fiscal 1996 to support the new systems implementations to enhance efficiencies in warehouse, distribution and merchandising. In addition, professional fees increased approximately 54% due primarily to information systems and strategic planning consulting costs as well as increases in legal fees related to new store construction and financing.

      In addition to the corporate general and administrative cost changes, advertising expenses as a percent of sales increased from 2.0% to 2.2% due to increases in the costs of paper and postage. This accounted for approximately 25% of the gross increase in selling, general and administrative expense. Store controllable expenses increased by 8%, which also accounted for approximately 25% of the gross increase in selling, general and administrative expense. The change in store controllable expense was due primarily to increases in the costs of security equipment rentals, charge card processing fees (due to increased credit card sales volume), utilities and inventory counting (as a result of changes in procedures to allow for detailed SKU level counts). Store controllable costs were partially reduced by decreases in supplies, travel and entertainment costs. Store fixed costs as a percent of sales increased from 2.8% to 3.0% due primarily to increases in rent expense. These increases in selling, general and administrative expense were offset in part by an increase in other income resulting primarily from the sale of idle transportation assets.

      INTEREST expense increased $1,712 or 7.2% for fiscal 1996 compared to fiscal 1995. The increase in interest expense for fiscal 1996 was attributable primarily to higher usage of the revolving line of credit in fiscal 1996 and to the higher average outstanding capitalized lease obligations in fiscal 1996 compared to fiscal 1995.

      INCOME TAX  PROVISION  - The  effective  tax rate was 6.5% in fiscal  1996 compared to 48.2% in fiscal 1995. The effective tax rate for fiscal 1996 was impacted by the non-deductible amortization and write-off of goodwill and the reserve recorded to offset the deferred tax assets. In fiscal 1995, the effective tax rate was higher than the normal statutory rates primarily as a result of non-deductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's business is seasonal with first quarter sales (February through April) being lower than sales during the other three quarters, while fourth quarter sales (November through January) have represented approximately 30% of the full year's retail sales in recent years and normally involve a greater proportion of higher margin sales.

      The Company has satisfied its seasonal liquidity requirements primarily through a combination of funds provided from operations and from a revolving credit facility. Funds used by operating activities totaled $11,577 in fiscal
1997, and funds provided from operations totaled $4,029 in fiscal 1996 and $2,471 in fiscal 1995. The change in cash flow from operating activities from fiscal 1996 to fiscal 1997 was primarily the result of planned net increases in inventory and other operating assets and decreases in accounts payable and other operating liabilities. These decreases in cash flow were offset in part by changes in deferred income taxes. The positive change in cash flow from operating activities from fiscal 1995 to fiscal 1996 was primarily the result of net decreases in inventory and accounts payable. These increases in cash flow were offset in part by current and deferred tax payable changes, principally as a result ofthe store closing charge, the changes in profitability of the continuing operations and changes in other operating assets and liabilities.

      Effective March 17, 1997, the term of the Company's committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000 from $70,000, which had been the limit throughout fiscal 1997. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate which was 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate which is tied to the applicable prime rate or the London Interbank Offered Rate (LIBOR), generally at the Company's discretion. The amounts the Company is permitted to borrow are determined by a formula based upon the amount of the Company's eligible inventory from time to time. Such borrowings are secured by security interests in all of the current assets
(including inventory) of the Company and by liens on certain real estate interests and other property of the Company. Pamida Holdings Corporation ("Holdings") and two subsidiaries of the Company have guaranteed the payment and performance of the Company's obligations under the Loan and Security Agreement and have pledged some or all of their respective assets, including the stock of the Company owned by Holdings, to secure such guarantees.

      The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments. These covenants currently have not had an impact on the Company's ability to fully utilize the revolving credit facility. However, certain of the covenants, such as those which restrict the ability of the Company to incur indebtedness or encumber its property or which impose restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may at some future time prevent the Company from pursuing its store expansion program at the rate that the Company desires.

      Obligations under the Agreement were $57,115 at February 2, 1997 and $31,588 at January 28, 1996. As noted above, this facility expires in March 2000, and the Company intends to refinance any outstanding balance by such date. Borrowings under the Agreement are senior to the Senior Subordinated Notes of the Company. The Company had long-term debt and obligations under capital leases of $174,363 at February 2, 1997 and $176,970 at January 28, 1996. The Company's ability to satisfy scheduled principal and interest payments under such obligations in the ordinary course of business is dependent primarily upon the sufficiency of the Company's operating cash flow. At February 2, 1997, the Company was in compliance with all covenants contained in its various financing agreements.

     On December 18, 1992, the promissory notes of Holdings were amended effective as of December 1, 1992 to provide that, until the obligations of the Company and Holdings under certain of the Company's credit agreements have been repaid, the quarterly interest payments on the promissory notes of Holdings will be paid in kind. The Company paid Holdings $315 in fiscal 1996 under a tax-sharing agreement to enable Holdings to pay quarterly dividends to its preferred stockholders. During fiscal 1996, Holdings received $967 from the Company under a tax-sharing agreement as a reimbursement for certain tax benefits derived by the Company. Such remittance, along with $18 from the exercise of certain Holding's stock options, was used by Holdings to redeem Subordinated Promissory Notes, to repay intercompany balances totaling $29, and to pay quarterly dividends on preferred stock. Since Holdings conducts no operations of its own, the only cash requirement of Holdings relates to preferred stock dividends in the aggregate annual amount of approximately $316; and the Company is expressly permitted under its existing credit facilities to pay dividends to Holdings to fund such preferred stock dividends. However, the General Corporation Law of the State of Delaware, under which Holdings and the Company are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the accumulated deficit resulting primarily from the store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, Holdings and the Company did not declare or pay any cash dividends in fiscal 1997 and may pay cash dividends in ensuing years only to the extent that Holdings and the Company satisfy the applicable statutory standards which include Holdings' having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

      The Company made capital expenditures of $4,947 in fiscal 1997 compared to $9,265 during fiscal 1996. The Company plans to open three new stores in fiscal 1998 and will consider additional opportunities for new store locations as they arise. Total capital expenditures are expected to be approximately $9,500 in fiscal 1998. The Company expects to fund these expenditures from cash flow from its operations. The costs of buildings and land for new store locations are expected to be financed by operating or capital leases with unaffiliated landlords. The Company's expansion program also will require inventory of approximately $1,000 to $1,200 for each new market store, which the Company expects to finance through trade credit, borrowings under the Agreement and cash flow from operations.

      The recent changes to the Agreement, along with expected improvements in the Company's cash flow from operations, should provide adequate resources to meet the Company's near term liquidity requirements. On a long-term basis, the Company's expansion will require continued investments in store locations, working capital and distribution and infrastructure enhancements. The Company expects to continue to finance some of these investments through leases from unaffiliated landlords, trade credit, borrowings under the Agreement and cash flow from operations but ultimately will need to explore additional sources of funds which may include capital structure changes. Currently, it is not possible for the Company to predict with any certainty either the timing or the availability of such additional financing.

INFLATION

         The Company uses the LIFO method of inventory valuation in its financial statements; as a result, the cost of merchandise sold approximates current costs. The Company's rental expense is generally fixed and, except for small amounts of percentage rents and rentals adjusted by cost-of-living increases tied to the Consumer Price Index or interest rates, has not been affected by inflation.

FORWARD-LOOKING STATEMENTS

      This management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this management's discussion and analysis contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                         PAMIDA , INC. AND SUBSIDIARIES
                          INDEPENDENT AUDITORS' REPORT



INDEPENDENT AUDITORS' REPORT
Board of Directors
Pamida , Inc.
Omaha, Nebraska

  We have audited the consolidated balance sheet of Pamida, Inc. ( a wholly-owned subsidiary of Pamida Holdings Corporation) and subsidiaries as of February 2, 1997, and the related consolidated statements of operations, common stockholder's equity and cash flows for each of the years ended February 2, 1997 and January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated balance sheet of Pamida, Inc. and subsidiaries as of January 28, 1996, and the related consolidated statements of operations, common stockholder's equity and cash flows for the year ended January 28, 1996, were audited by other auditors, whose report, dated March 26, 1996, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamida, Inc. and subsidiaries as of February 2, 1997, and the results of their operations and their cash flows for each of the years ended February 2, 1997 and January 29, 1995 in conformity with generally accepted accounting principles.



/s/  DELOITTE & TOUCHE LLP

     Omaha, Nebraska
     March 7, 1997
     (March 17, 1997 as to Note E)


                          PAMIDA, INC. AND SUBSIDIARIES
                          INDEPENDENT AUDITORS' REPORT



INDEPENDENT AUDITORS' REPORT
Board of Directors
Pamida, Inc.
Omaha, Nebraska

We have audited the accompanying consolidated balance sheet of Pamida, Inc. and Subsidiaries as of January 28, 1996, and the related consolidated statements of operations, common stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamida, Inc. and Subsidiaries as of January 28, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note J to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of."


/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois
March 26, 1996


                         PAMIDA , INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Dollar amounts in thousands)



                                                           Years Ended

                                             February 2,   January 28,    January 29,
                                                1997         1996            1995
                                             (53 Weeks)    (52 Weeks)     (52 Weeks)
                                             -----------   -----------    -----------

Sales....................................    $   633,189   $   736,315    $   711,019
Cost of goods sold.......................        479,099       558,627        533,652
                                              ----------   -----------    -----------
Gross profit.............................        154,090       177,688        177,367
                                              ----------   -----------    -----------
Expenses:
   Selling, general and administrative...        125,086       151,063        143,551
   Interest..............................         25,308        25,616         23,904
   Long-lived asset write-off............             --        78,551             --
   Store closing costs...................             --        21,397             --
                                              ----------   -----------    -----------
                                                150,394        276,627        167,455
                                              ----------   -----------    -----------
Income loss before provision for income
   taxes   ..............................          3,696       (98,939)         9,912
Income tax (benefit) provision...........             --        (6,412)         4,782
                                              ----------   -----------    -----------
Net income  (loss).......................     $    3,696   $   (92,527)   $     5,130
                                              ==========   ============   ===========


                         PAMIDA , INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                          (Dollar amounts in thousands)



                                                                                    February 2, January 28,
                                                                                       1997        1996
ASSETS                                                                              ---------   ----------
Current assets:
   Cash .........................................................................   $   6,973    $   7,298
   Accounts receivable, less allowance for doubtful accounts of $50 in both years       6,935        9,057
   Merchandise inventories ......................................................     157,490      150,837
   Prepaid expenses .............................................................       2,993        2,953
   Property held for sale .......................................................       1,748        2,218
                                                                                    ---------    ---------
      Total current assets ......................................................     176,139      172,363
                                                                                    ---------    ---------
Property, buildings and equipment, (net) ........................................      42,403       44,153
Leased property under capital leases, less accumulated
   amortization of $14,604 and $13,496, respectively ............................      27,713       30,977
Deferred financing costs ........................................................       3,124        3,746
Other assets ....................................................................      19,773        7,231
                                                                                    ---------    ---------
                                                                                    $ 269,152    $ 258,470
                                                                                    ---------    ---------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Accounts payable .............................................................   $  54,245    $  63,087
   Loan and security agreement ..................................................      57,115       31,588
   Accrued compensation .........................................................       3,860        5,923
   Accrued interest .............................................................       6,857        6,353
   Store closing reserve ........................................................       4,521        7,818
   Other accrued expenses .......................................................      10,112       10,823
   Income taxes - deferred and current payable ..................................       8,956        9,716
   Current maturities of long-term debt .........................................          47        1,334
   Current obligations under capital leases .....................................       1,781        1,847
                                                                                    ---------    ---------
      Total current liabilities .................................................     147,494      138,489
                                                                                    ---------    ---------
Long-term debt, less current maturities .........................................     140,364      140,411
Obligations under capital leases, less current obligations ......................      33,999       36,559
Other long-term liabilities .....................................................       4,825        4,237
Commitments and contingencies ...................................................          --           --
Common stockholder's equity:
  Common stock, $.01 par value; 10,000 shares authorized;
    1,000 shares issued and outstanding, respectively ...........................          --           --
   Additional paid-in capital ...................................................      17,000       17,000
   Accumulated deficit ..........................................................     (74,530)     (78,226)
                                                                                    ---------    ---------
      Total common stockholder's deficit ........................................     (57,530)     (61,226)
                                                                                    ---------    ---------
                                                                                    $ 269,152    $ 258,470
                                                                                    =========    =========


                         PAMIDA , INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
                          (Dollar amounts in thousands)


                                                                                          Retained
                                                                            Additional    Earnings
                                                                Common       Paid-in    (Accumulated
                                                                Stock        Capital       Deficit)
                                                               ----------   ----------   ----------
Balance at January 30, 1994..............................      $       --   $   17,000   $    9,171
   Net income............................................              --           --        5,130
                                                               ----------   ----------   ----------
Balance at January 29, 1995..............................              --       17,000       14,301
   Net loss..............................................              --           --      (92,527)
                                                               ----------   ----------   ----------
Balance at January 28, 1996..............................              --       17,000      (78,226)
   Net income............................................              --           --        3,696
                                                               ----------   ----------   ----------
Balance at February 2, 1997..............................      $       --   $   17,000   $  (74,530)


                         PAMIDA , INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Dollar amounts in thousands)

                                                                                    Years Ended
                                                                    ------------------------------------
                                                                   February 2,  January 28, January 29,
                                                                       1997        1996        1995
                                                                    (53 Weeks)  (52 Weeks)  (52 Weeks)
                                                                     --------    --------    --------
Cash flows from operating activities:
Net income (loss)  ..............................................   $  3,696    $(92,527)   $  5,130
                                                                    --------    --------    --------
Adjustments to reconcile net income (loss) to net
  cash from operating activities:
  Depreciation and amortization .................................     11,647      15,335      14,951
  Provision (credit) for LIFO inventory valuation ...............        874        (585)       (675)
  Provision (credit) for deferred income taxes ..................      3,305      (6,647)     (1,555)
  Gain on disposal of assets ....................................        (56)       (982)        (58)
  Stock incentive benefits ......................................         --          --          84
  Deferred retirement benefits ..................................       (125)         13          37
  Long-lived assets write-off ...................................         --      78,551          --
  Store closing costs ...........................................     (3,726)     21,397          --
  (Increase) decrease in merchandise inventories ................     (7,527)      4,532     (30,951)
  Increase in other operating assets ............................     (5,630)     (3,840)       (222)
  Increase (decrease) in accounts payable .......................     (8,842)     (6,749)      8,153
  Increase (decrease) in income taxes payable ...................     (3,250)     (4,124)      3,593
  Increase (decrease) in other operating liabilities ............     (1,943)       (345)      3,984
                                                                    --------    --------    --------
    Total adjustments ...........................................    (15,273)     96,556      (2,659)
                                                                    --------    --------    --------
    Net cash from operating activities ..........................    (11,577)      4,029       2,471
                                                                    --------    --------    --------
Cash flows from investing activities:
  Proceeds from disposal of assets ..............................        917       1,163         980
  Principal payments received on notes receivable ...............         16          15          14
  Assets acquired for sale ......................................       (391)         --          --
  Capital expenditures ..........................................     (4,947)     (9,265)    (12,888)
  Construction notes receivable .................................     (5,845)     (4,412)         --
                                                                    --------    --------    --------
    Net cash from investing activities ..........................    (10,250)    (12,499)    (11,894)
                                                                    --------    --------    --------
Cash flows from financing activities:
  Borrowings under loan and security agreement net ..............     25,527      10,986      12,417
  Principal payments on other long-term debt ....................     (1,335)       (193)       (177)
  Payments for deferred finance costs ...........................        (54)        (13)       (200)
  Principal payments on capital lease obligations ...............     (2,636)     (2,071)     (1,894)
                                                                    --------    --------    --------
    Net cash from financing activities ..........................     21,502       8,709      10,146
                                                                    --------    --------    --------
      Net (decrease) increase in cash ...........................       (325)        239         723
Cash at beginning of year .......................................      7,298       7,059       6,336
                                                                    --------    --------    --------
Cash at end of year .............................................   $  6,973    $  7,298    $  7,059
                                                                    ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid (received) during the year for:
  Interest ......................................................   $ 24,804    $ 25,584    $ 23,918
  Income taxes:
    Payments to taxing authorities ..............................        386       3,622       1,785
    Payments to Pamida Holdings Corporation for
      benefit of loss from operations ..................... .....         --         967       1,631
  Refunds received from taxing authorities ......................       (442)       (231)       (672)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligations incurred when the Company entered
    into lease agreements for new store facilities and equipment    $     11    $    620    $  9,721
  Capital lease obligations terminated ..........................         --         154          --

                          PAMIDA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (Dollar amounts in thousands)




A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Pamida, Inc. (the "Company") became a wholly-owned subsidiary of Pamida Holdings Corporation ("Holdings") through a merger in a leveraged buy-out transaction which was consummated on July 29, 1986.

      CONSOLIDATION - The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly-owned subsidiaries, Seaway Importing Company ("Seaway") and Pamida Transportation Company. All material intercompany accounts and transactions have been eliminated in consolidation.

      FISCAL YEAR - All references in these financial statements to fiscal years are to the calendar year in which the fiscal year ends.

      LINE OF BUSINESS - The Company is engaged in the operation of retail discount stores in a fifteen-state Midwestern, North Central and Rocky Mountain area. Seaway imports primarily seasonal merchandise for sale to the Company. Pamida Transportation Company operated as a contract carrier for the Company until July 1995, at which time independent contractors were engaged to provide all transportation needs of the Company. Due to the similarity in nature of the Company's businesses, the Company considers itself to be a single business segment.

      CASH FLOW REPORTING - For purposes of the statement of cash flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents. There were no temporary investments at February 2, 1997 and January 28, 1996.

      MERCHANDISE INVENTORIES - Substantially all of the Company's inventory is stated at the lower of cost (last-in, first-out) or market.

      PROPERTY, BUILDINGS AND EQUIPMENT - Property, buildings and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives. Buildings and building improvements are generally depreciated over 8-40 years, while store, warehouse and office equipment, vehicles and aircraft equipment are generally depreciated over 3-10 years. Leasehold improvements are depreciated over the life of the lease or the estimated life of the asset, whichever is shorter.

      LEASED PROPERTY UNDER CAPITAL LEASES - Noncancellable financing leases are capitalized at the estimated fair value of the leasehold interest and are amortized on the straight-line method over the terms of the leases.

      LONG-LIVED ASSETS - When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of asset carrying values, including associated goodwill, using estimates of future cash flows over remaining asset lives. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values.

      DEFERRED FINANCING COSTS - Deferred financing costs are being amortized using the straight-line method over the terms of the issues which approximates the effective interest method.

      PRE-OPENING EXPENSES - Costs related to opening new stores are expensed as incurred.

      MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECLASSIFICATIONS - Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation.

B.  MERCHANDISE INVENTORIES

      Total inventories would have been higher at February 2, 1997 and January 28, 1996 by $6,574 and $5,700, respectively, had the FIFO (first-in, first-out) method been used to determine the cost of all inventories. On a FIFO basis, net income (loss) before extraordinary item would have been $2,911, $(93,112) and $4,887, respectively, for fiscal years 1997, 1996 and 1995. During fiscal years 1997, 1996 and 1995, certain inventory quantities were reduced resulting in a liquidation of certain LIFO layers carried at costs which were lower than the cost of current purchases, the effect of which increased net income by $116, $125, and $102, respectively.

C. PROPERTY, BUILDINGS AND EQUIPMENT

      Property, buildings and equipment consists of:
                                                     Feb. 2,     Jan. 28,
                                                      1997          1996
                                                    --------     --------
      Land and land improvements .................  $  4,013     $  3,943
      Buildings and building improvements ........    22,076       21,578
        Store, warehouse and office equipment ....    59,668       55,638
        Vehicles and aircraft equipment ..........     1,513        1,578
        Leasehold improvements ...................    16,497       15,362
                                                    --------     --------
                                                     103,767       98,099
      Less accumulated depreciation
        and amortization .........................    61,364       53,946
                                                    --------     --------
                                                    $ 42,403     $ 44,153
                                                    ========     ========

D.  OTHER ASSETS

      Other assets consist of:                      Feb. 2,      Jan. 28,
                                                      1997        1996
                                                    --------     --------
      Construction notes receivable .............   $ 10,257     $  2,767
      Unamortized software costs, net ...........      7,541        3,357
      Other                                            1,975        1,107
                                                    --------     --------
                                                    $ 19,773     $  7,231
                                                    ========     ========

E. FINANCING AGREEMENTS

      Effective March 17, 1997, the term of the Company's committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000 from $70,000, which had been the limit throughout fiscal 1997. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate which was 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate which is tied to the applicable prime rate or the London Interbank Offered Rate (LIBOR), generally at the Company's discretion. The amounts the Company is permitted to borrow under the Agreement are determined by a formula based upon the amount of the Company's eligible inventory from time to time. Such borrowings of the Company under the Agreement are secured by security interests insubstantially all of the current assets (including inventory) of the Company and by liens on certain real estate interests and other property of the Company. Pamida Holdings Corporation and two subsidiaries of the Company have guaranteed payment and performance of the Company's obligations under the Agreement and have pledged some or all of their respective assets, including the stock of the Company owned by Holdings, to secure such guarantees.

      The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments.

      The maximum amount of borrowings under the Agreement during fiscal 1997 and 1996 was $69,256 and $63,884, respectively. The weighted average amounts of borrowings under the Agreement for fiscal 1997 and 1996 were $43,002 and $35,544, respectively; and the weighted average interest rates were 10.0% and 10.4%, respectively.

      Long-term debt consists of:`                    Feb. 2,      Jan. 28,
                                                        1997         1996
                                                      --------     --------
Senior Subordinated Notes, 11.75%,
  due March 2003 ..................................   $140,000     $140,000
Industrial development bonds, 8.5%,
  due in monthly installments through 2005 ........        411        1,745
                                                      --------     --------
                                                       140,411      141,745
Less current maturities ...........................         47        1,334
                                                      --------     --------
                                                      $140,364     $140,411
                                                      ========     ========

      As of February 2, 1997, the fair value of long-term debt was $125,364 compared to its recorded value of $140,364. The fair value of long-term debt was estimated based on quoted market values for the same or similar debt issues or rates currently available for debt with similar terms. The aggregate maturities of long-term debt in each of the next five fiscal years are as follows: 1998 - $47; 1999 - $47; 2000 - $47; 2001 - $47; and 2002 - $47.

      The Senior Subordinated Notes are unsecured and are subordinate borrowings under the Agreement. Presently, under the most restrictive debt covenants, the Company is not permitted to pay dividends on its common stock.

F.   INCOME TAXES

Components of the income tax provision (benefit) are as follows:
                                                      Years Ended
                                            --------------------------------
                                            Feb. 2,     Jan. 28,    Jan. 29,
                                              1997        1996        1995
                                            --------    --------    --------
Current:
  Federal ...............................   $ (3,436)   $   (212)   $  5,121
  State .................................        131         (23)      1,216
                                            --------    --------    --------
                                              (3,305)       (235)      6,337
                                            --------    --------    --------
Deferred:
  Federal ...............................      3,189      (5,865)       (679)
  State .................................        116        (782)       (876)
                                            --------    --------    --------
                                               3,305      (6,647)     (1,555)
                                            --------    --------    --------
Total (benefit) provision ...............   $     --    $ (6,412)   $  4,782
                                            ========    ========    ========

     The differences between the U.S. Federal statutory tax rate and the Company's effective tax rate are as follows:

                                                       Years Ended
                                           --------------------------------
                                            Feb. 2,     Jan. 28,   Jan. 29,
                                             1997        1996        1995
                                           --------    --------    --------
Statutory rate .........................       34.0%     (34.0)%       34.2%
State income tax effect ................        4.4       (1.2)         4.8
Amortization of the excess of cost
  over net assets acquired .............         --       24.8          7.9
Valuation allowance ....................      (39.5)       3.8          0.1
Other ..................................        1.1        0.1          1.2
                                           --------    --------    --------
                                                0.0%      (6.5)%       48.2%
                                           ========    ========    ========

           Significant   temporary  differences  between  reported  and  taxable
earnings that give rise to deferred tax assets and liabilities were as follows:

                                                      Feb. 2,     Jan. 28,
                                                        1997        1996
                                                      --------    --------
Net current deferred tax liabilities:
  Inventories................ .....................   $ 15,302    $ 13,681
  Valuation allowance..............................         --       3,869
  Prepaid insurance................................        210         514
  Other............................................        453         366
  Supplier allowances..............................        (41)         --
  Post employment health costs.....................       (189)       (237)
  Accrued expenses.................................       (941)     (1,300)
  Store closing costs..............................     (2,570)     (7,159)

  Net current deferred tax liabilities.............     12,224       9,734
                                                      --------    --------
Net long-term deferred tax liabilities:
  Property, buildings and equipment................      2,862       3,109
  Other............................................      1,436         438
  Valuation allowance..............................      2,410           5
  Capital loss carryforward........................         --          (5)
  Capital leases...................................     (3,089)     (2,602)
  Tax benefit carryforward.........................     (1,859)         --
                                                      --------    --------
    Net long-term deferred tax liabilities ........      1,760         945
                                                      --------    --------
Net total deferred tax liabilities................    $ 13,984    $ 10,679
                                                      ========    ========

      Net long-term deferred tax liabilities are classified with other long-term liabilities in the consolidated balance sheets of the Company. As of February 2, 1997 the Company had tax credit carryforwards totaling $1,973 which expire in 2006 through 2011.

G. LEASES

      The majority of store facilities are leased under noncancelable leases. Substantially all of the leases are net leases which require the payment of property taxes, insurance and maintenance costs in addition to rental payments. Certain leases provide for additional rentals based on a percentage of sales and have renewal options for one or more periods totaling from one to twenty years. Leases have been categorized as capital or operating leases in conformity with the definition in Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

      At February 2, 1997 the future minimum lease payments under capital and operating leases with rental terms of more than one year amounted to:

   Fiscal Year Ending                         Capital     Operating
                                                Leases      Leases
                                              ---------------------
 1998 ......................................  $  5,802    $ 10,010
 1999 ......................................     5,659       8,800
 2000 ......................................     5,442       6,879
 2001 ......................................     5,352       5,639
 2002 ......................................     5,267       5,103
 Later years ...............................    41,384      46,069
                                              --------    --------
 Total minimum obligations .................    68,906    $ 82,500
 Less amount representing interest .........    33,126    ========
                                              --------
 Present value of net minimum lease payments    35,780
 Less current portion ......................     1,781
                                              --------
 Long-term obligations .....................  $ 33,999
                                              ========

      The minimum rentals under operating leases have not been reduced by minimum sublease rentals of $191 due in the future under noncancelable subleases.

      Total rental expense related to all operating leases (including those with terms less than one year) is as follows:

                                           Years Ended
                                   -----------------------------
                                    Feb. 2,   Jan. 28,  Jan. 29,
                                      1997      1996     1995
                                    -------   -------   -------
     Minimum rentals ............   $10,938   $11,715   $ 9,585
     Contingent rentals .........       258       399       477
     Less sublease rentals ......      (735)     (852)     (918)
                                    -------   -------   -------
                                    $10,461   $11,262   $ 9,144
                                    =======   =======   =======

H. SAVINGS AND OTHER POSTEMPLOYMENT BENEFIT PLANS

      The Company has adopted a 401(k) savings plan that covers all employees who are 21 years of age with one or more years of service. Participants can contribute from 1% to 15% of their pre-tax compensation. The Company has currently elected to match 50% of the participant's contribution up to 5% of compensation. The Company's savings plan contribution expenses for fiscal years 1997, 1996, and 1995 were $770, $749, and $716, respectively.

      Prior to December 1993, the Company had agreed to continue to provide health insurance coverage and pay a portion of the health insurance premiums until age 65 for individuals who retire if the individual was eligible to participate in the plan, had attained age 55, had completed ten or more consecutive years of service and elected to continue on the Company plan. The plan is unfunded, and the Company had the right to modify or terminate these benefits. In December 1993, the Company amended the Plan to no longer offer postretirement health benefits for employees retiring after February 1, 1994.

      The components of periodic expense for postretirement benefits in fiscal 1997, 1996 and 1995 were as follows:
                                             Feb. 2,    Jan. 28,   Jan. 29,
                                              1997        1996       1995
                                             --------   --------   --------
Annual postretirement benefit expense:
  Interest cost ............................       16         32         42
Amortization of unrecognized net obligations      (44)        (6)        --
                                             --------   --------   --------
Annual postretirement benefit expense ...... $    (28)  $     26   $     42
                                             ========   ========   ========

      The accumulated postretirement benefit obligation consists of:

                                                Feb. 2,    Jan. 28,
                                                  1997       1996
                                                --------   --------
Accumulated postretirement benefit obligation   $    194   $    395
Unrecognized gain.............................       299        223
                                                --------   --------
Accrued expense...............................  $    493   $    618
                                                ========   ========

      A 5% and a 10% increase in the cost of covered health care benefits was assumed for fiscal 1997 and 1996, respectively. The rate of 5% used as of February 2, 1997 is assumed to remain level after fiscal 1997. At January 28, 1996, the 10% was assumed to decrease incrementally to 5% after five years and remain level thereafter. Assuming a 1% increase in the health care trend rate, the annual postretirement benefit expense would remain the same for fiscal 1997 and increase by $1 for fiscal 1996, and the unfunded accumulated postretirement benefit obligation would increase by $4 and $13 for fiscal 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for both fiscal 1997 and 1996.

I.  COMMITMENTS AND CONTINGENCIES

      The Company has employment agreements with three key executive officers which expire in 2000 and 2001. In addition to a base salary, the agreements provide for a bonus to be paid if certain Company performance goals are achieved. Also, in March 1997, the Board of Directors of Holdings approved a long-term incentive compensation program in order to enhance retention of certain key members of management. Payout is tied to continued employment and future appreciation of Holding's common stock price.

      During fiscal 1996, the Company paid $967 to Holdings as a reimbursement for certain tax benefits derived by the Company. Such remittance, along with $18 from the exercise of certain Holdings stock options, was used by Holdings to redeem Subordinated Promissory Notes, to repay to the Company intercompany balances totaling $29, and to pay quarterly dividends on preferred stock totaling $315.

      In June 1994, the Company paid $1,316 to Holdings as a reimbursement for certain tax benefits derived by the Company. Such remittance was used by Holdings to make a principal payment on its outstanding promissory notes of $1,029 and to repay the Company certain intercompany advances aggregating $287.

      In connection with the Company's self insured retention of worker's compensation liabilities and future rental payments on a warehouse, on February 2, 1997, the Company had standby letters of credit outstanding totaling approximately $1,188.

J.  IMPAIRMENT OF LONG-LIVED ASSETS RECORDED IN FISCAL 1996

      During fiscal 1996, weak trends in the retail industry combined with increasing competition lowered the operating results of the Company.

      Therefore, during the fourth quarter of fiscal 1996, management reviewed its expectations for near- and long-term performance of the Company and revised its earnings projections to reflect developing and projected trends, primarily in comparable-store-sales growth, gross margins, operating expenses and interest expenses. Consequently, the recoverability of the Company's long-lived assets was also reassessed.

      In the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS 121). This financial accounting standard requires the Company to perform an analysis of the recoverability of the net book value of long-lived assets. The Company analyzed cash flows on an individual store basis to assess recoverability of store level long-lived assets including allocated goodwill.

      As a result of this analysis, impairment was indicated at certain stores, and a noncash pre-tax charge was recorded as illustrated in the table below. The impairment losses were based on fair value which was determined through discounted cash flows for the particular stores utilizing a rate commensurate with the associated risks. The effect of this accounting change was to increase the net loss for the year by $24,693.

      The Company also analyzed the value of its remaining goodwill and favorable leasehold interests not impaired under the store-level SFAS 121 analysis using its historical method under Accounting Principles Board Opinion No. 17 (APB 17) and determined that such remaining amounts also were impaired. For this analysis the value of the goodwill and favorable leasehold interests was determined by projecting aggregate net income and adjusting it by adding back amortization of intangible assets. With respect to the projections of net income used to evaluate intangible assets impairment, management made several assumptions in projecting their best estimate of the results of future operations of the Company. The most significant assumptions were an estimated remaining useful life of goodwill of fifteen years, modest annual comparable store sales growth, gross margin rates consistent with those experienced over the past fiscal year in the stores not being closed, an annual expense escalation consistent with recent inflation trends and the ability to refinance debt maturities as they come due.

      These assumptions resulted in aggregate undiscounted adjusted net income of Holdings for the fifteen-year forecast period of approximately $5,186, which reflects aggregate pre-tax interest expense of approximately $398,000 payable in cash and, at the Holdings level, $86,000 payable "in kind" (PIK). The $5,186 of aggregate adjusted net income for the fifteen-year forecast period also reflected projected adjusted net losses for Holdings for fiscal 1997 of $4,522, which included cash interest expense of $26,242 and PIK interest of $4,453, and for fiscal 1998 of $2,863, which included cash interest expense of $26,581 and PIK interest of $5,121. For fiscal 1999, Holdings projected adjusted net income of approximately $967, which included cash interest expense of approximately $26,581 and PIK interest of $5,889. Due to the uncertainty of projections beyond 1999, this level of adjusted net income was assumed to continue for each of the remaining fiscal years in the projection period. As a result of this evaluation in fiscal 1996, management concluded that the remaining goodwill and favorable leasehold interests were fully impaired.

      Pre-Tax Components of Long-Lived Asset Write-Off As Reflected in the Statement of Operations for the year ended January 28, 1996:

                                         SFAS       APB
                                          121       17       Total
                                       -------   -------   -------
Goodwill ...........................   $20,607   $49,406   $70,013
Favorable leasehold interests ......     4,245     1,917     6,162
Property, buildings and equipment ..     2,376        --     2,376
                                       -------   -------   -------
Total ..............................   $27,228   $51,323   $78,551
                                       =======   =======   =======

      The goodwill was originally recorded in July 1986 when The Company was acquired by Pamida Holdings Corporation through a leveraged buy-out and represented the excess of the purchase price over the fair value of the net assets acquired. Goodwill had been amortized on a straight-line basis over a forty-year period but, due to the trends cited above, its estimated remaining useful life was adjusted to fifteen years during the fourth quarter of fiscal 1996.

K.  STORE CLOSINGS IN FISCAL 1996

      As discussed in Note J above, the Company's operating performance during fiscal 1996 was below plan. Management's analysis of individual stores' operations and cash flows resulted in the identification of forty unprofitable or competitive market stores which did not fit the Company's niche market strategy. Consequently, a charge was recorded at January 28, 1996 as indicated below to cover the costs necessary to close these stores. The Company received positive net cash flow from closing the stores due to cash generated from the disposition of related inventories. The amounts the Company will ultimately realize from the disposal of assets or pay on the resolution of liabilities may differ from the estimated amounts utilized in arriving at the income statement effect.

                                                          Income
                                                         Statement
                                                          Effect
Pre-Tax Components of fiscal 1996 Store Closing Costs:   ---------
  Real estate exit costs and write-off of property,
    buildings, and equipment .........................   $11,455
  Inventory liquidation ..............................     9,080
  Professional charges ...............................       314
  Severance and other costs and fees .................       548
                                                         -------
  Totals .............................................   $21,397
                                                         =======

      The store closing reserve balance as of January 28, 1996 included amounts related to real estate, inventory, severance, professional fees and other costs of closing the forty stores. The liquidation of the closing stores inventory was completed in the second quarter of fiscal 1997. All known ancillary costs of the store closings have been paid except those related to the remaining real estate. During fiscal 1997, the Company negotiated settlements on twenty closed store properties which had been leased, two which have been subleased, and sold four closed store properties which had been owned. As of February 2, 1997, the Company remains liable for lease obligations on twelve closed store properties and owns four closed store properties. The Company anticipates that final disposition of the remaining obligations and properties will be completed in fiscal 1999. There were no adjustments made during fiscal 1997 to the store closing reserve other than cash inflows and outflows related to the store closings.


The store closing reserve is presented in the balance sheets as follows:

                                                 Feb. 2,   Jan. 28,
                                                  1997      1996
                                                 -------   -------
Store closing reserve (short-term) ...........   $ 4,521   $ 7,818
Amount included in other long-term liabilities     2,190     2,619
                                                 -------   -------
Total ........................................   $ 6,711   $10,437
                                                 =======   =======

L.  SUPPLEMENTAL FINANCIAL INFORMATION - CAPITALIZATION OF PAMIDA
      HOLDINGS CORPORATION

The capitalization of Pamida Holdings Corporation is as follows:

                                                        1997        1996
Long-term debt:                                       --------    --------
  Senior promissory notes, 15.5%, due in 2003,
    interest paid in kind quarterly, unsecured ....   $  4,926    $  4,231
  Subordinated promissory notes, 16%, due in 2003,
    interest paid in kind quarterly, unsecured ....     13,454      11,500
  Junior subordinated promissory notes, 16.25%,
    net of unamortized discount of $878 and $1,038,
    due in 2003, interest paid in kind quarterly,
    unsecured .....................................      9,256       7,604
                                                      --------    --------
                                                        27,636      23,335
                                                      --------    --------
Preferred stock subject to mandatory redemption:
  Senior cumulative preferred stock, 16.25%,
    $1 par value; 514 shares authorized,
    issued and outstanding ........................        514         514
  Junior cumulative preferred stock, 14.25%, $1
    par value, 6,986 shares authorized; 1,627
    shares issued and outstanding; redemption
    amount of $1,627 less unamortized discount ....      1,361       1,312
                                                      --------    --------
                                                         1,875       1,826
                                                      --------    --------
Common stockholders' equity:
  Common stock, $.01 par value; 10,000,000
    shares authorized; 5,004,942 shares issued
    and outstanding in both years .................         50          50
  Additional paid-in capital ......................        968         968
  Retained deficit ................................    (88,321)    (87,134)
                                                      --------    --------
                                                       (87,303)    (86,116)
                                                      --------    --------
     Total capitalization .........................   $(57,792)   $(60,955)
                                                      ========    ========





           The promissory notes were amended effective December 1, 1992 to provide that until the obligations of Holdings and the Company under the certain credit agreement have been paid in full the quarterly interest payments on the notes will be paid in kind by increasing the principal amount of each note on the applicable quarterly payment date by the amount of accrued interest then being paid in kind. Interest on the notes paid in kind accrues at a rate which, in each case, is two percentage points higher than the applicable cash interest rate.

        Both series of preferred stock provide for mandatory redemption in 2001 at a price per share not to exceed the liquidation value which is $1,000 per share. Subject to certain loan restrictions, there are also optional redemption provisions available at the discretion of Holdings. The original fair value of the junior cumulative preferred stock is less than the redemption value and is therefore being increased by periodic accretions of the difference between fair value and redemption value. Both series of preferred stock are nonvoting and call for payment of dividends on a quarterly basis. Any unpaid dividends are added to the liquidation value until paid. Certain limitations on the payment of dividends are discussed in Note J.



M.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

           The following is a summary of the quarterly results of operations for the years ended February 2, 1997 and January 28, 1996:

                          April 28,     July 28,    October 27,   February 2,
Fiscal 1997                 1996         1996           1996          1997         Year
                        -----------   -----------   -----------   -----------   -----------
Sales                   $   131,786   $   155,817   $   151,980   $   193,606   $   633,189

Gross profit            $    31,575   $    37,096   $    36,446   $    48,973   $   154,090

Net (loss) income       $    (3,711)  $      (215)  $     1,313   $     6,309   $     3,696


                         April 30,     July 30,     October 29,   January 28,
Fiscal 1996                1995          1995          1995          1996          Year
                        -----------   -----------   -----------   -----------   -----------
Sales                   $   153,961   $   186,953   $   176,206   $   219,195   $   736,315

Gross profit            $    36,813   $    44,638   $    42,802   $    53,435   $   177,688

Net (loss) income       $    (2,037)  $       642   $        86   $   (91,218)  $   (92,527)

           Fourth quarter fiscal 1997 net income was unfavorably impacted by a LIFO provision of $424 while the fourth quarter fiscal 1996 net income was favorably impacted by a LIFO benefit of $1,335.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      The information required by this item has been previously reported in the Form 8-K Current Report of the Company dated October 16, 1996.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The directors of the Company are Steven S. Fishman, Frank A. Washburn, and George R. Mihalko. The term of office of the directors of the Company is for one year and until their respective successors are elected. Messrs. Fishman and Washburn have been directors of the Company since 1993. Mr. Mihalko has been a director of the Company since May 1996. Messrs. Fishman, Washburn, and Mihalko receive no compensation other than their regular compensation as officers and employees of the Company for serving as directors of the Company.

      Set forth below are the names, ages and positions with the Company of the directors and executive officers of the Company:

      NAME                   AGE                 POSITION
      ----                   ---                 --------
Steven S. Fishman            46         Chairman of the Board, Chief
                                        Executive Officer, President
                                        and Director

Frank A. Washburn            48         Executive Vice President-Chief
                                        Operating Officer and Director

George R. Mihalko            42         Senior Vice President, Chief
                                        Financial Officer, Treasurer
                                        and Director

Stephen D. Robinson          42         Senior Vice President-General
                                        Merchandise Manager (Hardlines)

Donald Hendricksen           46         Senior Vice President-Store
                                        Operations

Paul L. Knutson              39         Senior Vice President -
                                        Human Resources

Kurt Streitz                 48         Senior Vice President -
                                        Chief Information Officer

     Steven S. Fishman has served as Chief Executive Officer and President of the Company since April 1993 and as Chairman of the Board of the Company since August 1993. From 1988 to March 1993, Mr. Fishman was employed by Caldor, Inc. as Senior Vice President and General Merchandise Manager-Homelines.

     Frank A. Washburn has served as Chief Operating Officer of the Company since March 6, 1997, and Executive Vice President-Corporate Operations of the Company since February 1995, having previously served as Senior Vice President - Human Resources, Real Estate and Store Development of the Company since 1993 and as Vice President - Human Resources of the Company from 1987 to 1993. Mr. Washburn joined the Company's predecessor in 1965.

     George R. Mihalko has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since September 1995. From February 1993 to September 1995, Mr. Mihalko was employed by Pier I Imports, Inc. as Vice
President and Treasurer. From July 1990 to February 1993, Mr. Mihalko was employed by Burlington Northern Railroad as Assistant Treasurer.

     Stephen D. Robinson has served as Senior Vice President-General Merchandise Manager-Hardlines of the Company since he joined the Company in September 1993. From February 1992 to September 1993, Mr. Robinson served as Vice President of Sales and Marketing for Benchmark Home Products; from January 1991 to February 1992, Mr. Robinson was employed by Caldor, Inc. as an Operating Vice President and Divisional Merchandise Manager.

     Donald Hendricksen has served as Senior Vice President-Store Operations of the Company since January 1996. From 1986 to January 1996, Mr. Hendricksen served as a Vice President and Divisional Merchandise Manager of the Company. Mr. Hendricksen joined the Company's predecessor in 1969.

     Paul L. Knutson has served as Senior Vice President - Human Resources since March 6, 1997. From July 1994 to March 6, 1997, Mr. Knutson served as Vice President - Human Resources of the Company. Mr. Knutson was Manager of Benefits, Compensation and Human Resources Information Services at Land's End from February 1992 to July 1994. Mr Knutson served as Manager of Compensation and Benefits at Pamida before February 1992. He joined the Company in 1983.

     Kurt  Streitz  has  served as Senior  Vice  President  - Chief  Information
Officer of the Company since March 6, 1997. Mr. Streitz was Principal - Organizational and Technology Transformation of Telluride Consulting Group from 1993 to 1995. He served as Vice President of Operational Development and Information Services at Arvida/JMB Partners from 1991 to 1993.

      All executive officers of the Company may be removed from their positions as such officers at any time by the board of directors of the Company. However, Messrs. Fishman, Washburn and Mihalko have employment agreements with the Company which provide for the continuation of their employment with the Company (see Item 11).

ITEM 11.  EXECUTIVE COMPENSATION.

      ANNUAL EXECUTIVE COMPENSATION.

     The following table shows the annual compensation paid by the Company for services rendered during the fiscal years ended February 2, 1997, January 28, 1996 and January 29, 1995 to the Chief Executive Officer of the Company and to certain other executive officers of the Company:


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                                                           Compensation
                                           Annual Compensation                Awards
                           ----------------------------------------------- -------------
Name and                                                        Other      Stock Options
Principal                 Fiscal                                Annual      (Number of        All Other
Position                   Year      Salary       Bonus       Compensation    Shares)       Compensation (1)

Steven S. Fishman,         1997     $506,973     $     --       $      --       25,800             $34,427
Chairman of the            1996     $444,088     $     --       $      --        2,778             $24,310
Board, President,          1995     $419,135     $239,787       $      --       75,000             $ 3,700
and Chief Executive
Officer

Frank A. Washburn,         1997     $223,127     $     --       $      --        13,000             $16,013
Executive Vice             1996     $194,281     $ 25,000       $      --        14,667             $12,877
President, Chief           1995     $134,819     $ 31,468       $      --             -             $ 3,369
Operating Officer

George R. Mihalko,         1997     $182,935     $ 15,000       $      --         6,500             $11,515
Senior Vice                1996     $ 58,385     $ 35,000       $  29,836 (3)    10,000             $ 2,856
President and
Chief Financial
Officer (2)

Stephen D. Robinson,       1997     $199,858     $ 20,000       $      --         6,500             $15,268
Senior Vice                1996     $182,358     $ 15,000       $      --        14,667             $12,071
President-General          1995     $172,896     $ 39,335       $      --            --             $ 1,010
Merchandise Manager

Donald Hendricksen,        1997     $149,281     $ 25,000       $      --         6,500              $ 7,564
Senior Vice                1996     $118,358     $     --       $      --           417              $ 8,122
President-Store
Operations (4)

----------------------
(1) All Other Compensation for fiscal 1997 consists of contributions by the Company to its 401(k) plan and 1995 Deferred Compensation Plan ($3,750 and $30,677 for Mr. Fishman, $3,123 and $12,890 for Mr. Washburn, $1,212 and
     $10,303 for Mr. Mihalko, $3,692 and $11,576 for Mr. Robinson, and $3,731 and $3,833 for Mr. Hendricksen). The Company's Deferred Compensation Plan provides for elective salary deferrals by participants (not less than 2% and not more than 10% of base salary); the Company matches a participant's deferral quarterly up to 5% of base salary and credits a participant's deferral account quarterly with an interest equivalent at the rate of 7% per annum.
(2) Mr. Mihalko became an executive officer of the Company in September 1995. Prior to that time he was not employed by the Company.
(3) $16,849 of this amount was a sign-on bonus in connection with Mr. Mihalko's initial employment by the Company, and $11,873 of this amount was reimbursement of various moving and relocation expenses.
(4) Mr. Hendricksen became an executive officer of the Company in January 1996. Information concerning his prior employment by the Company appears on a previous page of this Form 10-K.
----------------------



                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                                   Potential
                                                                               Realizable Value at
                                                                                 Assumed Annual
                                                                               Rates of Stock Price
                                                                                  Appreciation
                           Individual Grants (1)                                for Option Term  (2)
--------------------------------------------------------------------------     ---------------------
                                      % of Total
                                       Options
                           Options    Granted to
                           Granted    Employees     Exercise
                         (Number of   in Fiscal       Price     Expiration
      Name                Shares)       Year         ($/Sh)        Date           5%         10%
-------------------      ----------   ----------    --------    ----------     -------     -------
Steven S. Fishman        12,000 (3)      13.8%      $2.7813      02-28-06      $20,990     $53,192
Steven S. Fishman        13,800 (4)      15.9%      $1.9375      12-11-06      $16,815     $42,613
Frank A. Washburn         6,000 (3)       6.9%      $2.7813      02-28-06      $10,495     $26,596
Frank A. Washburn         7,000 (4)       8.1%      $1.9375      12-11-06      $ 8,529     $21,615
George R. Mihalko         3,000 (3)       3.5%      $2.7813      02-28-06      $ 5,247     $13,298
George R. Mihalko         3,500 (4)       4.0%      $1.9375      12-11-06      $ 4,265     $10,808
Stephen D. Robinson       3,000 (3)       3.5%      $2.7813      02-28-06      $ 5,247     $13,298
Stephen D. Robinson       3,500 (4)       4.0%      $1.9375      12-11-06      $ 4,265     $10,808
Donald Hendricksen        3,000 (3)       3.5%      $2.7813      02-28-06      $ 5,247     $13,298
Donald Hendricksen        3,500 (4)       4.0%      $1.9375      12-11-06      $ 4,265     $10,808


(1) The options granted during fiscal 1997 were granted under the Pamida Holdings Corporation 1992 Stock Option Plan (the "Plan") by the Stock Option Committee of the Board of Directors of Holdings. Such options relate to shares of the Common Stock of Holdings, were granted at prices equal to the average of the high and low prices of such Common Stock on the American Stock Exchange on the dates of the grants, and are intended to be incentive stock options for federal income tax purposes to the extent permitted by the Internal Revenue Code of 1986.
(2) The calculations are made at the 5% and 10% rates prescribed by Securities and Exchange Commission regulation and are not intended to forecast possible future appreciation of the Common Stock of Holdings. The calculations assume the indicated annual rates of appreciation of the exercise price for ten years on a compounded basis for all of the shares covered by the option, minus the aggregate exercise price.
(3) These options become exercisable in five equal annual installments beginning February 28, 1997, subject to the terms of the Plan and the applicable stock option agreement.
(4) These options become exercisable in five equal annual installments beginning December 11, 1997, subject to the terms of the Plan and the applicable stock option agreement.
-------------------


      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL-YEAR-END
        OPTION VALUES

                                                                Number of
                                                                 Shares            Value of
                                                                Underlying        Unexercised
                                                                Unexercised      In-the-Money
                                                                 Options at       Options at
                                                                02-02-97 (1)      02-02-97 (2)
                              Number of
                           Shares Acquired         Value        Exercisable/      Exercisable/
      Name                   on Exercise        Realized       Unexercisable(2)   Unexercisable
Steven S. Fishman                 --                 --              92,122              --
                                                                     68,400          $4,313
Frank A. Washburn                 --                 --               9,133              --
                                                                     20,200          $2,188
George R. Mihalko                 --                 --               2,600              --
                                                                     13,900          $1,094
Stephen D. Robinson               --                 --               8,533              --
                                                                     14,300          $1,094
Donald Hendricksen                --                 --               2,058              --
                                                                      5,900          $1,094

(1) All options relate to shares of the Common Stock of Holdings and were granted under the Pamida Holdings Corporation 1992 Stock Option Plan.
(2) Based upon the $2.25 market value of the underlying Common Stock of Holdings on January 31, 1997, the last day of the fiscal year on which trading in the Common Stock of Holdings occurred, minus the option exercise price for the shares covered by the option.

      EMPLOYMENT AND OTHER AGREEMENTS.

      Mr. Fishman was employed by the Company as its President and Chief Executive Officer, effective April 19, 1993, pursuant to an employment agreement having a three-year term ending on April 18, 1996. On September 22, 1995, the Company and Holdings entered into a new employment agreement with Mr. Fishman which superseded the 1993 agreement except as otherwise described in this paragraph. The term of the 1995 agreement extends through April 18, 2001. Through April 18, 1996, Mr. Fishman was entitled to receive a base salary at an annual rate of $450,000 (the rate for such period provided for in the 1993 agreement); thereafter, Mr. Fishman is entitled to receive a base salary at an annual rate of not less than $500,000 for the remaining term of the 1995 agreement. Mr. Fishman was entitled to receive an incentive bonus for fiscal 1997 under the 1995 agreement if a specified minimum earnings test was met; however, such test was not met, and Mr. Fishman received no incentive bonus for fiscal 1997. The 1995 agreement requires the Board of Directors of Holdings and Mr. Fishman to agree periodically upon incentive bonus programs for Mr. Fishman for fiscal 1998 through 2001. Mr. Fishman's fiscal 1998 incentive bonus program provides for a potential incentive bonus based upon the financial performance of Holdings and its subsidiaries on a consolidated basis and the comparable store sales performance of the Company's stores. Mr. Fishman also is entitled to customary fringe benefits under the 1995 agreement. In the event of Mr.
Fishman's death, his base salary would continue for 90 days, and his estate would be entitled to a pro rata portion of his incentive bonus (if any) for the fiscal year in which his death occurs. If Mr. Fishman's employment terminates for cause or by reason of his disability for a continuous period of six months, then he would be entitled to his base salary to the termination date, a pro rata portion of his incentive bonus (if any) for the fiscal year in which such termination occurs, and (only in the case of his disability) the continuation of certain fringe benefits until not later than his attainment of age 65. If Mr. Fishman's employment is terminated by Holdings or Pamida without cause prior to a Significant Corporate Event (as defined in the 1995 agreement), then he would be entitled to the continuation of his base salary through April 18, 2001 (less amounts which Mr. Fishman might receive from other employment), a pro rata portion of his incentive bonus (if any) for the fiscal year in which such termination occurs, the continuation of certain fringe benefits until the earlier of April 18, 2001, or his receipt of such benefits from another employer, and the equivalent of certain deferred compensation and 401(k) plan benefits which Mr. Fishman would lose as a result of his termination without cause. If the termination without cause occurs after a Significant Corporate Event, then Mr. Fishman also would be entitled to receive an incentive bonus for each of the next two 12-month periods (but not beyond April 18, 2001) in an amount equal to the average amount of the incentive bonuses (if any) which he received for the three fiscal years prior to the fiscal year during which such termination occurs. Significant Corporate Events are Holdings' ceasing to own all of the capital stock of the Company, the merger of the Company into a corporation of which Holdings' does not own a majority of the voting shares, the merger of Holdings into another corporation a majority of whose voting shares are owned by persons other than the previous majority owners of the Holdings, the acquisition by a person or group (other than 399 Venture Partners, Inc. or its affiliates) of 30% or more of the voting shares of Holdings, and a stockholder vote to dissolve the Company or dispose of all of its property and assets. The 1995 agreement also provides that Mr. Fishman is entitled to at least 12 months advance notice if Holdings and the Company do not intend to continue his employment after April 18, 2001, with at least the same base salary as then in effect and with a substantially similar incentive bonus program and fringe benefits; in the absence of such notice prior to April 18, 2000, Mr. Fishman would be entitled to certain compensation through the end of a 12-month period beginning when such notice actually is given.

      Mr. Washburn has an employment agreement with Holdings and the Company, providing for his employment as Executive Vice President and Chief Operating Officer, which became effective on March 6, 1997, and has a term of three years. The agreement provides for a base salary at an annual rate of not less than $275,000 and in other material respects is substantially identical to Mr. Fishman's 1995 agreement described above.

      Mr. Mihalko has an employment agreement with Holdings and the Company, providing for his employment as Senior Vice President and Chief Financial Officer, which became effective on March 6, 1997, and has a term of three years. The agreement provides for a base salary at an annual rate of not less than $210,000. In most other material respects, Mr. Mihalko's agreement is substantially similar to Mr. Fishman's 1995 agreement described above; however, Mr. Mihalko's agreement does not include provisions for certain bonus payments or certain continued salary payments and benefits in the event of the termination of Mr. Mihalko's employment for various reasons prior to the expiration of the three-year term or without at least 12 months' advance notice.

     Pamida has agreements with Messrs. Robinson and Hendricksen which provide in each case that if such person's employment is terminated by Pamida without cause (as defined in the agreement), then such person will be entitled to receive severance pay in an amount equal to his then current annual base salary, payable over the 12-month period following the termination and with any remaining payments reduced by any wages earned by him during such 12-month period. If Mr. Fishman is not the Chief Executive Officer of Pamida at the time of such termination, then the severance pay of Mr. Robinson will be an amount equal to twice his then current annual base salary, payable over the 24-month period following the termination and with any remaining payments reduced by any wages earned by him during such 24-month period. Mr. Robinson's current annual base salary is $195,000, and Mr. Hendricksen's current annual base salary is $145,000.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

      Holdings owns 100% of the outstanding capital stock of the Company. Its address is the same as that of the Company.


      The following table sets forth information as to each class of equity securities of Holdings beneficially owned as of March 29, 1996, by each director of the Company, by certain executive officers of the Company and by all directors and executive officers of the Company as a group:

                                               Number of
                                           Shares of Common     Percent
                                          Stock Beneficially      of
     Beneficial Owner                          Owned (1)         Class
     ------------------                   ------------------    -------
     Steven S. Fishman                        135,622 (2)        2.66%

     Frank A. Washburn                         22,233 (3)        0.44%

     George R. Mihalko                          4,675 (4)        0.09%

     Stephen D. Robinson                       33,177 (5)        0.66%

     Donald Hendricksen                         7,158 (6)        0.14%

     All directors and executive officers
       as a group (5 persons)                 208,865 (7)        4.08%
------------------

(1) Each person named in the table above has sole voting power and sole investment power with respect to the shares set forth after his or her name, except for the shares referred to in notes (2) and (4).

(2) Mr. Fishman disclaims beneficial ownership of 33,500 of these shares, which are held by him (15,500) or his wife (18,000) as custodian for his children. Mr. Fishman has the right to acquire beneficial ownership of 92,122 of these shares pursuant to currently exercisable options.

(3) Mr. Washburn has the right to acquire beneficial ownership of 9,133 of these shares pursuant to currently exercisable options.

(4) Mr. Mihalko has the right to acquire beneficial ownership of 2,600 of these shares pursuant to currently exercisable options.

(5) Mr. Robinson has the right to acquire beneficial ownership of 8,533 of these shares pursuant to a currently exercisable option. 14,100 of these shares are owned jointly by Mr. Robinson and his wife, who have shared voting and investment power with respect to such shares. Mr. Robinson disclaims beneficial ownership of 300 of these shares which are held by him as custodian for his son and 1,244 of these shares which are held in an IRA account of his wife.

(6) Mr. Hendricksen has the right to acquire beneficial ownership of 2,058 of these shares pursuant to currently exercisable options.

(7)  See notes (2) through (6) above.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

      None

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

      (a)  The following documents are filed as a part of this report in Item 8:

      1.  FINANCIAL STATEMENTS.

      Pamida, Inc. and Subsidiaries

        -   Independent Auditors' Report

        - Consolidated Statements of Operations for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

        -   Consolidated  Balance  Sheets at February  2, 1997 and  January  28,
            1996

        - Consolidated Statements of Common Stockholder's Equity for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

        - Consolidated Statements of Cash Flows for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

        - Notes to Consolidated Financial Statements for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

      2.  FINANCIAL STATEMENT SCHEDULES.

            None

     All schedules of the registrant for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to Consolidated Financial Statements and, therefore, have been omitted.

      3.  EXHIBITS.

(2)  3.1   -  Restated Certificate of Incorporation of Pamida, Inc.

(2)  3.2   -  Second Revised By-Laws of Pamida, Inc.

(4)  4.1   -  Indenture  dated  as of  March 15,  1993,  among  Pamida,  Inc. as
                Issuer, Pamida Holdings Corporation as Guarantor, and State Street Bank and Trust Company as Trustee relating to 11 3/4% Senior Subordinated Notes due 2003 of Pamida, Inc.

(4)  4.2   -  Specimen  form  of 11 3/4% Senior  Subordinated  Note  due 2003 of
                Pamida, Inc.

(3)  10.1  -  Tax-Sharing   Agreement  dated  as  of  February  2,  1992,  among
                Pamida Holdings Corporation, Pamida, Inc., Seaway Importing company, and Pamida Transportation Company.

(4)  10.2  -  Loan and  Security  Agreement  dated  March 30, 1993, by and among
                Congress Financial Corporation (Southwest) and BA Business Credit, Inc. as Lenders, Congress Financial Corporation
                (Southwest) as Agent for the Lenders, and Pamida, Inc. and Seaway Importing Company as Borrowers.

(10) 10.3  -  Amendment  No. 1 to  Loan and  Security  Agreement,  dated January
                28, 1996, among Pamida, Inc. and Seaway Importing Company as Borrowers, Congress Financial Corporation (Southwest) as Lender and Agent and BankAmerica Business Credit as a Lender (amends
                Exhibit 10.2).

(11) 10.4  -  Amendment No. 2 to Loan and Security Agreement, dated  January 28,
                1996, among Pamida, Inc. and Seaway Importing Company as Borrowers, Congress Financial Corporation (Southwest) as Lender and Agent and BankAmerica Business Credit as a Lender (amends
                Exhibit 10.2).

(12) 10.5  -  Amendment  No. 3 to Loan  and  Security  Agreement  among  Pamida,
                Inc.  and  Seaway  Importing  Company,  as  Borrowers,  Congress
                Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated September 16, 1996 (amends
                Exhibit 10.2).

     10.6  -  Amendment  No.  4 to  Loan  and  Security Agreement  among Pamida,
                Inc.  and  Seaway  Importing  Company,  as  Borrowers,  Congress
                Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated January 31, 1997 (amends Exhibit 10.2).

     10.7  -  Amendment  No.  5 to  Loan  and  Security  Agreement among Pamida,
                Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated March 17, 1997 (amends Exhibit 10.2).

(6)  10.8  -  Pamida Holdings Corporation 1992 Stock Option Plan.

(5)  10.9  -  Employment  Agreement  dated  April 19, 1993, between Pamida, Inc.
                and Steven S. Fishman.

(8)  10.10 -  Amendment  No. 1 to Employment  Agreement,  dated January 3, 1994, between  Pamida,  Inc.  and Steven S.  Fishman  (amends  Exhibit
                10.9).

(9)  10.11 -  Amendment   No. 2 to  Employment   Agreement,  dated  January  23,
                1995,  between  Pamida,  Inc.  and  Steven  S.  Fishman  (amends
                Exhibit 10.9).

(10) 10.12 -  Employment  Agreement  dated   September  22, 1995,  among  Pamida
                Holdings Corporation, Pamida,  Inc. and Steven S. Fishman.

(12) 10.13 -  Amendment  No. 1 to  Employment  Agreement  among  Pamida Holdings
                Corporation, Pamida, Inc. , and Steven S. Fishman dated August 29, 1996 (amends Exhibit 10.12).

     10.14 -  Amendment  No. 2 to  Employment  Agreement  among Pamida  Holdings
                Corporation, Pamida, Inc., and Steven S. Fishman dated March 6, 1997 (amends Exhibit 10.12).

(13) 10.15 -  Retention and Confidentiality  Agreement  dated  August  31, 1993, between Pamida, Inc. and Stephen Robinson, Amendment thereto dated January 1995, and Second Amendment thereto dated February 21, 1996.

     10.16 -  Severance  Pay,  Confidentiality,  and  Non-Solicitation Agreement
                between  Pamida,  Inc.  and  Donald  Hendricksen  dated April 7,
                1997.

     10.17 -  Employment  Agreement  dated  as of March 6,  1997,  among  Pamida
                Holdings Corporation, Pamida, Inc., and Frank A. Washburn.

     10.18 -  Employment  Agreement  dated  as of March 6,  1997,  among  Pamida
                Holdings Corporation, Pamida, Inc., and George R. Mihalko.

     10.19 -  Long-Term  Incentive  Award Agreement dated  as of  March 6, 1997, between Pamida, Inc. and Steven S. Fishman.

     10.20 -  Long-Term  Incentive  Award  Agreement dated as of March 6,  1997, between Pamida, Inc., and Frank A. Washburn.

     10.21 -  Long-Term  Incentive  Award  Agreement dated as of March 6,  1997, between Pamida, Inc., and George R. Mihalko.

     10.22 -  Long-Term  Incentive  Award  Agreement  dated as of March 6, 1997, between Pamida, Inc., and Stephen Robinson.

     10.23 -  Long-Term  Incentive Award  Agreement dated  as of  March 6, 1997, between Pamida, Inc., and Donald Hendricksen.

(9)  10.24 -  Pamida, Inc. 1995 Deferred Compensation Plan.

(7)  22.1  -  Subsidiaries of Pamida, Inc.

-------------------------

(1) Previously filed as an exhibit to Registration Statement of Pamida Holdings Corporation on Form S-1 (Registration No. 33-35324) and incorporated herein by this reference.

(2) Previously filed as an exhibit to Registration Statement of Pamida, Inc. on Form S-l (Registration No. 33-10980) and incorporated herein by this reference.

(3) Previously filed as an exhibit to Registration Statement of Pamida, Inc. and Pamida Holdings Corporation on Form S-1 (Registration No. 33-57990) and incorporated herein by this reference.

(4) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation (File No. 1-10619) for the period ended May 2, 1993, and incorporated herein by this reference.

(5) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida, Inc. (File No. 33-57990) for the period ended August 1, 1993, and incorporated herein by this reference.

(6) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation (File No. 1-10619) for the period ended August 1, 1993, and incorporated herein by this reference.

(7) Previously filed as an exhibit to Registration Statement of Pamida, Inc. on Form S-1 (Registration No. 33-57990) and incorporated herein by this reference.

(8) Previously filed as an exhibit to Form 10-K Annual Report of Pamida, Inc. for the fiscal year ended January 30, 1994, and incorporated herein by this reference.

(9) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 29, 1995, and incorporated herein by this reference.

(10) Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  29,  1995,   and
     incorporated herein by this reference.

(11) Previously  filed as an  exhibit  to Form  10-K  Annual  Report  of  Pamida
     Holdings   Corporation   for  the  period  ended  January  28,  1996,   and
     incorporated herein by this reference.

(12) Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  27,  1996,   and
     incorporated herein by this reference.

(13) Previously filed as an exhibit to Form 10-K Annual Report of Pamida, Inc. for the fiscal year ended January 28, 1996, and incorporated herein by this reference.

                                      * * *

(b) No reports on Form 8-K were filed by the registrant during the last quarter of the period covered by this report.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 15, 1997                   PAMIDA, INC.

                                    By: /S/ STEVEN S. FISHMAN
                                        Steven S. Fishman, Chairman of
                                        the Board, President and Chief
                                        Executive Officer and Director

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



    /S/ STEVEN S. FISHMAN               Chairman of the Board,    April 15, 1997
    Steven S. Fishman                   President, Chief Executive
                                        Officer and Director


    /S/ GEORGE R. MIHALKO               Senior Vice President,    April 15, 1997
    George R. Mihalko                   Chief Financial Officer
                                        Treasurer and Director


    /S/ TODD D. WEYHRICH                Principal Accounting      April 15, 1997
    Todd D. Weyhrich                    Officer


    /S/ FRANK A. WASHBURN               Director                  April 15, 1997
    Frank A. Washburn

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                    FORM 10-K

              Annual Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                   For the fiscal year ended February 2, 1997
                         Commission File Number 1-10619

                           PAMIDA HOLDINGS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                           47-0696125
     (State or other jurisdiction of       (IRS Employer Identification
      incorporation or organization)        Number)

         8800 "F" Street, Omaha, Nebraska                    68127
     (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (402) 339-2400

Securities Registered Pursuant to Section 12(b) of the Act:

          Title of Each                   Name of Each Exchange
              Class                        on Which Registered
          -------------                  -----------------------
          Common Stock                   American Stock Exchange

 Securities Registered Pursuant to Section 12(g) of the Act:

                                      NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of April 15, 1997, was $10,899,162 based upon the closing price for such stock on the American Stock Exchange on such date.

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date:

                                                 Outstanding at
             Class of Stock                      April 15, 1997
             --------------                     ----------------
              Common Stock                      5,004,942 shares

     Documents Incorporated by Reference: Portions of the registrant's proxy statement dated March 26, 1997, for the annual meeting of the registrant's stockholders to be held on May 22, 1997, are incorporated by reference into Part III.
                                     PART I

Item 1. BUSINESS.

      FORWARD-LOOKING STATEMENTS

     This 10-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this 10-K contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.

      GENERAL.

     Pamida Holdings Corporation conducts its mass merchandise retail business through its wholly owned subsidiary, Pamida, Inc., a Delaware corporation. Unless the context indicates otherwise, the terms "Pamida" and "Company" refer collectively to Pamida Holdings Corporation, its direct and indirect subsidiaries and their predecessors, and "Holdings" refers only to Pamida Holdings Corporation.

     Holdings is a Delaware corporation incorporated in 1986 to acquire all of the capital stock of Pamida, Inc. which, directly since 1981 and through a predecessor prior to 1981, had been engaged in the mass merchandise retail business since 1963. The capital stock of Pamida, Inc. is the only significant asset of Holdings, and Holdings has no material operations of its own.

     On January 19, 1996, the Company announced its intention to close 40 stores located in unprofitable or highly competitive markets. Store closing sales began on January 29, 1996, and the Company completed all of such store closings during the second quarter of the fiscal year ended February 2, 1997. References in this Form 10-K to the "40 Closed Stores" mean such 40 stores.


      STORES.

     At February 2, 1997, Pamida operated 148 mass merchandise retail stores located in 148 small towns (having an average population of approximately 5,500) in 15 Midwestern, North Central and Rocky Mountain states. Pamida's strategic objective is to be the dominant mass merchandise retailer in the communities it serves. The Company believes that it holds the leading market position in over 80% of the communities in which its stores are located.

     Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major mass merchandise retailer and which the Company considers to be either too small to support more than one major mass merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. At February 2, 1997, 119 of the Company's 148 stores faced no direct local competition from other major mass merchandise retailers.

     The Company's stores average approximately 29,000 square feet of sales area and range in size from approximately 6,000 to 51,000 square feet of sales area. At February 2, 1997, Pamida's stores had an aggregate sales area of approximately 4,348,000 square feet.

     The following table indicates the states in which Pamida's stores were located as of February 2, 1997:

     STATE                                                        TOTAL
     -----                                                        -----
     Minnesota.....................................................  29
     Iowa..........................................................  26
     Nebraska......................................................  15
     Wisconsin.....................................................  14
     Michigan.....................................................   12
     Ohio.........................................................   10
     Wyoming.......................................................   9
     North Dakota..................................................   7
     South Dakota..................................................   7
     Montana.......................................................   7
     Indiana.......................................................   4
     Kansas........................................................   3
     Kentucky .....................................................   2
     Illinois......................................................   2
     Missouri .....................................................   1
                                                                    ---
                                                                    148
                                                                    ===

     The following tables show the number of the Company's store openings, relocations and closings and the aggregate year-end store sales area by fiscal year since fiscal 1993:

                                   Fiscal Year Ended
                        1997    1996    1995    1994    1993

Beginning of year ...    144     184     173     178     178
  Stores opened in
    new markets .....      6       7      17       8       9
  Stores relocated in
    existing markets       2       3      --      --      --
  Stores closed .....     (4)    (10)     (6)    (13)     (9)
                         ---     ---     ---     ---     ---
End of year .........    148     184     184     173     178
Less 40 Closed Stores    ===     (40)    ===     ===     ===
                                 ---
                                 144
                                 ===

                                  Fiscal Year Ended
                        1997    1996    1995    1994    1993

Square feet of
  store sales area
  at year-end (in
  millions)             4.35    5.22    5.09    4.68    4.75
Less 40 Closed Stores          (1.09)
                               ------
                                4.13

     Pamida regularly evaluates all of its stores and from time to time closes stores which no longer meet its standards for sales, profitability, selling area or other applicable criteria.

      STORE EXPANSION PROGRAM.

     Pamida's store expansion program is subject to the Company's ability to negotiate satisfactory leases, to the ability of prospective landlords to obtain financing for new store buildings and to various zoning, site acquisition, environmental, traffic, construction and other contingencies. Three new stores, two of which are replacement stores, are expected to commence operations this year.

     Pamida has identified numerous communities which are potential sites for the Company's prototype stores and in which Pamida believes it can achieve a leading market position, although there is no assurance that Pamida will open stores in such communities or on any particular time schedule.

     In October 1996 the Company agreed to lease a new 200,000 square foot distribution facility to be located in Lebanon, Indiana. Construction of this new facility is underway, and the facility is expected to be completed and operational during the second quarter of the current year.


     Pamida believes that its existing distribution facilities (including the new Lebanon, Indiana facility), senior and middle management staff and corporate infrastructure are sufficient to accommodate the Company's anticipated growth.

     The Company typically invests approximately $1,450,000 to $1,750,000 in a new prototype store. Such expenditures consist primarily of approximately $1,000,000 to $1,200,000 for the initial store inventory, a portion of which is financed by vendor trade credit, and approximately $450,000 to $550,000 for store fixtures and equipment. Because of the redeployment of store fixtures and equipment from the 40 Closed Stores to new stores, the Company expects store fixture and equipment expense to be limited to approximately $250,000 per new store for fiscal 1998. In most cases, building and land costs of approximately $1,450,000 to $1,750,000 per store are financed by unaffiliated developers who lease the real estate to Pamida. To expedite the construction process, Pamida occasionally may construct stores on sites which it acquires, with the expectation that it subsequently will enter into sale-leaseback transactions with respect to such stores with unaffiliated investors.

      SALES AND MERCHANDISING.

     Pamida's merchandising policy is to provide customers with one-stop family shopping convenience and to feature nationally advertised brand-name products as well as some private-label merchandise at attractive prices. Pamida operates its stores on a self-service, primarily cash-and-carry basis and runs weekly advertised promotions throughout the year. All of Pamida's stores accept bank credit cards, which accounted for 14.2% of total store sales during the fiscal year ended February 2, 1997.

     Pamida's typical customers are price-conscious families across the income spectrum. To effectively serve such customers, the Company's stores are open seven days a week for an average of at least 75 hours per week.

     Pamida's two basic merchandise divisions are softlines and hardlines. The softlines division includes men's, women's, children's and infants' clothing, footwear, accessories and jewelry. The hardlines division includes categories such as health and beauty aids, automotive accessories, housewares, cleaning supplies, hardware, paint, sporting goods, toys, stationery, small appliances and electronic items, videos, compact discs and tapes, lawn and garden supplies, linens and other domestics, cameras and accessories, pet supplies and some food and candy items.

     The Company currently owns and operates pharmacies in 41 of its larger stores, and eight of Pamida's other stores contain prescription pharmacies leased to and operated by independent pharmacists. The pharmacies have proved to be effective in building customer loyalty and attracting customers who are likely to purchase other items in addition to prescription drugs. Pamida intends, whenever feasible in light of regulatory and personnel considerations and where space permits, to include a pharmacy in each of its new prototype stores and to add pharmacies to existing stores.

     During the fiscal year ended February 2, 1997, the hardlines division accounted for approximately 72% of Pamida's total sales, while the apparel division and the pharmacies accounted for 23% and 5%, respectively, of Pamida's total sales.

     Among the methods that the Company employs to build customer loyalty and satisfaction are weekly advertised specials, competitive pricing, clean and orderly stores, friendly well-trained personnel, a liberal return policy and a wide variety of special customer services (such as wheelchairs for the elderly and handicapped, restroom facilities and water fountains, seating benches, speedy check-out lanes and expedited check cashing and raincheck and layaway processing) offered under various customer-oriented themes such as "We Care" and "We're Listening". Pamida places special emphasis on maintaining a strong in-stock position in all merchandise categories, particularly with respect to sale items.

     Pamida's business, like that of most other mass merchandise retailers, is seasonal. First quarter sales (February through April) are lower than sales during the other three fiscal quarters, while fourth quarter sales (November through January) in recent years have increased to approximately 30% of the full year's sales and normally involve a greater proportion of higher margin merchandise.


      ADVERTISING AND PROMOTION.

     The Company's extensive advertising primarily utilizes colorful weekly circulars developed by a centralized advertising department at Pamida's headquarters. Such circulars advertise brand-name and other merchandise at significant price reductions and are inserted into local newspapers or mailed directly to customers. Pamida also uses local shoppers publications and coupon books. During fiscal 1997, Pamida spent approximately $11,618,000 (net of promotional allowances provided by vendors) on advertising, which represented approximately 1.8% of fiscal 1997 sales.


      PURCHASING AND DISTRIBUTION.

     Pamida maintains a centralized buying, merchandising and store planning staff at its executive offices. The merchandising department includes two general merchandise managers, five hardlines divisional merchandise managers and three apparel divisional merchandise managers. Each of the divisional merchandise managers supervises from five to seven buyers. Members of the Company's experienced buying staff regularly attend major trade shows, visit both domestic and overseas markets and meet with vendor representatives at the Company's headquarters.

     The merchandise in the Company's stores is purchased from over 3,000 primary manufacturers and suppliers and numerous other vendors. Centralized purchasing enables Pamida to more effectively control inventory shrinkage and to take advantage of promotional programs and volume discounts offered by certain vendors. The Company continuously seeks to optimize merchandise costs, including promotional allowances offered by its suppliers. Pamida also has centralized the management of returned merchandise, which enables the Company to most effectively secure vendor credits and refunds with respect to such merchandise.

     The Company's point-of-sale data capture equipment located in its stores provides current information to Pamida's buyers to assist them in managing inventories, effecting prompt reorders of popular items, eliminating slow-selling merchandise and reducing markdowns.

     Seaway Importing Company, a wholly owned subsidiary of Pamida, Inc., imports a wide variety of merchandise, including sporting goods, pet supplies, toys, electronic items, apparel, hair care items, painting supplies, automotive items and hardware, for sale in Pamida's stores.

     During fiscal 1997, approximately 76% of Pamida's merchandise was supplied to the stores through Pamida's own distribution centers, while the remaining merchandise was supplied directly to the stores by manufacturers or distributors.

      COMPETITION.

     The mass merchandise retail business is highly competitive. The Company's stores generally compete with supermarkets, drug and specialty stores, mail order and catalog merchants and, in some communities, department stores and other mass merchandise retailers. Competitors consist both of independent stores and of regional and national chains, some of which have substantially greater resources than the Company. The type and degree of competition and the number of competitors which Pamida's stores face vary significantly by market.

     Pamida believes that the principal areas of competition in the mass merchandise retail industry are store location, price, merchandise variety and quality and customer service, although numerous other factors also affect the competitive position of any particular store. Among the methods that the Company employs to build customer loyalty and satisfaction are weekly advertised specials, competitive pricing, clean and orderly stores, friendly well-trained personnel, a liberal return policy and a wide variety of special customer services offered under themes such as "We Care" and "We're Listening".

     Pamida stores generally are located in small towns, normally county seats, where there often is little or no competition from another major mass merchandise retailer and which may be either too small to support more than one major mass merchandise retailer (thereby creating a potential barrier to entry by a major competitor) or too small to attract competitors whose stores generally are designed to serve larger populations. The Company believes that, in terms of sales, it is the leading mass merchandise retailer in over 80% of the communities in which its stores are located.

     At February 2, 1997, 119 of Pamida's 148 stores were located in communities in which there was no direct local competition from other major mass merchandise retailers. As of that date, Kmart, Alco, Wal-Mart, Target and ShopKo had stores in 16, 11, 6, 2 and 1 communities, respectively, where Pamida stores are located; however, because some of these communities have more than one of such competitors, only 29 Pamida stores face direct local competition from such retail chains. In recent years the Company's business strategy has been to focus its store expansion program on communities with less likelihood of the entry of a new major competitor, but there can be no assurance that in the future major competitors will not open additional stores in the Company's markets.

     Merchandise prices generally are established on a zone basis at Pamida's executive offices, although store managers are given discretion to adjust prices of key items to meet local competition and to match a competitor's advertised prices. Zone pricing allows the Company to establish prices at different levels in different trade territories, based primarily on competitive conditions within such territories, rather than having a uniform pricing structure throughout the entire chain. Pamida conducts a continuous program of competitor price comparisons that enables the Company to make merchandise price adjustments, when necessary, to assure that the Company maintains a competitive position.

      EMPLOYEES.

     As of February 2, 1997, Pamida had approximately 5,700 employees, of whom approximately 2,800 were full-time and 2,900 were part-time. The number of employees varies on a seasonal basis. None of Pamida's employees are represented by a labor union, and the Company believes that its relations with its employees are good.

     At February 2, 1997, the average length of service of the Company's management staff was as follows:

                                                         Average
                                                          Years
                                             Number     of Service
                                             ------     ----------
Top Management                                  2          15.3
Senior Vice Presidents and Vice Presidents     16           5.7
District Managers                              12          20.3
Pharmacy District Supervisors                   3           4.9
Store Managers                                148          10.7
Pharmacy Managers                              41           3.1


     Pamida's human resources department is responsible for company-wide salary and wage administration, as well as all benefit-plan administration. The human resources department works closely with store operations in the development and administration of Pamida's store-level employee training programs. In addition, Pamida has an ongoing program for the development of management personnel to fill positions in all facets of the Company's operations and makes a concerted effort to identify and train potential successors for all of its key middle and senior managers.

Item 2.  PROPERTIES.

     At February 2, 1997, the Company owned 20 of its 148 store buildings, while its remaining 128 stores operated in leased premises. A substantial majority of the Company's leases have renewal options, with approximately 49% of the leases having unexpired current terms of five years or more. The following table provides information relating to the remaining lease terms for the Company's leased stores at February 2, 1997:


          Lease Expiring             Number of Leased Stores
       During the Period (1)                 2/02/97


          1/97 to 12/98                         5
          1/99 to 12/00                         5
          1/01 to 12/02                        10
          1/03 to 12/04                         8
            After 12/04                       100
                                              ---
               Total                          128
                                              ===
---------------
(1) Includes renewal options.


     Pamida's management believes that the physical condition of the Company's stores generally is very good. All of the Company's stores are continuously updated to conform to Pamida's operating and merchandising standards.

     The Company's general offices and one of its two distribution centers are located in a 215,000 square foot building in Omaha, Nebraska, owned by the Company. This facility contains approximately 135,000 square feet of warehouse space and approximately 80,000 square feet of office space.

     Pamida's primary distribution center is a 336,000 square foot "flow-through" facility situated on a 22-acre tract of land in Omaha approximately one mile from the distribution center described above. This facility, which is owned by Pamida, serves primarily as a redistribution center for bulk shipments and promotional merchandise on which cost savings can be realized through quantity purchasing. Pamida also owns an additional 10-acre tract of land adjacent to such distribution center which would permit that facility to be further expanded by almost 60%.

     In October 1996, the Company agreed to lease a new 200,000 square foot distribution facility to be located in Lebanon, Indiana. Construction of this new facility, currently is underway, and the facility is expected to be operational during the second quarter of the current year. This distribution facility will replace the 100,000 square foot warehouse facility previously operated by the Company in the Milwaukee, Wisconsin area, which was closed and the lease terminated in December 1996 due to eminent domain action by the City of Glendale, Wisconsin. Under the Wisconsin administrative code, Pamida has up to two years to file a claim for "Actual and Reasonable Moving Expenses" in connection with the Company's relocation to Lebanon, Indiana. The Lebanon facility also will be used as a redistribution center for bulk shipments and promotional merchandise.

     Pamida also has a warehouse facility in Omaha which contains approximately 41,000 square feet of space and is located immediately adjacent to the Company's general offices. This warehouse, which is owned by Pamida, is used for the processing of merchandise to be returned to vendors and by the advertising department in connection with its printing operations.

     In addition to its retail stores, distribution centers and warehouse facility, Pamida's tangible assets include inventories, warehouse and store fixtures and equipment, merchandise handling equipment, office and data processing equipment, motor vehicles and an airplane.

Item 3.  LEGAL PROCEEDINGS.

     Pamida is a party to a number of lawsuits incidental to its business, the outcome of which, both individually and in the aggregate, is not expected to have a material adverse effect on the Company's operations or financial condition.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         None.

                                      * * *

EXECUTIVE OFFICERS OF THE REGISTRANT.

     The present executive officers of Holdings are Steven S. Fishman (Chairman of the Board, President and Chief Executive Officer) Frank A. Washburn (Executive Vice President, Chief Operating Officer and Secretary), and George R. Mihalko (Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary). Information concerning such executive officers appears in the following paragraphs:

     Mr. Fishman, age 46, has served as President and Chief Executive Officer of Holdings and Pamida, Inc. since April 1993 and as Chairman of the Board of Holdings and Pamida, Inc. since August 1993. From 1988 to March 1993, Mr. Fishman was employed by Caldor, Inc. as Senior Vice President and General Merchandise Manager-Homelines. Mr. Fishman has been a director of Holdings since 1993 and also is a director of Pamida, Inc.

     Mr. Washburn, age 48, has served as Chief Operating Officer of Holdings and Pamida, Inc. since March 1997, Executive Vice President of Holdings since September 1995 and Executive Vice President of Pamida, Inc. since February 1995. Mr. Washburn previously served as Senior Vice President - Human Resources of Pamida, Inc. from 1993 to 1995 and as Vice President - Human Resources of
Pamida, Inc. from 1987 to 1993. Mr. Washburn also serves as Secretary of Holdings and Pamida Inc. Mr. Washburn joined Pamida's predecessor in 1965. Mr. Washburn has been a director of Holdings since 1995 and also is a director of Pamida, Inc.

     Mr. Mihalko, age 42, has served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Holdings and Pamida, Inc. since September 1995. From February 1993 to September 1995, Mr. Mihalko was employed by Pier 1 Imports, Inc. as Vice President and Treasurer. From July 1990 to February 1993, Mr. Mihalko was employed by Burlington Northern Railroad as Assistant Treasurer.

     The executive officers of Holdings may be removed from their respective positions as such officers at any time by the Board of Directors of Holdings, subject to any rights which they may have under employment agreements with the Company.

                                     PART II

Item  5.  MARKET  FOR  REGISTRANT'S  COMMON  EQUITY  AND  RELATED
            STOCKHOLDER MATTERS.

     The Common Stock of Holdings has been listed and traded on the American Stock Exchange since September 18, 1990. Prior to that date, no market existed for such Common Stock.

     The high and low sales prices for the Common Stock of Holdings on the American Stock Exchange for fiscal 1997 and fiscal 1996 are as follows:

      Fiscal 1997:                  High          Low

     4th Quarter                  2 5/16        1 1/2
     3rd Quarter                  2 3/8         1 5/8
     2nd Quarter                  3 1/4         2 1/8
     1st Quarter                  3 1/4         2 1/8


      Fiscal 1996:                  High          Low

      4th Quarter                 4 3/16        2 1/2
      3rd Quarter                 4 5/8         2 1/4
      2nd Quarter                 6             4
      1st Quarter                 7 3/4         6

     As of March 24, 1997 there were 297 record holders of the Common Stock of Holdings.

     Holdings has never declared or paid any cash dividends on its Common Stock and does not intend to pay any such dividends in the foreseeable future. The obligations of Pamida, Inc. under certain of its financing arrangements are guaranteed by Holdings. Such financing arrangements presently prohibit the payment of dividends by Holdings on its Common Stock and also significantly restrict the ability of Pamida, Inc. to pay dividends or make other distributions to Holdings.

Item 6.  SELECTED FINANCIAL DATA.

                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
         (Dollar amounts in thousands - except per share and other data)

                                                                 Fiscal Years Ended
                                            ----------------------------------------------------------------
                                            February 2,   January 28,   January 29,  January 30,  January 31,
                                               1997 (1)     1996          1995         1994         1993
                                            -----------   -----------   -----------  -----------  -----------
INCOME STATEMENT DATA:
Sales ...................................   $ 633,189     $ 736,315     $ 711,019    $ 656,910    $ 622,941

Gross profit ............................     154,090       177,688       177,367      158,906      154,695
Selling, general and
   administrative expenses ..............     125,105       151,096       143,585      133,921      124,225
                                            ---------     ---------     ---------    ---------    ---------
Operating income ........................      28,985        26,592        33,782       24,985       30,470
Interest expense ........................      29,781        29,526        27,367       26,588       25,147
Long-lived asset write-off ..............          --        78,551            --           --           --
Store closing costs .....................          --        21,397            --           --           --
                                            ---------     ---------     ---------    ---------    ---------
(Loss) income before provision for income
   taxes and extraordinary item .........        (796)     (102,882)        6,415       (1,603)       5,323
Income tax (benefit) provision ..........          --        (7,863)        3,500          427        3,061
                                            ---------     ---------     ---------    ---------    ---------

(Loss) income before extraordinary item .        (796)      (95,019)        2,915       (2,030)       2,262
Extraordinary item ......................          --           371            --       (4,943)          --
                                            ---------     ---------     ---------    ---------    ---------

Net (loss) income .......................        (796)      (94,648)        2,915       (6,973)       2,262
Less preferred dividends
   and discount amortization ............         391           362           361          359          357
                                            ---------     ---------     ---------    ---------    ---------

Net (loss) income available
   for common shares ....................   $  (1,187)    $ (95,010)    $   2,554    $  (7,332)   $   1,905
                                            =========     =========     =========    =========    =========

Weighted average number of common and
   common equivalent shares outstanding     5,004,942     5,034,536     5,024,745    4,999,984    4,999,984
                                            =========     =========     =========    =========    =========

Net (loss) earnings per common share:
   (Loss) earnings before extraordinary
     item .............................     $    (.24)    $  (18.94)    $     .51    $    (.48)   $     .38
   Extraordinary item .................            --     $     .07            --         (.99)          --
                                            ---------     ---------     ---------    ---------    ---------

   Net (loss) earnings per common share     $    (.24)    $  (18.87)    $     .51    $   (1.47)   $     .38
                                            =========     =========     =========    =========    =========

BALANCE SHEET DATA:
    Working capital .....................   $  28,673     $  34,082     $  46,725    $  41,323    $  16,515
    Total assets ........................     269,188       258,525       354,367      314,621      309,629
    Long-term debt ......................     168,000       163,746       162,505      160,315      132,006
    Obligations under capital leases ....      33,999        36,559        43,050       35,618       37,164
    Redeemable preferred stock ..........       1,875         1,826         1,779        1,734        1,690
    Common shareholders' (deficit) equity     (87,303)      (86,116)        8,876        6,322       13,654

OTHER DATA:
    Team Members ........................       5,700         7,200         7,200        6,100        5,900
    Number of stores ....................         148           184           184          173          178
    Retail square feet (in millions) ....        4.35          5.22          5.09         4.68         4.75

(1)  Represents a 53 week year.


Item  7.  MANAGEMENT'S   DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS.


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                          (Dollar amounts in thousands)


       YEAR ENDED FEBRUARY 2, 1997 COMPARED TO YEAR ENDED JANUARY 28, 1996

     SALES - As discussed in Note O to the financial statements, the Company closed forty stores at the end of fiscal 1996 in unprofitable or highly competitive markets which did not fit the Company's niche market strategy. Consequently, the Company experienced a planned decrease in total sales for fiscal 1997 of $103,126 or 14.0% compared to fiscal 1996 due primarily to the reduced number of stores. During fiscal 1997 the Company opened eight new prototype stores, of which six are located in new markets and two were relocations; the Company also closed two stores, resulting in a net increase in selling area during the fiscal year of approximately 216,000 square feet (not including changes relating to the forty stores closed as of fiscal year end
1996) to a total of 4,348,000 square feet. As of February 2, 1997, the Company's store base included 35 of the Company's most recent store prototype, which represented 28.7% of the Company's total selling square feet.

     Comparable store sales during the 53-week fiscal 1997 period decreased by $8,893 or 1.5% from the 52-week fiscal 1996 period. Comparable store sales on a 53-week to 53-week basis decreased by 2.6%. Sales were affected primarily by slowed warehouse distributions to stores as a result of the implementation of a new warehouse inventory management system initiated in the first quarter of fiscal 1997. The slowed distributions caused a deterioration of merchandise in-stock positions in most of the Company's stores, resulting in lost sales. While implementation of the warehouse system was largely completed by August 1996, and in-stock positions at the stores improved thereafter, sales remained below management expectations due to reduced customer traffic continuing in the third and fourth quarters. Comparable sales also were affected during much of the year by low-margin clearance sales in fiscal 1996 which were not necessary at the same level in fiscal 1997. However, beginning late in the holiday shopping season and continuing through fiscal year end, sales improved as the Company demonstrated to customers its improved in-stock position in all product categories.

     The Company experienced substantial comparable store sales increases in fiscal 1997 in several merchandise categories, the most dramatic of which were in the pharmacy prescription, junior apparel, grocery and ready-to-wear areas. Comparable store sales gains also were generated in the hosiery, team sports, camera, stationery, health aids and bath categories. The Company experienced comparable store sales decreases in several categories. The largest dollar decreases on a comparable store basis were in the electronics, automotive, misses bottoms, men's shoes, electrical and appliance areas. Management believes that subtle adjustments made to the Company's softlines strategy at the end of fiscal 1996 to meet customer demand for a deeper selection of basic apparel had a positive impact on sales and margins in softlines during fiscal 1997.

     GROSS PROFIT - Gross profit dollars were affected by the reduced number of stores in operation during fiscal 1997 as compared to fiscal 1996. The Company's merchandise gross profit as a percentage of sales improved to 27.8% in fiscal 1997 from 26.8% in fiscal 1996. However, this improvement was diluted by additional costs related to the implementation of the new warehouse inventory management system discussed above. Warehouse costs increased to $13,457 from $11,066 last year and increased as a percent of sales to 2.1% from 1.5% last year. Delivery costs decreased to $7,637 in fiscal 1997 from $8,845 last year and amounted to 1.2% of sales in both years. Accordingly, gross profit decreased by $23,598, or 13.3%, to $154,090 in fiscal 1997 from $177,688 in fiscal 1996 but, as a percentage of sales, increased to 24.3% in fiscal 1997 from 24.1% in fiscal 1996.

     SELLING, GENERAL AND ADMINISTRATIVE expense decreased $25,991, or 17.2%, to $125,105 in fiscal 1997 from $151,096 in fiscal 1996. As a percentage of sales, selling, general and administrative expense decreased to 19.8% from 20.5% last year. This reduction was largely attributable to reductions in store level expenses. Store payroll, controllable and occupancy expenses accounted for 64.2% of the total decrease in selling, general and administrative expense and decreased by 14.5%, 17.5% and 13.9%, respectively. Selling, general and administrative expense also was positively impacted by a 28.9% reduction in advertising costs which accounted for 18.2% of the gross decrease in selling, general and administrative expense. All of these areas of expense were impacted by the elimination of costs related to the forty stores which were closed as of the end of fiscal 1996. Selling, general and administrative expense also was impacted by an 11.0% decrease in corporate general and administrative costs which accounted for 11.3% of the gross decreases in selling, general and administrative expense. The major components of this decrease were decreases in the net costs of insurance, professional fees, management bonuses and related fringe benefits.

     Selling, general and administrative expense also was positively impacted by the elimination of amortization of goodwill and favorable leasehold interests resulting from the write-off of these items in the fourth quarter of fiscal 1996. The decreases in selling, general and administrative expense were offset by a $1,246 reduction in other income which was attributable largely to one-time gains realized in fiscal 1996, primarily from the sale of idle transportation company assets.

     The Company is continuing to focus on controlling selling, general and administrative expenses. Store operating expenses as a percent of sales are anticipated to remain relatively constant in fiscal 1998. Certain expense categories are anticipated to increase somewhat as a percent of sales due to more normal clearance activity and expected increases in interest expense, information systems costs, store payroll expenses (due to federally mandated minimum wage increases) and incentive compensation. The Company expects to begin to realize operating efficiencies from systems enhancements in the warehouse and distribution areas in fiscal 1998 and in the merchandising areas beginning in the second half of fiscal 1999. Further expense leveraging is expected in future years through internal growth as well as the addition of new stores.

     INTEREST expense increased marginally by $255 or 0.9% for fiscal 1997 compared to fiscal 1996. The increase in interest expense for fiscal 1997 was attributable primarily to higher usage of the revolving line of credit and to the outstanding promissory notes of the Company which require quarterly compounding interest payments to be paid in kind. These increases were largely offset by decreased interest related to lower average outstanding capitalized lease obligations in fiscal 1997 compared to fiscal 1996.

     INCOME TAX PROVISION - No income tax benefit on losses for fiscal 1997 will be recorded until the Company can establish with a reasonable degree of certainty the potential utilization of certain tax loss carry forwards from prior year store closing charges. The effective tax rate in fiscal 1996 was 7.6% and was impacted by the non-deductible amortization and write-off of goodwill and the reserves recorded to offset the deferred tax assets.


      YEAR ENDED JANUARY 28, 1996 COMPARED TO YEAR ENDED JANUARY 29, 1995


WRITE-OFF OF LONG-LIVED ASSETS AND STORE CLOSING CHARGE.

     During fiscal 1996, weak trends in the retail industry combined with increasing competition lowered the operating results of the Company. While operating results in the first three quarters of the year were behind plan, management focused on strategies to achieve its plan during the important fourth quarter season.

     During the fourth quarter, management reviewed its expectations for near- and long-term performance of the Company, revised its earnings projections and reassessed the recoverability of the Company's long-lived assets.

     As explained in Note N to the financial statements, in the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No.121 "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS 121). This financial accounting standard requires the Company to perform an analysis of the recoverability of the net book value of long-lived assets. The Company analyzed cash flows on an individual store basis to assess recoverability of store level long-lived assets including allocated goodwill. As a result of this analysis, impairment totaling $27,228 on a pre-tax basis was indicated at certain stores.

     The Company also analyzed the value of its remaining goodwill and favorable leasehold interests not impaired under the store-level SFAS 121 analysis using its historical method under Accounting Principles Board Opinion No. 17 (APB 17) and determined that such remaining amounts also were impaired. The APB 17 analysis projected a fifteen-year forecast period and produced $5,186 of aggregate undiscounted adjusted net income, including projected adjusted net losses for fiscal 1997 of $4,522, which included interest expense of $26,242 paid in cash and interest payable `in kind' (PIK) of $4,453, and for fiscal 1998 of $2,863, which included cash interest expense of $26,581 and PIK interest of $5,121. For fiscal 1999, the Company projected adjusted net income of approximately $967, which included cash interest expense of approximately $26,581 and PIK interest of $5,889. Due to the uncertainty of projections beyond 1999, this level of adjusted net income was assumed to continue for each of the remaining fiscal years in the projection period. Accordingly, a non-cash pre-tax charge totaling $51,323 was recorded as indicated in Note N to the financial statements.

     Also, management's fourth quarter review of individual stores' operations and cash flows resulted in the identification of forty unprofitable or competitive market stores which did not fit the Company's niche market strategy. Consequently, a pre-tax charge totaling $21,397 was recorded at January 28, 1996 to cover the costs necessary to close these stores as indicated in Note O to the financial statements.

     SALES for fiscal 1996 increased $25,300 or 3.6% compared to fiscal 1995. Comparable store sales decreased $4,160 or 0.7%. Excluding the forty stores closed as of the end of fiscal 1996, comparable store sales increased by 0.1%. During fiscal 1996 the Company opened ten new prototype stores of which seven were located in new markets and three were relocations. The Company also closed ten stores (excluding the 40 stores identified to be closed as discussed above), resulting in a net increase in selling area of approximately 126,000 square feet. The openings and closings of stores over the last two fiscal years has resulted in a net increase in sales of $33,662.

     The modest overall sales increases were affected by weak consumer demand which was generally experienced throughout the retail industry. Management believes that the Company's geographical niche market positioning combined with its ability to distribute quality merchandise on a more timely basis tempered these generally weak retail trends. The Company experienced substantial sales increases in several merchandise categories, the most dramatic of which were in the housewares, prescriptions, junior apparel and bath and floor areas. Substantial sales gains also were generated in paper, cleaning and seasonal categories. The Company experienced sales declines in several softlines categories, primarily women's apparel.

     The initial operating results of the seven new prototype stores and three relocated prototype stores opened during fiscal 1996 exceeded the Company's original sales projections and reflected the success of the Company's niche market positioning and merchandising strategies. At fiscal year end 1996, twenty-seven new format stores were in operation, representing 14.7% of all stores and 18.3% of total Company selling square feet.

     GROSS PROFIT increased $321 or 0.2% in fiscal 1996 compared to fiscal 1995 and, as a percentage of sales, decreased from 24.9% in fiscal 1995 to 24.1% in fiscal 1996. The decline in gross profit percent in fiscal 1996 compared to fiscal 1995 was attributable primarily to the increased markdown activity which was necessary to counter sluggish customer demand during most of the year and to meet customers' pricing expectations during this difficult period for the retail industry. Markdown expense increased by 23.8% over such expense in fiscal 1995. During fiscal 1996, the Company experienced margin dollar increases due to higher sales in several merchandise categories, most notably stationery, prescriptions, bath and floor and seasonal. While the Company experienced margin dollar decreases in several softlines categories, they were concentrated primarily in the women's apparel and fashion areas.

     SELLING,  GENERAL AND ADMINISTRATIVE  expense increased $7,511 or 5.2% from fiscal 1995. As a percentage of sales, selling, general and administrative expense increased from 20.2% in fiscal 1995 to 20.5% in fiscal 1996. Approximately 40% of the total gross increase in selling, general and administrative expense was attributable to increases in corporate general administrative costs. Payroll and fringe benefits costs increased by approximately 13% due to the effect of a full year's salary for the merchandising, real estate and other corporate personnel added in fiscal 1995 as well as the costs related to information systems personnel added during fiscal 1996 to support the new systems implementations to enhance efficiencies in warehouse, distribution and merchandising. In addition, professional fees increased approximately 54% due primarily to information systems and strategic planning consulting costs as well as increases in legal fees related to new store construction and financing.

     In addition to the corporate general and administrative cost changes, advertising expenses as a percent of sales increased from 2.0% to 2.2% due to increases in the costs of paper and postage. This accounted for approximately 25% of the gross increase in selling, general and administrative expense. Store controllable expenses increased by 8%, which also accounted for approximately 25% of the gross increase in selling, general and administrative expense. The change in store controllable expense was due primarily to increases in the costs of security equipment rentals, charge card processing fees (due to increased credit card sales volume), utilities and inventory counting (as a result of changes in procedures to allow for detailed SKU level counts). Store controllable costs were partially reduced by decreases in supplies, travel and entertainment costs. Store fixed costs as a percent of sales increased from 2.8% to 3.0% due primarily to increases in rent expense. These increases in selling, general and administrative expense were offset in part by an increase in other income resulting primarily from the sale of idle transportation assets.

     INTEREST expense increased $2,159 or 7.9% for fiscal 1996 compared to fiscal 1995. The increase in interest expense for fiscal 1996 was attributable primarily to higher usage of the revolving line of credit in fiscal 1996 and to the outstanding promissory notes of the Company which require quarterly compounding interest payments to be paid in kind. The Company also had higher average outstanding capitalized lease obligations in fiscal 1996 compared to fiscal 1995.

     INCOME  TAX  PROVISION  - The  effective  tax rate was 7.6% in fiscal  1996 compared to 54.6% in fiscal 1995. The effective tax rate for fiscal 1996 was impacted by the non-deductible amortization and write-off of goodwill and the reserve recorded to offset the deferred tax assets. In fiscal 1995, the effective tax rate was higher than the normal statutory rates primarily as a result of non-deductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business is seasonal with first quarter sales (February through April) being lower than sales during the other three quarters, while fourth quarter sales (November through January) have represented approximately 30% of the full year's retail sales in recent years and normally involve a greater proportion of higher margin sales.

     The Company has satisfied its seasonal liquidity requirements primarily through a combination of funds provided from operations and from a revolving credit facility. Funds used by operating activities totaled $11,577 in fiscal
1997, and funds provided from operations totaled $4,967 in fiscal 1996 and $3,816 in fiscal 1995. The change in cash flow from operating activities from fiscal 1996 to fiscal 1997 was primarily the result of planned net increases in inventory and other operating assets and decreases in accounts payable and other operating liabilities. These decreases in cash flow were offset in part by changes in deferred income taxes. The positive change in cash flow from operating activities from fiscal 1995 to fiscal 1996 was primarily the result of net decreases in inventory and accounts payable. These increases in cash flow were offset in part by current and deferred tax payable changes, principally as a result of the store closing charge, the changes in profitability of the continuing operations and changes in other operating assets and liabilities.

     Effective March 17, 1997, the term of Pamida, Inc.'s (Pamida) committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000 from $70,000, which had been the limit throughout fiscal 1997. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate which was 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate which is tied to the applicable prime rate or the London Interbank Offered Rate (LIBOR), generally at Pamida's discretion. The amounts Pamida is permitted to borrow are determined by a formula based upon the amount of Pamida's eligible inventory from time to time. Such borrowings are secured by security interests in all of the current assets (including inventory) of Pamida and by liens on certain real estate interests and other property of Pamida. The Company and two subsidiaries of Pamida have guaranteed the payment and performance of Pamida's obligations under the Loan and Security Agreement and have pledged some or all of their respective assets, including the stock of Pamida owned by the Company, to secure such guarantees.

     The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of Pamida to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments. These covenants currently have not had an impact on the Company's ability to fully utilize the revolving credit facility. However, certain of the covenants, such as those which restrict the ability of the Company to incur indebtedness or encumber its property or which impose restrictions on or otherwise limit the Company's ability to engage in sale-leaseback transactions, may at some future time prevent the Company from pursuing its store expansion program at the rate that the Company desires.

     Obligations under the Agreement were $57,115 at February 2, 1997 and $31,588 at January 28, 1996. As noted above, this facility expires in March 2000, and the Company intends to refinance any outstanding balance by such date. Borrowings under the Agreement are senior to the Senior Subordinated Notes of the Company. The Company had long-term debt and obligations under capital leases of $201,999 at February 2, 1997 and $200,305 at January 28, 1996. The Company's ability to satisfy scheduled principal and interest payments under such obligations in the ordinary course of business is dependent primarily upon the sufficiency of the Company's operating cash flow. At February 2, 1997, the Company was in compliance with all covenants contained in its various financing agreements.

     On December 18, 1992, the promissory notes of the Company were amended effective as of December 1, 1992 to provide that, until the obligations of Pamida and the Company under certain of Pamida's credit agreements have been repaid, the quarterly interest payments on the promissory notes of the Company will be paid in kind. Pamida paid the Company $315 in fiscal 1996 under a tax-sharing agreement to enable the Company to pay quarterly dividends to its preferred stockholders. During fiscal 1996, the Company received $967 from Pamida under a tax-sharing agreement as a reimbursement for certain tax benefits derived by Pamida. Such remittance, along with $18 from the exercise of certain stock options, was used by the Company to redeem Subordinated Promissory Notes as described in Note L to the financial statements, to repay intercompany balances totaling $29, and to pay quarterly dividends on preferred stock. Since the Company conducts no operations of its own, the only cash requirement of the Company relates to preferred stock dividends in the aggregate annual amount of approximately $316; and Pamida is expressly permitted under its existing credit facilities to pay dividends to the Company to fund such preferred stock dividends. However, the General Corporation Law of the State of Delaware, under which the Company and Pamida are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the accumulated deficit resulting primarily from the store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Pamida did not declare or pay any cash dividends in fiscal 1997 and may pay cash dividends in ensuing years only to the extent that the Company and Pamida satisfy the applicable statutory standards which include the Company's having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis. Any unpaid dividends are added to the liquidation value until paid in cash. Such nonpayment of preferred stock dividends does not accelerate the redemption rights of the preferred stockholders.

     The Company made capital expenditures of $4,947 in fiscal 1997 compared to $9,265 during fiscal 1996. The Company plans to open three new stores in fiscal 1998 and will consider additional opportunities for new store locations as they arise. Total capital expenditures are expected to be approximately $9,500 in fiscal 1998. The Company expects to fund these expenditures from cash flow from its operations. The costs of buildings and land for new store locations are expected to be financed by operating or capital leases with unaffiliated landlords. The Company's expansion program also will require inventory of approximately $1,000 to $1,200 for each new market store, which the Company expects to finance through trade credit, borrowings under the Agreement and cash flow from operations.

     The recent changes to the Agreement, along with expected improvements in the Company's cash flow from operations, should provide adequate resources to meet the Company's near term liquidity requirements. On a long-term basis, the Company's expansion will require continued investments in store locations, working capital and distribution and infrastructure enhancements. The Company expects to continue to finance some of these investments through leases from unaffiliated landlords, trade credit, borrowings under the Agreement and cash flow from operations but ultimately will need to explore additional sources of funds which may include capital structure changes. Currently, it is not possible for the Company to predict with any certainty either the timing or the availability of such additional financing.

INFLATION

     The Company uses the LIFO method of inventory valuation in its financial statements; as a result, the cost of merchandise sold approximates current costs. The Company's rental expense is generally fixed and, except for small amounts of percentage rents and rentals adjusted by cost-of-living increases tied to the Consumer Price Index or interest rates, has not been affected by inflation.

FORWARD-LOOKING STATEMENTS

     This management's discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Company pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, this management's discussion and analysis contains certain forward-looking statements which reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including sales results, expense levels, competition and interest rates as well as other risks and uncertainties inherent in the Company's business, capital structure and the retail industry in general. Any changes in these factors could result in significantly different results. The Company further cautions that the forward-looking information contained herein is not exhaustive or exclusive. The Company does not undertake to update any forward-looking statements which may be made from time to time by or on behalf of the Company.

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


                  PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                         INDEPENDENT AUDITORS' REPORT





INDEPENDENT AUDITORS' REPORT
Board of Directors
Pamida Holdings Corporation
Omaha, Nebraska



     We have audited the consolidated balance sheet of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the years ended February 2, 1997 and January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated balance sheet of Pamida Holdings Corporation and subsidiary as of January 28, 1996, and the related consolidated statements of operations, common stockholders' equity and cash flows for the year ended January 28, 1996, were audited by other auditors, whose report, dated March 26, 1996, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and the results of their operations and their cash flows for each of the years ended February 2, 1997 and January 29, 1995 in conformity with generally accepted accounting principles.





/s/ DELOITTE & TOUCHE LLP

    Omaha, Nebraska
    March 7, 1997
    (March 17, 1997 as to Note E)

                       REPORT OF INDENPENDENT ACCOUNTANTS



Board of Directors
Pamida Holdings Corporation
Omaha, Nebraska

We have audited the accompanying consolidated balance sheet of Pamida Holdings Corporation and Subsidiary as of January 28, 1996, and the related consolidated statements of operations, common stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pamida Holdings Corporation and Subsidiary as of January 28, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note N to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of."



/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois
March 26, 1996



                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollar amounts in thousands, except per share data)

                                                                Years Ended
                                                  -----------------------------------------
                                                  February 2,    January 28,    January 29,
                                                     1997            1996           1995
                                                  (53 Weeks)      (52 Weeks)     (52 Weeks)
                                                  -----------    -----------    -----------

Sales .........................................   $   633,189    $   736,315    $   711,019
Cost of goods sold ............................       479,099        558,627        533,652
                                                  -----------    -----------    -----------
Gross profit ..................................       154,090        177,688        177,367
                                                  -----------    -----------    -----------
Expenses:
    Selling, general and administrative .......       125,105        151,096        143,585
    Interest ..................................        29,781         29,526         27,367
    Long-lived asset write-off ................            --         78,551             --
    Store closing costs .......................            --         21,397             --
                                                  -----------    -----------    -----------
                                                      154,886        280,570        170,952
                                                  -----------    -----------    -----------
(Loss) income before provision for income
    taxes and extraordinary item ..............          (796)      (102,882)         6,415
Income tax (benefit) provision ................            --         (7,863)         3,500
                                                  -----------    -----------    -----------
(Loss) income before extraordinary item .......          (796)       (95,019)         2,915
Extraordinary item ............................            --            371             --
                                                  -----------    -----------    -----------
Net (loss) income .............................          (796)       (94,648)         2,915
Less provision for preferred dividends and
    discount amortization .....................           391            362            361
                                                  -----------    -----------    -----------
Net (loss) income available for
    common shares .............................   $    (1,187)   $   (95,010)   $     2,554
                                                  ===========    ===========    ===========
Net (loss) earnings per common share:
    (Loss) earnings before extraordinary item.    $      (.24)   $    (18.94)   $      0.51
    Extraordinary item.........................            --            .07             --
                                                  -----------    -----------    -----------
    Net (loss) earnings per common share.......   $      (.24)   $    (18.87)   $      0.51
                                                  -----------    -----------    -----------


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
              (Dollar amounts in thousands, except per share data)

                                                                                     February 2,    January 28,
ASSETS                                                                                 1997            1996
                                                                                     ----------     -----------
Current assets:
    Cash .........................................................................   $     6,973    $     7,298
    Accounts receivable, less allowance for doubtful accounts of $50 in both years         6,919          9,049
    Merchandise inventories ......................................................       157,490        150,837
    Prepaid expenses .............................................................         2,993          2,953
    Property held for sale .......................................................         1,748          2,218
                                                                                     -----------    -----------
       Total current assets ......................................................   $   176,123    $   172,355

Property, buildings and equipment, (net) .........................................        42,403         44,153
Leased property under capital leases, less accumulated
    amortization of $14,604 and $13,496, respectively ............................        27,713         30,977
Deferred financing costs .........................................................         3,176          3,809
Other assets .....................................................................        19,773          7,231
                                                                                     -----------    -----------
                                                                                     $   269,188    $   258,525
                                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable .............................................................   $    54,245    $    63,087
    Loan and security agreement ..................................................        57,115         31,588
    Accrued compensation .........................................................         3,860          5,923
    Accrued interest .............................................................         7,668          6,992
    Store closing reserve ........................................................         4,521          7,818
    Other accrued expenses .......................................................        10,112         10,823
    Income taxes - deferred and current payable ..................................         8,101          8,861
    Current maturities of long-term debt .........................................            47          1,334
    Current obligations under capital leases .....................................         1,781          1,847
                                                                                     -----------    -----------
       Total current liabilities .................................................       147,450        138,273

Long-term debt, less current maturities ..........................................       168,000        163,746
Obligations under capital leases, less current obligations .......................        33,999         36,559
Reserve for dividends ............................................................           342             --
Other long-term liabilities ......................................................         4,825          4,237
Commitments and contingencies ....................................................            --             --
Preferred stock subject to mandatory redemption:
    16-1/4% senior cumulative preferred stock, $1 par value;
       514 shares authorized, issued and outstanding .............................           514            514
    14-1/4% junior cumulative preferred stock, $1 par value;
       6,986 shares authorized; 1,627 shares issued and outstanding;
       redemption amount of $1,627, less unamortized discount ....................         1,361          1,312
Common shareholders' equity:
    Common stock, $.01 par value; 10,000,000 shares authorized; 5,004,942
       shares issued and outstanding in both years ...............................            50             50
    Additional paid-in capital ...................................................           968            968
    Accumulated deficit ..........................................................       (88,321)       (87,134)
                                                                                     -----------    -----------
       Total common shareholders' deficit ........................................       (87,303)       (86,116)
                                                                                     -----------    -----------
                                                                                     $   269,188    $   258,525
                                                                                     ===========    ===========


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                          (Dollar amounts in thousands)

                                                                                            Retained
                                                                Nonvoting    Additional     Earnings
                                                    Common       Common       Paid-in     (Accumulated
                                                    Shares        Stock       Capital       Deficit)
                                                   ----------   ----------   ----------    ----------
Balance at January 30, 1994 ...........            $       41   $        9   $      950    $   15,322
    Net income ........................                    --           --           --         2,915
    Amortization of discount on 14-1/4%
       junior cumulative preferred ....                    --           --           --           (45)
    Cash dividends to preferred
       stockholders ...................                    --           --           --          (316)
    Conversion of nonvoting common
       stock to common shares .........                     9           (9)          --            --
                                                   ----------   ----------   ----------    ----------

Balance at January 29, 1995 ...........                    50           --          950         7,876
    Net loss ..........................                    --           --           --       (94,648)
    Amortization of discount on 14-1/4%
       junior cumulative preferred ....                    --           --           --           (47)
    Cash dividends to preferred
       stockholders ...................                    --           --           --          (315)
    Stock sold under incentive stock
       option plan ....................                    --           --           18            --
                                                   ----------   -----------   ---------    ----------

Balance at January 28, 1996 ...........                    50           --          968       (87,134)
    Net loss ..........................                    --           --           --          (796)
    Amortization of discount on 14-1/4%
       junior cumulative preferred ....                    --           --           --           (49)
    Accrued dividends for preferred
       stockholders ...................                    --           --           --          (342)
                                                   ----------   ----------   ----------    ----------

Balance at February 2, 1997 ...........            $       50   $       --   $      968    $  (88,321)
                                                   ==========   ==========   ==========    ==========


                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Dollar amounts in thousands)

                                                                                     Years Ended
                                                                      -----------------------------------------
                                                                      February 2,    January 28,    January 29,
                                                                         1997            1996           1995
                                                                      (53 Weeks)      (52 Weeks)     (52 Weeks)
                                                                      -----------    -----------    -----------
Cash flows from operating activities:
Net (loss) income .................................................   $      (796)   $   (94,648)   $     2,915
       Adjustments to  reconcile  net (loss)  income to net cash
         from operating activities:
           Depreciation and amortization ..........................        11,658         15,345         14,962
           Provision (credit) for LIFO inventory valuation ........           874           (585)          (675)
           Provision (credit) for deferred income taxes ...........         3,305         (6,647)        (1,555)
           Noncash interest expense ...............................         4,313          3,756          3,315
           Accretion of original issue debt discount ..............           160            154            149
           Gain on disposal of assets .............................           (56)          (982)           (58)
           Stock incentive benefits ...............................            --             --             84
           Deferred retirement benefits ...........................          (125)            13             37
           Extraordinary item .....................................            --           (371)            --
           Long-lived assets write-off ............................            --         78,551             --
           Store closing costs ....................................        (3,726)        21,397             --
           (Increase) decrease in merchandise inventories .........        (7,527)         4,532        (30,951)
           Increase in other operating assets .....................        (5,622)        (3,847)          (486)
           Increase (decrease) in accounts payable ................        (8,842)        (6,749)         8,153
           Increase (decrease) in income taxes payable ............        (3,250)        (4,607)         3,942
           Increase (decrease) in other operating liabilities......        (1,943)          (345)         3,984
                                                                      -----------    -----------    -----------
       Total adjustments ..........................................       (10,781)        99,615            901
                                                                      -----------    -----------    -----------
       Net cash from operating activities .........................       (11,577)         4,967          3,816

Cash flows from investing activities:
    Proceeds from disposal of assets ..............................           917          1,163            980
    Principal payments received on notes receivable ...............            16             15             14
    Assets acquired for sale ......................................          (391)            --             --
    Capital expenditures ..........................................        (4,947)        (9,265)       (12,888)
    Construction notes receivable .................................        (5,845)        (4,412)            --
                                                                      -----------    -----------    -----------
       Net cash from investing activities .........................       (10,250)       (12,499)       (11,894)
                                                                      -----------    -----------    -----------
Cash flows from financing activities:
    Borrowings under loan and security agreement net ..............        25,527         10,986         12,417
    Principal payments on other long-term debt ....................        (1,335)          (193)          (177)
    Dividends paid on preferred stock .............................            --           (315)          (316)
    Principal payments on promissory notes ........................            --           (641)        (1,029)
    Payments for deferred finance costs ...........................           (54)           (13)          (200)
    Principal payments on capital lease obligations ...............        (2,636)        (2,071)        (1,894)
    Proceeds from sale of stock ...................................            --             18             --
                                                                      -----------    -----------    -----------
           Net cash from financing activities .....................        21,502          7,771          8,801
                                                                      -----------    -----------    -----------
    Net (decrease) increase in cash ...............................          (325)           239            723
    Cash at beginning of year .....................................         7,298          7,059          6,336
                                                                      -----------    -----------    -----------
    Cash at end of year ...........................................   $     6,973    $     7,298    $     7,059
                                                                      ===========    ===========    ===========

                                       20

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid (received) during the year for:
       Interest.....................................................  $    24,804    $    25,691    $    24,021
       Income taxes:
           Payments to taxing authorities...........................          386          3,622          1,785
           Refunds received from taxing authorities.................         (442)          (231)          (672)
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
    Capital lease obligations incurred when the Company entered
       into lease agreements for new store facilities and equipment.  $        11    $       620    $     9,721
    Capital lease obligations terminated............................           --            154             --
    Amortization of discount on junior cumulative preferred stock
       recorded as a direct charge to retained earnings.............           49             47             45
    Payment of interest in kind by increasing the
       principal amount of the notes................................        4,313          3,702          3,263
    Provision for dividends payable.................................          342             --             --
    Conversion of 919,587 shares of nonvoting common
       stock, $.01 par value, to common stock
           Common stock.............................................           --             --              9
           Nonvoting common stock...................................           --             --             (9)



                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Dollar amounts in thousands - except per share data)



A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Pamida Holdings Corporation (the "Company") was formed for the sole purpose of acquiring Pamida, Inc. ("Pamida") through a merger in a leveraged buy-out transaction which was consummated on July 29, 1986.

     CONSOLIDATION - The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly-owned subsidiary, Pamida, and of Seaway Importing Company ("Seaway") and Pamida Transportation Company, wholly-owned subsidiaries of Pamida. All material intercompany accounts and transactions have been eliminated in consolidation.

     FISCAL YEAR - All references in these financial statements to fiscal years are to the calendar year in which the fiscal year ends.

     LINE OF BUSINESS - Through Pamida, the Company is engaged in the operation of retail discount stores in a fifteen-state Midwestern, North Central and Rocky Mountain area. Seaway imports primarily seasonal merchandise for sale to Pamida. Pamida Transportation Company operated as a contract carrier for Pamida until July 1995, at which time independent contractors were engaged to provide all transportation needs of the Company. Due to the similarity in nature of the Company's businesses, the Company considers itself to be a single business segment.

     CASH FLOW REPORTING - For purposes of the statement of cash flows, the Company considers all temporary cash investments purchased with a maturity of three months or less to be cash equivalents. There were no temporary investments at February 2, 1997 and January 28, 1996.

     MERCHANDISE INVENTORIES - Substantially all of the Company's inventory is stated at the lower of cost (last-in, first-out) or market.

     PROPERTY, BUILDINGS AND EQUIPMENT - Property, buildings and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives. Buildings and building improvements are generally depreciated over 8-40 years, while store, warehouse and office equipment, vehicles and aircraft equipment are generally depreciated over 3-10 years. Leasehold improvements are depreciated over the life of the lease or the estimated life of the asset, whichever is shorter.

     LEASED PROPERTY UNDER CAPITAL LEASES - Noncancellable financing leases are capitalized at the estimated fair value of the leasehold interest and are amortized on the straight-line method over the terms of the leases.

     LONG-LIVED ASSETS - When facts and circumstances indicated potential impairment, the Company evaluates the recoverability of assets carrying values, including goodwill, using estimates of future cash flows over remaining assets lives. When impairment is indicated, any impairment loss in measured by the excess of carrying values over fair values.

     DEFERRED FINANCING COSTS AND ORIGINAL ISSUE DEBT DISCOUNT - Deferred financing costs are being amortized using the straight-line method over the terms of the issues which approximates the effective interest method. Original issue debt discount is being amortized using the effective interest method over the terms of the issues.

     PRE-OPENING EXPENSES - Costs related to opening new stores are expensed as incurred.

     EARNINGS PER SHARE - Earnings per share were calculated using the weighted average common shares and dilutive common share equivalents outstanding during the year using the treasury stock method.

     MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     STOCK-BASED COMPENSATION - The Company accounts for its stock-based compensation under the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25).

     RECLASSIFICATIONS - Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation.

B.  MERCHANDISE INVENTORIES

     Total inventories would have been higher at February 2, 1997 and January 28, 1996 by $6,574 and $5,700, respectively, had the FIFO (first-in, first-out) method been used to determine the cost of all inventories. On a FIFO basis, net income (loss) before extraordinary item would have been $78, $(95,604) and $2,666, respectively, for fiscal years 1997, 1996, and 1995. During fiscal years 1997, 1996, and 1995, certain inventory quantities were reduced resulting in a liquidation of certain LIFO layers carried at costs which were lower than the cost of current purchases, the effect of which increased net income by $116, $125, and $102, respectively.

C.  PROPERTY, BUILDINGS AND EQUIPMENT

     Property, buildings and equipment consists of:

                                 Feb. 2,   Jan. 28,
                                  1997       1996
                                --------   --------
Land and land improvements ..   $  4,013   $  3,943
Buildings and building
  improvements...............     22,076     21,578
Store, warehouse and office
  equipment..................     59,668     55,638
Vehicles and aircraft
  equipment..................      1,513      1,578
Leasehold improvements ......     16,497     15,362
                                 103,767     98,099
Less accumulated depreciation
  and amortization ..........     61,364     53,946
                                --------   --------
                                $ 42,403   $ 44,153
                                ========   ========

D.  OTHER ASSETS

     Other assets consist of:
                                 Feb. 2,   Jan. 28,
                                  1997       1996
                                --------   --------
Construction notes receivable.  $ 10,257   $  2,767
Unamortized software
  costs, net .................     7,541      3,357
Other ........................     1,975      1,107
                                --------   --------
                                $ 19,773   $  7,231
                                ========   ========


E.  FINANCING AGREEMENTS

     Effective March 17, 1997, the term of Pamida's committed Loan and Security Agreement (the Agreement) was extended to March 2000 and the maximum borrowing limit of the facility was increased to $95,000 from $70,000, which had been the limit throughout fiscal 1997. Prior to March 17, 1997, borrowings under the Agreement bore interest at a rate which was 0.75% per annum greater than the applicable prime rate. Effective March 17, 1997, borrowings under the Agreement bear interest at a rate which is tied to the applicable prime rate or the London Interbank Offered Rate (LIBOR), generally at Pamida's discretion. The amounts Pamida is permitted to borrow under the Agreement are determined by a formula based upon the amount of Pamida's eligible inventory from time to time. Such borrowings of Pamida under the Agreement are secured by security interests in substantially all of the current assets (including inventory) of Pamida and by liens on certain real estate interests and other property of Pamida. The Company and two subsidiaries of Pamida have guaranteed payment and performance of Pamida's obligations under the Agreement and have pledged some or all of their respective assets, including the stock of Pamida owned by the Company, to secure such guarantees.

     The Agreement contains provisions imposing operating and financial restrictions on the Company. Certain provisions of the Agreement require the maintenance of specified amounts of tangible net worth (as defined) and working capital (as defined) and the achievement of specified minimum amounts of cash flow (as defined). Other restrictions in the Agreement and those provided under the Indenture relating to the Senior Subordinated Notes will affect, among other things, the ability of Pamida to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, create liens, enter into leases, sell assets or engage in mergers or acquisitions, make capital expenditures and make investments.

     The maximum amount of borrowings under the Agreement during fiscal 1997 and 1996 was $69,256 and $63,884, respectively. The weighted average amounts of borrowings under the Agreement for fiscal 1997 and 1996 were $43,002 and $35,544, respectively; and the weighted average interest rates were 10.0% and 10.4%, respectively.

Long-term debt consists of:

                                   Feb. 2,   Jan. 28,
                                     1997      1996
                                   -------   --------
Senior Subordinated Notes,
  11.75%, due March 2003 ......   $140,000   $140,000
Industrial development bonds,
  8.5%, due in monthly install-
  ments through 2005 ..........        411      1,745
Senior promissory notes, 15.5%,
  due in 2003, interest paid
  in kind quarterly ...........      4,926      4,231
Subordinated promissory notes,
  16%, due in 2003, interest
  paid in kind quarterly ......     13,454     11,500
Junior subordinated  promissory
  notes,  16.25%,  net of
  unamortized  discount of $878
  and $1,038, due in 2003,
  interest paid in kind quarterly    9,256      7,604
                                  --------    -------
                                   168,047    165,080
Less current maturities .......         47      1,334
                                  --------   --------
                                  $168,000   $163,746
                                  ========   ========

     As of February 2, 1997, the fair value of long-term debt was $153,900 compared to its recorded value of $168,000. The fair value of long-term debt was estimated based on quoted market values for the same or similar debt issues or rates currently available for debt with similar terms. The aggregate maturities of long-term debt in each of the next five fiscal years are as follows: 1998 - $47; 1999 - $47; 2000 - $47; 2001 - $47; and 2002 - $47.

     The Senior Subordinated Notes and the promissory notes are unsecured and are subordinate borrowings under the Agreement. Presently, under the most restrictive debt covenants, the Company is not permitted to pay dividends on its common stock.

     The senior subordinated and junior subordinated promissory notes of the Company were amended to provide that until the obligations of the Company and Pamida under certain loan agreements have been paid in full, the quarterly interest payments on the notes will be paid in kind by increasing the principal amount of each note on the applicable quarterly payment date by the amount of accrued interest then being paid in kind. Interest on the notes paid in kind accrues at a rate which, in each case, is two percentage points higher than the applicable cash interest rate.

F.  INCOME TAXES

     Components of the income tax provision (benefit) are as follows:

                          Years Ended
                  --------------------------------

                  Feb. 2,    Jan. 28,     Jan. 29,
                   1997        1996         1995
                  --------    --------    --------
Current:
   Federal ....   $ (3,155)   $   (993)   $  4,048
   State ......       (150)       (223)      1,007
                  --------    --------    --------
                    (3,305)     (1,216)      5,055
                  --------    --------    --------

Deferred:
  Federal .....      3,189      (5,865)       (679)
  State .......        116        (782)       (876)
                  --------    --------    --------
                     3,305      (6,647)     (1,555)
                  --------    --------    --------
Total (benefit)
  provision ...   $     --    $ (7,863)   $  3,500
                  ========    ========    ========

     The differences between the U.S. Federal statutory tax rate and the Company's effective tax rate are as follows:

                                        Years Ended
                               ---------------------------
                               Feb. 2,   Jan. 28,  Jan. 29,
                                1997     1996       1995
                               --------  --------  --------
   Statutory rate .........     (34.0)%   (34.0)%     34.0%
   State income tax effect.      (2.8)     (1.3)       5.5
 Amortization of the excess
   of cost over net assets
     acquired .............        --      23.9       12.2
Valuation allowance .......      25.1       3.6        0.1
Accretion of discount on
  junior subordinated debt        6.8       0.1        0.8
Other .....................       4.9       0.1        2.0
                               --------  --------  --------
                                  0.0%    (7.6)%       54.6%
                               ========  ========  ========

     Significant temporary differences between reported and taxable earnings that give rise to deferred tax assets and liabilities were as follows:

                                          Feb. 2,      Jan. 28,
                                            1997        1996
                                          ---------    --------
Net current deferred tax liabilities:
  Inventories .........................   $  15,302    $  13,681
  Valuation allowance .................          --        3,869
  Prepaid insurance ...................         210          514
  Other ...............................         453          366
  Supplier allowances .................         (41)          --
  Post employment health costs ........        (189)        (237)
  Accrued expenses ....................        (941)      (1,300)
  Store closing costs .................      (2,570)      (7,159)
                                          ---------    ---------
     Net current deferred
       tax liabilities ................      12,224        9,734
                                          ---------    ---------
Net long-term deferred tax liabilities:
    Property, buildings and
       equipment ......................       2,862        3,109
    Other .............................       1,436          438
    Valuation allowance ...............       4,069            5
    Capital loss carryforward .........          --           (5)
    Capital leases ....................      (3,089)      (2,602)
    Tax benefit carryforward ..........      (3,518)          --
                                          ---------    ---------
Net long-term deferred
  tax liabilities .....................       1,760          945
                                          ---------    ---------
Net total deferred tax
     liabilities ......................   $  13,984    $  10,679
                                          =========    =========

     Net long-term deferred tax liabilities are classified with other long-term liabilities in the consolidated balance sheets of the Company. As of February 2, 1997 the Company had net operating loss carryforwards totaling $4,034 which expire in 2012 and the Company had tax credit carryforwards totaling $1,973 which expire in 2006 through 2011.

G.  LEASES

     The majority of store facilities are leased under noncancelable leases. Substantially all of the leases are net leases which require the payment of property taxes, insurance and maintenance costs in addition to rental payments. Certain leases provide for additional rentals based on a percentage of sales and have renewal options for one or more periods totaling from one to twenty years. Leases have been categorized as capital or operating leases in conformity with the definition in Statement of Financial Accounting Standards No. 13, Accounting for Leases.

     At February 2, 1997 the future minimum lease payments under capital and operating leases with rental terms of more than one year amounted to:

     Fiscal Year Ending        Capital    Operating
                               Leases      Leases
                              ---------   ---------
1998.....................     $   5,802   $  10,010
1999.....................         5,659       8,800
2000.....................         5,442       6,879
2001.....................         5,352       5,639
2002.....................         5,267       5,103
Later years..............        41,384      46,069
                              ---------   ---------
Total minimum obligations     $  68,906   $  82,500
                              ---------   ---------
Less amount representing
  interest................       33,126
                              ---------
Present value of net minimum
  lease payments..........       35,780
 Less current portion.....        1,781
                              ---------
Long-term obligations.....    $  33,999
                              =========

     The minimum rentals under operating leases have not been reduced by minimum sublease rentals of $191 due in the future under noncancelable subleases.

     Total rental expense related to all operating leases (including those with terms less than one year) is as follows:

                                  Years Ended
                        -------------------------------
                        Feb. 2,     Jan. 28,    Jan. 29,
                          1997        1996       1995
                        --------    --------    --------
Minimum rentals .....   $ 10,938    $ 11,715    $  9,585
Contingent rentals ..        258         399         477
Less sublease rentals       (735)       (852)       (918)
                        --------    --------    --------
                        $ 10,461    $ 11,262    $  9,144
                        ========    ========    ========

H.  SAVINGS AND OTHER POSTEMPLOYMENT BENEFIT PLANS

     Pamida has adopted a 401(k) savings plan that covers all employees who are 21 years of age with one or more years of service. Participants can contribute from 1% to 15% of their pre-tax compensation. Pamida has currently elected to match 50% of the participant's contribution up to 5% of compensation. Pamida's savings plan contribution expenses for fiscal years 1997, 1996, and 1995 were $770, $749, and $716, respectively.

     Prior to December 1993, the Company had agreed to continue to provide health insurance coverage and pay a portion of the health insurance premiums until age 65 for individuals who retire if the individual was eligible to participate in the plan, had attained age 55, had completed ten or more consecutive years of service and elected to continue on the Company plan. The plan is unfunded, and the Company had the right to modify or terminate these benefits. In December 1993, the Company amended the Plan to no longer offer postretirement health benefits for employees retiring after February 1, 1994.

     The components of periodic expense for postretirement benefits in fiscal 1997, 1996 and 1995 were as follows:

                                               Feb. 2,    Jan. 28,   Jan. 29,
                                                 1997      1996       1995
                                               --------   --------   --------
      Annual postretirement benefit expense:
        Interest cost .......................        16         32         42
     Amortization of
       unrecognized
       net obligations ......................       (44)        (6)        --
                                               --------   --------   --------
     Annual postretirement
       benefit expense ......................  $    (28)  $     26   $     42
                                               ========   ========   ========

     The accumulated postretirement benefit obligation consists of:

                                            Feb. 2,    Jan. 28,
                                             1997       1996
                                            --------   --------
          Accumulated postretirement
            benefit obligation .........    $    194   $    395
          Unrecognized gain ............         299        223
                                            --------   --------
          Accrued expense ..............    $    493   $    618
                                            ========   ========

     A 5% and a 10% increase in the cost of covered health care benefits was assumed for fiscal 1997 and 1996, respectively. The rate of 5% used as of February 2, 1997 is assumed to remain level after fiscal 1997. At January 28, 1996, the 10% was assumed to decrease incrementally to 5% after five years and remain level thereafter. Assuming a 1% increase in the health care trend rate, the annual postretirement benefit expense would remain the same for fiscal 1997 and increase by $1 for fiscal 1996, and the unfunded accumulated postretirement benefit obligation would increase by $4 and $13 for fiscal 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for both fiscal 1997 and 1996.

I.  PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION

     The Company is obligated to redeem all outstanding shares of senior cumulative and junior cumulative preferred stock on December 31, 2001, at a price not to exceed the liquidation value which is $1,000 per share plus any accrued dividends. Subject to certain loan restrictions, the Company may, at any time, redeem all or any portion of the preferred shares outstanding at a price of $1,000 per share plus any accrued dividends.

     Each share of senior cumulative and junior cumulative preferred stock entitles its holder to receive a quarterly dividend of 16.25% and 14.25% per annum, respectively, of the liquidation value from the date of issuance until redeemed. Both series of preferred stock are non-voting, and any unpaid dividends are added to the liquidation value until paid.

     The General Corporation Law of the State of Delaware, under which the Company and Pamida are incorporated, allows a corporation to declare or pay a dividend only from its surplus or from the current or the prior year's earnings. Due to the accumulated deficit resulting primarily from the store closings and the write-off of goodwill and other long-lived assets recognized in the fourth quarter of fiscal 1996, the Company and Pamida did not declare or pay any cash dividends in fiscal 1997 and may pay cash dividends in ensuing years only to the extent that the Company and Pamida satisfy the applicable statutory standards which include the Company's having a net worth equal to at least the aggregate par value of the preferred stock which amounts to $2. A liability and provision for preferred stock dividends have been recorded in the fiscal 1997 financial statements. The cumulative dividend rate on the preferred stock increases by 0.5% per quarter (with a maximum aggregate increase of 5%) on each quarterly dividend payment date on which the preferred stock dividends are not paid currently on a cumulative basis.

     The difference between the fair value of the junior cumulative preferred stock at issuance and the mandatory redemption value is being recorded through periodic accretions, using the effective interest method with a related charge to retained earnings.

J.  STOCK OPTIONS

     On November  24, 1992,  the Board of  Directors of the Company  adopted the
Pamida Holdings Corporation 1992 Stock Option Plan (the "Plan"), which was approved by the Company's stockholders in May 1993. The Plan, administered by a Committee of the Board of

Directors, provides for the granting of options to key employees of the Company and its subsidiaries to purchase up to an aggregate of 350,000 shares of Common Stock of the Company. Options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options. Options granted under the Plan will be exercisable during the period fixed by the Committee for each option; however, in general, no option will be exercisable earlier than one year after the date of its grant, and no incentive stock option will be exercisable more than ten years after the date of its grant. The option exercise price must be at least 100% of the fair market value of the Common Stock on the date of the option grant. No compensation expense related to stock options was recorded during fiscal 1997, 1996 or 1995.

     The Company accounts for its stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), which utilizes the intrinsic value method. The effect on 1997 and 1996 net income and earnings per share of accounting for stock-based compensation using the fair value method required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) is immaterial.

     The weighted average fair value of options granted during the year was $0.70 and $2.86 per option for fiscal 1997 and 1996, respectively. The fair value of options granted under the Plan was estimated at the date of grant using a binomial options pricing model with the following assumptions:

                                              Feb. 2,        Jan. 28,
                                               1997            1996
                                              --------       --------
      Risk-free interest rate...............       6.0%           7.0%
      Dividend yield........................       0.0%           0.0%
      Expected Volatility...................       8.1%           8.1%
      Expected life (years) ................       6.6 years      6.7 years

     A summary of the Company's stock-based compensation activity related to stock options for the last three fiscal years is as follows:


                                   February 2, 1997       January 28, 1996         January 29, 1995
                                 --------------------    --------------------    --------------------
                                             Weighted                Weighted               Weighted
                                             Average                 Average                 Average
                                             Exercise                Exercise                Exercise
                                 Number       Price      Number       Price      Number       Price
                                 -------     -------     -------     -------     -------     -------
Outstanding-beginning of year    296,546     $  5.05     227,545     $  4.33     171,750     $  3.63
Granted .....................     86,800        2.37     122,205        6.80      75,000        5.75
Expired/terminated ..........    (80,530)       4.66     (48,246)       6.22     (19,205)       3.63
Exercised ...................       --            --      (4,958)       3.63          --          --
Outstanding-end of year .....    302,816     $  4.39     296,546     $  5.05     227,545     $  4.33

     There were 123,616, 85,474 and 61,681 options exercisable at February 2, 1997, January 28, 1996 and Janaury 29, 1995, respectively.

     The following table summarizes information about stock options outstanding as at February 2, 1997:


                    Options Outstanding                                Options Exercisable
------------------------------------------------------     -------------------------------------------
                                            Weighted
                                             Average        Weighted                        Weighted
            Range of                        Remaining       Average                         Average
            Excercise       Number         Contractual      Exercise         Number         Exercise
             Prices       Outstanding         Life            Price        Exercisable        Price
           -----------    -----------      -----------     -----------     -----------     -----------
           $1.94-$2.78          83,800       9.5 Years     $      2.36              --     $        --
             3.63-5.75         171,016       7.3 Years            4.60         114,016            4.20
                  7.19          48,000       8.1 Years            7.19           9,600            7.19
           -----------     -----------     -----------     -----------     -----------     -----------
Totals     $1.94-$7.19         302,816       8.0 Years     $      4.39         123,616     $      4.43

K.  CAPITAL STOCK

     In October 1994, 919,587 shares of nonvoting common stock of the Company were converted into the same number of shares of common stock. After giving effect to such conversion, the Company had 5,004,942 shares of common stock and no shares of nonvoting common stock outstanding at the end of fiscal 1997 and 1996.

L.  EXTRAORDINARY ITEMS

     On July 31, 1995, the Company made an offer to purchase for cash 39.5% of the aggregate outstanding principal amount of 14% Subordinated Promissory Notes (Notes) of Pamida Holdings Corporation. The offered purchase price was 50% of the principal amount to be purchased. In the third quarter of fiscal 1996, the Company redeemed Notes tendered in the aggregate principal amount of $1,281 and made cash payments of $641, resulting in an after-tax gain of $371.

M.  COMMITMENTS AND CONTINGENCIES

     Pamida has employment agreements with three key executive officers which expire in 2000 and 2001. In addition to a base salary, the agreements provide for a bonus to be paid if certain Company performance goals are achieved. Also, in March 1997, the Board of Directors approved a long-term incentive compensation program in order to enhance retention of certain key members of management. Payout is tied to continued employment and future Company common stock price appreciation.

     The terms of the senior and junior preferred stock and the senior, subordinated and junior subordinated promissory notes provide that, upon the occurrence of an event of noncompliance with respect to the preferred stock or event of default with respect to the promissory notes, the Company is required to pay higher dividend and interest rates with the amount of the increase depending on the nature of the event of noncompliance or default.

     During fiscal 1996, the Company received $967 from Pamida as a reimbursement for certain tax benefits derived by Pamida. Such remittance, along with $18 from the exercise of certain stock options, was used by the Company to redeem Subordinated Promissory Notes as described in Note L, to repay to Pamida intercompany balances totaling $29, and to pay quarterly dividends on preferred stock totaling $315.

     In June 1994, the Company received $1,316 from Pamida as a reimbursement for certain tax benefits derived by Pamida. Such remittance was used by the Company to make a principal payment on its outstanding promissory notes of $1,029 and to repay Pamida certain intercompany advances aggregating $287.

     In connection with the Company's self insured retention of worker's compensation liabilities and future rental payments on a warehouse, on February 2, 1997, the Company had standby letters of credit outstanding totaling approximately $1,188.

N.  IMPAIRMENT OF LONG-LIVED ASSETS RECORDED IN FISCAL 1996

     During fiscal 1996, weak trends in the retail industry combined with increasing competition lowered the operating results of the Company.

     Therefore, during the fourth quarter of fiscal 1996, management reviewed its expectations for near- and long-term performance of the Company and revised its earnings projections to reflect developing and projected trends, primarily in comparable-store-sales growth, gross margins, operating expenses and interest expenses. Consequently, the recoverability of the Company's long-lived assets was also reassessed.

     In the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS 121). This financial accounting standard requires the Company to perform an analysis of the recoverability of the net book value of long-lived assets. The Company analyzed cash flows on an individual store basis to assess recoverability of store level long-lived assets including allocated goodwill.

     As a result of this analysis, impairment was indicated at certain stores, and a noncash pre-tax charge was recorded as illustrated in the table below. The impairment losses were based on fair value which was determined through discounted cash flows for the particular stores utilizing a rate commensurate with the associated risks. The effect of this accounting change was to increase the net loss for the year by $24,693 or $4.90 per common share.

     The Company also analyzed the value of its remaining goodwill and favorable leasehold interests not impaired under the store-level SFAS 121 analysis using its historical method under Accounting Principles Board Opinion No. 17 (APB 17) and determined that such remaining amounts also were impaired. For this analysis the value of the goodwill and favorable leasehold interests was determined by projecting aggregate net income and adjusting it by adding back amortization of intangible assets. With respect to the projections of net income used to evaluate intangible assets impairment, management made several assumptions in projecting their best estimate of the results of future operations of the Company. The most significant assumptions were an estimated remaining useful life of goodwill of fifteen years, modest annual comparable store sales growth, gross margin rates consistent with those experienced over the past fiscal year in the stores not being closed, an annual expense escalation consistent with recent inflation trends and the ability to refinance debt maturities as they come due.

     These assumptions resulted in aggregate undiscounted adjusted net income for the fifteen-year forecast period of approximately $5,186, which reflects aggregate pre-tax interest expense of approximately $398,000 payable in cash and $86,000 payable "in kind" (PIK). The $5,186 of aggregate adjusted net income for the fifteen-year forecast period also reflected projected adjusted net losses for fiscal 1997 of $4,522, which included cash interest expense of $26,242 and PIK interest of $4,453, and for fiscal 1998 of $2,863, which included cash interest expense of $26,581 and PIK interest of $5,121. For fiscal 1999, the Company projected adjusted net income of approximately $967, which included cash interest expense of approximately $26,581 and PIK interest of $5,889. Due to the uncertainty of projections beyond 1999, this level of adjusted net income was assumed to continue for each of the remaining fiscal years in the projection period. As a result of this evaluation in fiscal 1996, management concluded that the remaining goodwill and favorable leasehold interests were fully impaired.

     Pre-Tax Components of Long-Lived Asset Write-Off As Reflected in the Statement of Operations for the year ended January 28, 1996:

                                   SFAS          APB
                                    121           17         Total
                                 --------     --------     --------
          Goodwill               $ 20,607     $ 49,406     $ 70,013
          Favorable leasehold
            interests               4,245        1,917        6,162
          Property, buildings
            and equipment           2,376           --        2,376

                                 --------     --------     --------
          Total                  $ 27,228     $ 51,323     $ 78,551
                                 ========     ========     ========

     The goodwill was originally recorded in July 1986 when Pamida Holdings Corporation acquired Pamida, Inc. through a leveraged buy-out and represented the excess of the purchase price over the fair value of the net assets acquired. Goodwill had been amortized on a straight-line basis over a forty-year period but, due to the trends cited above, its estimated remaining useful life was adjusted to fifteen years during the fourth quarter of fiscal 1996.

O.  STORE CLOSINGS IN FISCAL 1996

     As discussed in Note N above, the Company's operating performance during fiscal 1996 was below plan. Management's analysis of individual stores' operations and cash flows resulted in the identification of forty unprofitable or competitive market stores which did not fit the Company's niche market strategy. Consequently, a charge was recorded at January 28, 1996 as indicated below to cover the costs necessary to close these stores. The Company received positive net cash flow from closing the stores due to cash generated from the disposition of related inventories. The amounts the Company will ultimately realize from the disposal of assets or pay on the resolution of liabilities may differ from the estimated amounts utilized in arriving at the income statement effect.

          Pre-Tax                                   Income
          Components of fiscal 1996               Statement
          Store Closing Costs                       Effect
                                                   --------
          Real estate exit costs and
            write-off of property,
            buildings, and equipment ...........   $ 11,455
          Inventory liquidation ................      9,080
          Professional charges .................        314
          Severance and other costs and fees ...        548
                                                   --------
          Totals ...............................   $ 21,397
                                                   ========

     The store closing reserve balance as of January 28, 1996 included amounts related to real estate, inventory, severance, professional fees and other costs of closing the forty stores. The liquidation of the closing stores inventory was completed in the second quarter of fiscal 1997. All known ancillary costs of the store closings have been paid except those related to the remaining real estate. During fiscal 1997, the Company negotiated settlements on twenty closed store properties which had been leased, two which have been subleased, and sold four closed store properties which had been owned. As of February 2, 1997, the Company remains liable for lease obligations on twelve closed store properties and owns four closed store properties. The Company anticipates that final disposition of the remaining obligations and properties will be completed in fiscal 1999. There were no adjustments made during fiscal 1997 to the store closing reserve other than cash inflows and outflows related to the store closings.

     The store closing reserve is presented in the balance sheets as follows:

                                        Feb. 2,      Jan. 28,
                                          1997         1996
                                        --------     --------
          Store closing reserve
            (short-term)                $  4,521     $  7,818
          Amount included in other
            long-term liabilities          2,190        2,619
                                        --------     --------

          Total                         $  6,711     $ 10,437
                                        ========     ========

P.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended February 2, 1997 and January 28, 1996:


                                           April 28,       July 28,       October 27,     February 2,
Fiscal 1997                                  1996            1996            1996            1997            Year
                                          -----------     -----------     -----------     -----------     -----------
Sales .................................   $   131,786     $   155,817     $   151,980     $   193,606     $   633,189
Gross profit ..........................        31,575          37,096          36,446          48,973         154,090

Net (loss) income .....................        (4,742)         (1,294)            189           5,051            (796)
Less provision for preferred
     dividends and discount
     amortization .....................            93              97              99             102             391
                                          -----------     -----------     -----------     -----------     -----------
Net (loss) income available
     for common shares ................   $    (4,835)    $    (1,391)    $        90     $     4,949     $    (1,187)
                                          ===========     ===========     ===========     ===========     ===========

Net (loss) earnings
    per common share ..................   $      (.97)    $      (.28)    $       .02     $       .99     $      (.24)
                                          ===========     ===========     ===========     ===========     ===========


                                           April 30,       July 30,       October 29,     January 28,
Fiscal 1996                                   1995           1995            1995            1996           Year
                                          -----------     -----------     -----------     -----------     -----------
Sales...................................  $   153,961     $   186,953     $   176,206     $   219,195     $   736,315
Gross profit............................       36,813          44,638          42,802          53,435         177,688

Net (loss) income before
    Extraordinary item..................       (2,179)            608             130         (93,578)        (95,019)
Extraordinary item......................           --              --             371              --             371
                                          -----------     -----------     -----------     -----------     -----------

Net (loss) income.......................       (2,179)            608             501         (93,578)        (94,648)
Less preferred dividends and
    discount amortization...............           91              90              90              91             362
                                          -----------     -----------     -----------     -----------     -----------
Net (loss) income available
    for common shares...................  $    (2,270)    $       518     $       411     $   (93,669)    $   (95,010)
                                          ===========     ===========     ===========     ===========     ===========

Net (loss) earnings
    per common share                      $      (.45)    $       .10     $       .08     $    (18.60)    $    (18.87)
                                          ===========     ===========     ===========     ===========     ===========

                   PAMIDA HOLDINGS CORPORATION AND SUBSIDIARY
                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE



INDEPENDENT AUDITORS' REPORT
Board of Directors
Pamida Holdings Corporation
Omaha, Nebraska



We have audited the consolidated balance sheet of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended February 2, 1997 and January 29, 1995 and have issued our report thereon dated March 7, 1997 (March 17, 1997 as to Note E). Such financial statements and report are included in this Annual Report on Form 10-K. Our audits also included the financial statement schedule of Pamida Holdings Corporation and subsidiary as of February 2, 1997, and for each of the years ended February 2, 1997 and January 29, 1995 listed in Item 14(a)2. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 7, 1997


                          PAMIDA HOLDINGS CORPORATION
                             (Parent Company Only)
                         (Dollar amounts in thousands)

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT BALANCE SHEETS - FEBRUARY 2, 1997 AND JANUARY 28, 1996



ASSETS                                                      1997          1996
Current assets:                                           --------     --------
  Refundable income taxes ............................    $    855     $    855
  Investment in subsidiary ...........................     (57,531)     (61,226)
  Deferred financing costs ...........................          52           63
                                                          --------     --------

                                                          $(56,624)    $(60,308)
                                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...................................    $     --     $      8
  Accrued interest ...................................         811          639
  Payable to Pamida, Inc. ............................          16           --
                                                          --------     --------
      Total current liabilities ......................         827          647

Long-term debt .......................................      27,636       23,335
Dividends payable ....................................         342           --
Preferred stock subject to mandatory redemption:
  16-1/4% senior cumulative preferred stock, $1
    par value; 514 shares authorized, issued and
    outstanding ......................................         514          514
  14-1/4% junior cumulative preferred stock, $1
    par value; 6,986 shares authorized;
    1,627 shares issued and outstanding;
    redemption amount of $1,627 less
    unamortized discount .............................       1,360        1,312

Common stockholders' equity:
  Common stock, $.01 par value; 10,000,000 shares
    authorized; 5,004,942 shares issued and
    outstanding, in both years .......................          50           50
  Additional paid-in capital .........................         968          968
  Accumulated deficit ................................     (88,321)     (87,134)
                                                          --------     --------
      Total common stockholders' equity ..............     (87,303)     (86,116)
                                                          --------     --------
                                                          $(56,624)    $(60,308)
                                                          ========     ========


                          PAMIDA HOLDINGS CORPORATION
                             (Parent Company Only)
             (Dollar amount in thousands except for per share data)

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
            STATEMENTS OF OPERATIONS AND RETAINED (DEFICIT) EARNINGS
      YEARS ENDED FEBRUARY 2, 1997, JANUARY 28, 1996 AND JANUARY 29, 1995


                                                 1997        1996        1995
                                               --------    --------    --------
Equity in earnings (loss) of subsidiary ....   $  3,696    $(92,527)   $  5,130
Expenses:
  General and administrative ...............         19          33          34
  Interest .................................      4,473       3,910       3,463
                                               --------    --------    --------
                                                  4,492       3,943       3,497
                                               --------    --------    --------

(Loss) income before income tax benefit
  and extraordinary item ...................       (796)    (96,470)      1,633

Extraordinary item .........................         --         371          --
                                               --------    --------    --------
(Loss) income before income tax benefit ....       (796)    (96,099)      1,633
Income tax benefit .........................         --       1,451       1,282
                                               --------    --------    --------
Net (loss) income ..........................       (796)    (94,648)      2,915
Amortization of discount on 14-1/4%
  junior cumulative preferred ..............        (49)        (47)        (45)
Cash dividends paid to preferred
  stockholders .............................         --        (315)       (316)
Accrued dividends for
   preferred stockholders ..................       (342)         --          --
Retained earnings (accumulated deficit) -
   beginning of year .......................    (87,134)      7,876       5,322
                                               --------    --------    --------
Retained earnings (accumulated deficit) -
   end of year .............................   $(88,321)   $(87,134)   $  7,876
                                               ========    ========    ========

(Loss) earnings per common share ...........   $   (.24)   $ (18.87)   $    .51
                                               ========    ========    ========


                          PAMIDA HOLDINGS CORPORATION
                             (Parent Company Only)
                         (Dollar amounts in thousands)

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
      YEARS ENDED FEBRUARY 2, 1997, JANUARY 28, 1996 AND JANUARY 29, 1995

                                                                 1997        1996        1995
Cash flows from operating activities:                          --------    --------    --------
  Net (loss) income ........................................   $   (796)   $(94,648)   $  2,915
                                                               --------    --------    --------
  Adjustments to reconcile  net income  (loss) to net cash
    provided by (used in) operating activities:
      Equity in (earnings) loss of subsidiary ..............     (3,696)     92,527      (5,130)
      Noncash interest expense .............................      4,313       3,756       3,315
      Accretion of original issue debt discount ............        160         154         149
      Amortization of intangible assets ....................         11          10          11
      Extraordinary item related to retirement of debt .....         --        (371)         --
      (Increase) decrease in refundable income tax .........         --        (483)        349
      Increase (decrease) in operating liabilities .........          8          (7)       (264)
                                                               --------    --------    --------
           Total adjustments ...............................        796      95,586      (1,570)
                                                               --------    --------    --------
           Net cash provided by operating activities .......         --         938       1,345
                                                               --------    --------    --------

Cash flows from investing activities:
  Dividends received from subsidiary .......................         --          --          --

Cash flows from financing activities:
  Proceeds from sale of stock ..............................         --          18          --
  Principal payments on promissory notes ...................         --          --      (1,029)
  Payments to redeem subordinated notes ....................         --        (641)         --
  Dividends paid to preferred stockholders .................         --        (315)       (316)
                                                               --------    --------    --------
           Net cash used in financing activities ...........         --        (938)     (1,345)
                                                               --------    --------    --------

Net change in cash .........................................         --          --          --

Cash at beginning of year ..................................         --          --          --
                                                               --------    --------    --------

Cash at end of year ........................................   $     --    $     --    $     --
                                                               ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid during the year for interest .................   $     --    $     --    $     --

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
  ACTIVITY:
    Amortization of discount on junior cumulative preferred
      stock recorded as a direct charge to retained earnings   $     49    $     47    $     45

    Payment of interest in kind by increasing the
      principal amount of the notes ........................      4,141       3,702       3,263

    Conversion on nonvoting common stock to common stock:
      Common stock .........................................         --          --           9
      Nonvoting stock ......................................         --          --          (9)


Item  9. CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND
           FINANCIAL DISCLOSURE.

     The information required by this item has been previously reported in the Form 8-K Current Report of the registrant dated October 16, 1996.


                                    PART III

     The information required by this Part III is incorporated by reference from the registrant's definitive proxy statement for the 1997 annual meeting of the registrant's stockholders to be held on May 22, 1997, which involves the election of directors. Such definitive proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Form 10-K. However, information concerning the registrant's executive officers will be omitted from such proxy statement and is furnished in a separate item captioned "Executive Officers of the Registrant" included in Part I of this Form 10-K.


                                     PART IV

Item 14. EXHIBITS,  FINANCIAL  STATEMENT  SCHEDULES AND REPORTS ON FORM 8-K.

          (a) The following documents are filed as a part of this report in Item 8 of Part II:

     1. FINANCIAL STATEMENTS.

       Pamida Holdings Corporation and Subsidiary

         -  Independent Auditors' Report

         - Consolidated Statements of Operations for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

         -  Consolidated Balance Sheets at February 2, 1997 and January 28, 1996

         - Consolidated Statements of Common Stockholders' Equity for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

         - Consolidated Statements of Cash Flows for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

         - Notes to Consolidated Financial Statements for the Years Ended February 2, 1997, January 28, 1996 and January 29, 1995

     2. FINANCIAL STATEMENT SCHEDULES.

         -  Independent Auditors' Report on Schedule

         -  Schedule I - Condensed Financial Information of Registrant


All other schedules of the registrant for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to Consolidated Financial Statements and, therefore, have been omitted.

     3. EXHIBITS.

(1)  3.1   -   Restated   Certificate   of  Incorporation   of  Pamida  Holdings
                 Corporation, as amended.

(2)  3.2   -   Revised By-Laws of Pamida Holdings Corporation.

(1)  3.3   -   Certificate   of   Amendment   of   Certificate  of Incorporation
                 of Pamida  Holdings  Corporation (amends Exhibit 3.1).

(9)  3.4   -   Certificate   of   Amendment   of   Certificate  of Incorporation
                 of Pamida  Holdings Corporation (amends Exhibit 3.1).

(2)  4.1   -   Form  of  certificate  representing  shares  of  the Common Stock of Pamida Holdings Corporation.

(6)  4.2   -   Indenture dated  as  of  March  15, 1993,  among Pamida, Inc.  as
                 Issuer, Pamida Holdings Corporation as Guarantor, and State Street Bank and Trust Company as Trustee relating to 11 3/4% Senior Subordinated Notes due 2003 of Pamida, Inc.

(6)  4.3   -   Specimen form  of 11 3/4%  Senior  Subordinated  Note due 2003 of
                 Pamida, Inc.

(3)  10.1  -   Stock and  Note Purchase Agreement  dated  as  of July  29, 1986, among Pamida Holdings Corporation, Citicorp Venture Capital, Ltd., Citicorp Capital Investors, Ltd., and the individual purchasers who are parties thereto.

(1)  10.2  -   Amendment  to Stock  and  Note Purchase Agreement, dated July 31,
                 1990 (amends Exhibit 10.1).


(1)  10.3  -   Second Amendment  to  Stock  and  Note  Purchase Agreement, dated
                 August 10, 1990  (amends  Exhibit 10.1).

(1)  10.4  -   Third  Amendment  to  Stock  and  Note  Purchase Agreement, dated
                 September 13, 1990 (amends Exhibit 10.1).

(1)  10.5  -   Registration Agreement dated July 29, 1986, among Pamida Holdings
                 Corporation and the persons listed on the signature pages thereof.

(1)  10.6  -   Amendment No.1 to Registration Agreement, dated August 10,  1990, among Pamida Holdings Corporation, Citicorp Venture Capital, Ltd. and C. Clayton Burkstrand (amends Exhibit 10.5).

(1)  10.7  -   Exchange  Agreement dated August 10, 1990, among Pamida  Holdings
                 Corporation, Citicorp Venture Capital, Ltd. and Court Square Capital Limited.

(1)  10.8  -   Agreement   dated  September  13,  1990,  among  Pamida  Holdings
                 Corporation, Citicorp Venture Capital, Ltd. and Court Square Capital Limited.

(2)  10.9  -   Agreement   dated  September  20,  1990,  among  Pamida  Holdings
                 Corporation, Citicorp Venture Capital, Ltd. and Court Square Capital Limited.

(4)  10.10 -   Exchange Agreement dated  as of  December 1,  1990 between Pamida
                 Holdings  Corporation,   Citicorp  Venture  Capital,  Ltd.  and
                 Court Square Capital Limited.

(4)  10.11 -   Form of 14.25% Junior  Subordinated  Promissory  Note  of  Pamida
                 Holdings Corporation.

(4)  10.12 -   Form  of  Indemnification  Agreement  between   Pamida   Holdings
                 Corporation and its officers and directors.

(5)  10.13 -   Note Amendment  Agreement  dated as of December 18, 1992, between
                 Pamida Holdings  Corporation and Court Square Capital Limited.

(5)  10.14 -   Note Amendment Agreement No. 2 dated as of March 1, 1993, between
                 Pamida  Holdings Corporation  and Citicorp Investments Inc.

(5)  10.15 -   Tax-Sharing  Agreement dated as of February 2, 1992, among Pamida
                 Holdings Corporation, Pamida, Inc., Seaway Importing company, and Pamida Transportation Company.

(6)  10.16 -   Loan  and Security Agreement  dated March 30, 1993, by  and among
                 Congress Financial Corporation (Southwest) and BA Business Credit, Inc. as Lenders, Congress Financial Corporation
                 (Southwest)as Agent for the Lenders, and Pamida, Inc. and Seaway Importing Company as Borrowers.

(12) 10.17 -   Amendment No. 1 to Loan and Security Agreement, dated January 23,
                 1995, among Pamida, Inc. and Seaway Importing Company as Borrowers, Congress Financial Corporation (Southwest) as a Lender and Agent, and BA Business Credit Inc. as a Lender (amends Exhibit 10.16).

(13) 10.18 -   Amendment No. 2 to Loan and Security Agreement, dated January 28,
                 1996, among Pamida, Inc. and Seaway Importing Company as Borrowers, Congress Financial Corporation (Southwest) as a Lender and Agent, and BankAmerica Business Credit as a Lender (amends Exhibit 10.16).

(14) 10.19 -   Amendment  No. 3 to  Loan  and  Security  Agreement among Pamida,
                 Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated September 16, 1996 (amends
                 Exhibit 10.16).

     10.20 -   Amendment No. 4 to  Loan  and  Security  Agreement  among Pamida,
                 Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated January 31, 1997 (amends
                 Exhibit 10.16).

     10.21 -   Amendment No.  5 to  Loan  and  Security  Agreement among Pamida,
                 Inc. and Seaway Importing Company, as Borrowers, Congress Financial Corporation (Southwest) and BankAmerica Business Credit, Inc., as Lenders, and Congress Financial Corporation (Southwest), as Agent, dated March 17, 1997 (amends
                 Exhibit 10.16).

(8)  10.22 -   Pamida Holdings Corporation 1992 Stock Option Plan.

(7)  10.23 -   Employment  Agreement dated April 19, 1993,  between
                 Pamida, Inc. and Steven S. Fishman.

(10) 10.24 -   Amendment  No.  1 to Employment Agreement, dated January 3, 1994, between Pamida, Inc. and Steven S. Fishman (amends Exhibit 10.23).

(11) 10.25 -   Amendment No. 2 to Employment Agreement, dated January  23, 1995, between Pamida, Inc. and Steven S. Fishman (amends Exhibit 10.23).

(12) 10.26 -   Employment   Agreement  dated  September  22,  1995, among Pamida
                 Holdings Corporation,  Pamida, Inc. and  Steven S. Fishman.

(14) 10.27 -   Amendment  No.  1 to Employment  Agreement among Pamida  Holdings
                 Corporation, Pamida, Inc., and Steve S. Fishman dated August 29, 1996 (amends Exhibit 10.26).

     10.28 -   Amendment  No.  2 to Employment Agreement among  Pamida  Holdings
                 Corporation, Pamida, Inc., and Steven S. Fishman dated March 6, 1997 (amends Exhibit 10.26).

(11) 10.29 -   Pamida, Inc. 1995 Deferred Compensation Plan.

     10.30 -   Employment  Agreement  dated as  of March 6,  1997, among  Pamida
                 Holdings Corporation, Pamida, Inc., and Frank A. Washburn.

     10.31 -   Employment  Agreement  dated as  of March 6,  1997, among  Pamida
                 Holdings Corporation, Pamida, Inc., and George R. Mihalko.

     10.32 -   Long-Term  Incentive Award Agreement  dated as  of March 6, 1997, between Pamida, Inc. and, Steven S. Fishman.

     10.33 -   Long-Term Incentive  Award  Agreement dated  as of March 6, 1997, between Pamida, Inc., and Frank A. Washburn.

     10.34 -   Long-Term Incentive  Award  Agreement dated  as of March 6, 1997, between Pamida, Inc., and George R. Mihalko.

(1)  22.1  -   Subsidiaries of Pamida Holdings Corporation.

     23.1  -   Consent of Deloitte & Touche LLP.

     23.2  -   Consent of Coopers & Lybrand L.L.P.

     24.1  -   Power of Attorney

     27.1  -   Financial Data Schedule (EDGAR filing only)

-------------------------

(1) Previously filed as an exhibit to Registration Statement of Pamida Holdings Corporation on Form S-1 (Registration No. 33-35324) and incorporated herein by this reference.

(2)  Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  28,  1990,   and
     incorporated herein by this reference.

(3) Previously filed as an exhibit to Registration Statement of Pamida, Inc. on Form S-l (Registration No. 33-10980) and incorporated herein by this reference.

(4) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended February 3, 1991, and incorporated herein by this reference.

(5) Previously filed as an exhibit to Registration Statement of Pamida, Inc. and Pamida Holdings Corporation on Form S-1 (Registration No. 33-57990) and incorporated herein by this reference.

(6) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation for the period ended May 2, 1993, and incorporated herein by this reference.

(7) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida, Inc. (File No. 33-57990) for the period ended August 1, 1993, and incorporated herein by this reference.

(8) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation for the period ended August 1, 1993, and incorporated herein by this reference.

(9) Previously filed as an exhibit to Form 10-Q Quarterly Report of Pamida Holdings Corporation for the period ended July 31, 1994, and incorporated herein by this reference.

(10) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 30, 1994, and incorporated herein by this reference.

(11) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 29, 1995, and incorporated herein by this reference.

(12) Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  29,  1995,   and
     incorporated herein by this reference.

(13) Previously filed as an exhibit to Form 10-K Annual Report of Pamida Holdings Corporation for the fiscal year ended January 28, 1996, and incorporated herein by this reference.

(14) Previously  filed as an  exhibit  to Form 10-Q  Quarterly  Report of Pamida
     Holdings   Corporation   for  the  period  ended  October  27,  1996,   and
     incorporated herein by this reference.

                                      * * *

(b) No reports on Form 8-K were filed by the registrant during the last quarter of the period covered by this report.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 15, 1997                   PAMIDA HOLDINGS CORPORATION

                                By:/s/  Steven S. Fishman
                                        Steven S. Fishman, Chairman
                                        of the Board, President and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


    /s/ Steven S. Fishman               Chairman of the Board,    April 15, 1997
    Steven S. Fishman                   President, Chief Executive
                                        Officer and Director


    /s/ George R. Mihalko               Senior Vice President,    April 15, 1997
    George R. Mihalko                   Chief Financial Officer
                                        and Treasurer


    /s/ Todd D. Weyhrich                Principal Accounting      April 15, 1997
    Todd D. Weyhrich                    Officer


    /s/ Frank A. Washburn               Director                  April 15, 1997
    Frank A. Washburn

            *                           Director                  April 15, 1997
    L. David Callaway, III

            *                           Director                  April 15, 1997
    Stuyvesant P. Comfort

            *                           Director                  April 15, 1997
    M. Saleem Muqaddam


            *                           Director                  April 15, 1997
    Peter J. Sodini

* By:  /s/ George R. Mihalko
       George R. Mihalko,
       Attorney-in-Fact